     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 2002
                                                      REGISTRATION NO. 333-90828
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ATLANTIC LIBERTY FINANCIAL CORP.
                 (Name of Small Business Issuer in Its Charter)

       DELAWARE                        6712                      161615014
(State or Jurisdiction           (Primary Standard           (I.R.S. Employer
  of Incorporation or     Industrial Classification Code     Identification No.)
     Organization)                    Number)

                               186 MONTAGUE STREET
                          BROOKLYN, NEW YORK 11201-3011
                                 (718) 855-3555
          (Address and Telephone Number of Principal Executive Offices)

                               186 MONTAGUE STREET
                          BROOKLYN, NEW YORK 11201-3011
(Address of Principal Place of Business or Intended Principal Place of Business)

                                BARRY M. DONOHUE
                               186 MONTAGUE STREET
                          BROOKLYN, NEW YORK 11201-3011
                            (718) 855-3555 (EXT. 234)
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                                 ERIC LUSE, ESQ.
                                ALAN SCHICK, ESQ.
                       LUSE GORMAN POMERENK & SCHICK, P.C.
                           5335 WISCONSIN AVENUE, N.W.
                                    SUITE 400
                             WASHINGTON, D.C. 20015

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: :

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: 9

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: 9

                         CALCULATION OF REGISTRATION FEE
========================================== ================ ================= ================ =====================
                                                                PROPOSED         PROPOSED
                                            AMOUNT TO BE        MAXIMUM           MAXIMUM
         TITLE OF EACH CLASS OF              REGISTERED      OFFERING PRICE      AGGREGATE          AMOUNT OF
       SECURITIES TO BE REGISTERED                              PER SHARE         OFFERING       REGISTRATION FEE
                                                                                 PRICE (1)
------------------------------------------ ---------------- ----------------- ---------------- ---------------------
Common Stock, $0.10 par value per share      1,710,984           $10.00         $17,109,840         $1,574 (2)
                                               shares
Participation Interests                         65,000              --               --                 -- (3)
                                             Interests
========================================== ================ ================= ================ =====================

-------------------------

(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      $1,380 previously paid
(3) The securities of Atlantic Liberty Financial Corp. to be purchased by the 401(k) Plan as adopted by Atlantic Liberty Savings, F.A. are included in the amount shown for Common Stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN

ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                        Atlantic Liberty Financial Corp.
           Proposed Holding Company for Atlantic Liberty Savings, F.A.
                        1,487,813 Shares of common stock

      Atlantic Liberty Financial Corp. is offering common stock for sale in connection with the conversion of Atlantic Liberty Savings, F.A. from the mutual to stock form of organization. Atlantic Liberty Financial Corp. will own all the outstanding common stock of Atlantic Liberty Savings, F.A. after the conversion. We expect that the common stock of Atlantic Liberty Financial Corp. will be quoted on the Nasdaq National Market under the symbol "ALFC."

      We are offering 1,487,813 shares of the common stock on a best efforts basis, subject to certain conditions. We may sell up to 1,710,984 shares because of regulatory considerations or changes in market or economic conditions without the resolicitation of subscribers. We must sell a minimum of 1,099,688 shares in order to complete the offering. We will terminate the offering if we do not sell the minimum number of shares. Directors and executive officers intend to purchase 74,500 shares of common stock, or 5.8% of the offering at the midpoint of the offering. The offering will terminate on __________, 2002. We may extend the termination date without notice to you, until __________, 2002, unless the Office of Thrift Supervision approves a later date.

      The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond ___________, 2002. If the offering is extended beyond __________, 2002, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at Atlantic Liberty Savings, F.A. and will bear interest at our passbook savings rate. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

      Sandler O'Neill & Partners, L.P. will assist us in our selling efforts, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase common stock in the offering.

    This investment involves risk, including the possible loss of principal.

               Please read the "Risk Factors" beginning on page 16


                                OFFERING SUMMARY
                             Price: $10.00 per share


                                                       Minimum         Maximum
                                                     -----------     -----------
Number of shares ...............................       1,099,688       1,487,813
Underwriting commissions and other expenses ....     $   750,000     $   750,000
Net proceeds ...................................     $10,246,880     $14,128,130
Net proceeds per share .........................     $      9.32     $      9.50

      These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.


      Neither of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        --------------------------------
                        SANDLER O'NEILL & PARTNERS, L.P.
                        --------------------------------

                 The date of this prospectus is August __, 2002

                                      [MAP]

                                       TABLE OF CONTENTS
SUMMARY .................................................................................     1
SELECTED FINANCIAL AND OTHER DATA .......................................................    10
RECENT DEVELOPMENTS .....................................................................    11
RISK FACTORS ............................................................................    16
FORWARD LOOKING STATEMENTS ..............................................................    21
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING .....................................    21
OUR POLICY REGARDING DIVIDENDS ..........................................................    23
MARKET FOR THE COMMON STOCK .............................................................    24
REGULATORY CAPITAL COMPLIANCE ...........................................................    25
CAPITALIZATION ..........................................................................    26
PRO FORMA DATA ..........................................................................    27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ...    31
BUSINESS OF ATLANTIC LIBERTY FINANCIAL CORP. ............................................    41
BUSINESS OF ATLANTIC LIBERTY SAVINGS, F.A. ..............................................    41
FEDERAL AND STATE TAXATION ..............................................................    59
SUPERVISION AND REGULATION ..............................................................    60
MANAGEMENT ..............................................................................    68
THE CONVERSION ..........................................................................    77
RESTRICTIONS ON ACQUISITIONS OF STOCK AND RELATED TAKEOVER DEFENSIVE PROVISIONS .........    97
DESCRIPTION OF CAPITAL STOCK ............................................................   101
LEGAL AND TAX MATTERS ...................................................................   102
EXPERTS .................................................................................   102
WHERE YOU CAN FIND MORE INFORMATION .....................................................   103
REGISTRATION REQUIREMENTS ...............................................................   103
INDEX TO FINANCIAL STATEMENTS ...........................................................   F-1

                                     SUMMARY

      The following summary explains selected information regarding the conversion, the offering of Atlantic Liberty Financial Corp. common stock and the business of Atlantic Liberty Savings, F.A. The summary may not contain all the information that is important to you. For additional information, you should read this prospectus carefully, including the financial statements and the notes to financial statements of Atlantic Liberty Savings, F.A.

The Companies

      Atlantic Liberty Financial Corp.


      We formed Atlantic Liberty Financial Corp. in May 2002 as a Delaware corporation. Atlantic Liberty Financial Corp. will be the holding company for Atlantic Liberty Savings, F.A. following the conversion. Atlantic Liberty Financial Corp. has not engaged in any significant business to date. Atlantic Liberty Financial Corp.'s executive office is located at 186 Montague Street, Brooklyn, New York 11201, and its telephone number is (718) 855-3555.


      Atlantic Liberty Savings, F.A.


      Atlantic Liberty Savings, F.A. is a federally chartered savings association headquartered in Brooklyn, New York. Atlantic Liberty Savings, F.A. was originally founded in 1888 as a New York building and loan association. We became a federally chartered savings association in 1983. We conduct our business from our main office and one branch office, both of which are located in Brooklyn, New York. The telephone number at our main office is (718) 855-3555.


      At March 31, 2002, we had total assets of $124.0 million, total deposits of $111.0 million and retained earnings of $8.8 million. Our principal business activity is the origination of mortgage loans secured by residential real estate. We also originate loans secured by multi-family properties and commercial real estate. We offer a variety of deposit accounts, including checking, savings and certificates of deposit. We emphasize personal and efficient service for our customers.

Business Strategy

      Our business strategy is to grow and improve our profitability by:

      o Continuing to emphasize one-to four-family residential real estate lending;

      o Using the additional capital raised in this offering to originate loans secured by residential, multi-family and commercial real estate;

      o     Offering new products and services to our customers; and

      o     Maintaining high asset quality.

      A full description of our products and services begins on page __ of this prospectus.

Reasons for the Conversion


      The primary reasons for our decision to convert from a mutual to a stock organization are to establish a structure that will enable us to (1) compete more effectively in the financial services marketplace, (2) offer our depositors, employees, management and directors an equity ownership interest in Atlantic Liberty Savings, F.A. and thereby obtain an economic interest in its future success, and (3) increase our capital base and provide additional sources of capital to grow and increase profitability.


      Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings association.

      The conversion and the capital raised in the offering are expected to:

            o increase our lending capabilities, by providing us with additional capital to support new loans and higher lending limits;

            o support the introduction of new financial products and services;

            o     support growth and enhance our profitability;

            o provide broader investment opportunities through the holding company structure; and

            o improve our capital management flexibility, including the ability to pay cash dividends and repurchase shares of our common stock, as appropriate.

      The conversion also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

Terms of the Offering


      We are offering between 1,099,688 and 1,487,813 shares of common stock of Atlantic Liberty Financial Corp. to qualifying depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,710,984 shares, as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Atlantic Liberty Financial Corp. decreases below $10,996,880 or increases above $17,109,840, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. Sandler O'Neill & Partners, L.P., our marketing advisor in connection with the conversion, will use its best efforts to assist us in selling our stock, but Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.


Persons Who May Order Stock in the Offering

      We are offering the shares of common stock of Atlantic Liberty Financial Corp. in a "subscription offering" in the following descending order of priority:

      (1) Depositors who had accounts at Atlantic Liberty Savings, F.A. with aggregate balances of at least $50 on March 31, 2001;

      (2) The tax-qualified employee benefit plans of Atlantic Liberty Savings, F.A. (including our employee stock ownership plan);

      (3) Depositors who had accounts at Atlantic Liberty Savings, F.A. with aggregate balances of at least $50 on June 30, 2002; and


      (4) Other depositors and borrower members of Atlantic Liberty Savings, F.A. on August 6, 2002.


      If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a "community offering." Natural persons residing in Kings County, New York will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.

How We Determined the Offering Range and the $10.00 Price Per Share


      The amount of common stock we are offering is based on an independent valuation of our pro forma market value assuming the conversion and offering are completed. Feldman Financial Advisors, Inc. an appraisal firm experienced in appraisals of financial institutions has estimated that as of June 11, 2002, as updated on August 1, 2002, the pro forma market value of Atlantic Liberty Financial Corp. ranged from a minimum of $10,996,880 to a maximum of $14,878,130, with a midpoint of $12,937,500. This valuation results in an offering price as a percentage of book value equal to 62.1% at the minimum, 66.6% at the midpoint of the offering and 70.4% at the maximum, and a price to earnings ratio of 10.4x at the minimum, 11.9x at the midpoint and 13.4x at the maximum of the offering.

      The following table presents a summary of selected pricing ratios for public thrift institutions used by Feldman Financial Advisors, Inc. to help establish the market value of Atlantic Liberty Financial Corp. and the resulting pricing ratios for Atlantic Liberty Financial Corp. Feldman Financial Advisors, Inc. considered various criteria for selecting the peer group of thrift institutions, including geographic market area, asset size and return on equity.

                                                   Pro Forma        Pro Forma         Pro Forma
                                                   price to       price to book   price to tangible
                                               earnings multiple   value ratio       book value
                                               -----------------  -------------   -----------------
Atlantic Liberty Financial Corp.:
15% above maximum ......................             15.0x            74.1%             74.1%
Maximum ................................             13.4             70.4              70.4
Midpoint ...............................             11.9             66.6              66.6
Minimum ................................             10.4             62.1              62.1

All fully converted thrifts publicly
traded on the NYSE, NASDAQ
and AMEX as of 6/10/02:
Averages ...............................             14.7x           122.8%            133.8%
Medians ................................             13.8            111.8             115.2

Valuation of peer group institutions
as of 6/10/02:
Averages ...............................             15.5x            98.8%            101.6%
Medians ................................             14.7             95.1             100.7

      Based on this valuation and the $10.00 per share price, the number of shares of common stock being offered for sale by Atlantic Liberty Financial Corp. will range from 1,099,688 shares to 1,487,813 shares. The $10.00 price per share was selected primarily because it is the price per share used most commonly in stock offerings by mutual savings associations that convert to stock form. Feldman Financial Advisors, Inc. will be paid a fee of $14,000 for preparing the independent appraisal.


      Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value per share and the ratio of the offering price to the issuer's annual net earnings per share. Feldman Financial Advisors, Inc. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the value of the issuer's assets and liabilities. The following table presents the ratio of the offering price to Atlantic Liberty Financial Corp.'s pro forma book value and earnings per share at and for the year ended March 31, 2002. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.


                                                             At and For the Year Ended March 31, 2002
                                                   --------------------------------------------------------
                                                      1,099,688      1,293,750      1,487,813    1,710,984
                                                     Shares Sold    Shares Sold    Shares Sold  Shares Sold
                                                      at $10.00      at $10.00      at $10.00    at $10.00
                                                      Per Share      Per Share      Per Share    Per Share
                                                     -----------    -----------    -----------  -----------
Pro forma price to book value ratio.............        62.1%          66.6%          70.4%        74.1%
Pro forma price to earnings ratio...............        10.4x          11.9x          13.4x        15.0x


The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Atlantic Liberty Financial Corp. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

      The independent appraisal will be updated prior to the completion of the conversion. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. If the pro forma market value of Atlantic Liberty Financial Corp. is either below $10,996,880 or above $17,109,840, subscribers will be notified and provided with the opportunity to change or cancel their orders.

We Have Not Determined When, or If, We Will Pay Dividends

      We have not determined when, or if, we will pay dividends on the common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid, or that if paid, they will not be reduced or eliminated in future periods.


Limits on Your Purchase of Common Stock

      The minimum purchase is 25 shares. Generally, no individual, or individuals through a single account, may purchase more than $100,000 (10,000 shares). If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed $200,000 (20,000 shares):


            o your spouse, or relatives of you or your spouse living in your house;

            o companies, trusts or other entities in which you have an interest or hold a position; or


            o     other persons who may be acting together with you.


      Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares on an equal number of shares per order basis, until we fill all orders. Our employee stock ownership plan is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations. For example, our employee stock ownership plan may purchase up to 87,975 and 119,025 shares of common stock, respectively, at the minimum and maximum of the offering range.


How You May Pay for Your Shares

      In the subscription offering and the community offering you may pay for your shares only by:

      (1)   cash (if presented in person);

      (2)   personal check, bank check or money order; or

      (3) authorizing us to withdraw money from your deposit accounts maintained with Atlantic Liberty Savings, F.A.

      If you wish to use your Atlantic Liberty Savings, F.A. individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Atlantic Liberty Savings, F.A. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Atlantic Liberty Savings, F.A. is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

      You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. We will pay interest at Atlantic Liberty Savings, F.A.'s passbook rate from the date funds are received until completion or termination of the conversion. Withdrawals from certificates of deposit at Atlantic Liberty Savings, F.A. may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Atlantic Liberty Savings, F.A. must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

You May Not Sell or Transfer Your Subscription Rights

      If you order common stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualifying account is so registered.

Deadline for Orders of Common Stock

      If you wish to purchase shares, we must receive your properly completed stock order form, together with payment for the shares, no later than 5:00 p.m., New York time, on __________, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order form to one of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond _______, 2002.

Termination of the Offering

      The subscription offering will terminate at 5:00 p.m., New York time, on _______, 2002. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until ________, 2002, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond ________, 2002, we will be required to resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond __________, 2004.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares


      If we do not receive orders for at least 1,099,688 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may (i) increase the purchase limitations and/or (ii) seek regulatory approval to extend the offering beyond the ________, 2002 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.


Market for the Common Stock


      We expect to receive conditional approval for the common stock of Atlantic Liberty Financial Corp. to be quoted on the Nasdaq National Market under the symbol "ALFC." Sandler O'Neill & Partners, L.P. currently intends to make a market in the common stock but it is under no obligation to do so. There can be no assurance that the common stock will qualify for quotation on the Nasdaq National Market. Should the common stock fail to be quoted on the Nasdaq National Market, we will seek to have it quoted on the Nasdaq SmallCap Market or electronic bulletin board.


How We Intend to Use the Proceeds We Raise from the Offering


      Assuming we sell 1,487,813 shares in the offering, and we have net proceeds of $14.1 million we intend to distribute the net proceeds as follows:

            o $7.1 million (50.0% of the net proceeds) will be contributed to Atlantic Liberty Savings, F.A.;

            o $1.2 million (8.4% of the net proceeds) will be loaned to the employee stock ownership plan to fund its purchase of common stock; and

            o $5.8 million (41.6% of the net proceeds) will be retained by Atlantic Liberty Financial Corp.


      We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Atlantic Liberty Savings, F.A. may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally or through acquisitions, and for general corporate purposes. See "How We Intend To Use The Proceeds From The Offering." Neither Atlantic Liberty Savings, F.A. nor Atlantic Liberty Financial Corp. is considering any specific acquisition transaction at this time.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Conversion


      In order to align the interests of our officers, directors and employees more closely to our stockholders' interests, we intend to establish an employee stock ownership plan, a stock option plan and a stock recognition and retention plan, each of which will use our common stock as compensation. The employee stock ownership plan may purchase up to 8% of the shares sold in the offering. The stock recognition and retention plan and stock option plan cannot be established sooner than six months after the conversion. The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity" and "Management-Future Stock Benefit Plans."

      The following table summarizes the benefits that our officers, directors and employees may receive as a result of the conversion, at the maximum of the offering range:


                                                                                         Value of Benefits
                                          Individuals Eligible          % of              Based on Maximum
            Plan                          to Receive Awards         Shares Sold          of Offering Range
------------------------------            --------------------      -----------          -----------------
Employee stock ownership plan             All employees                  8%                 $1,190,250

Recognition and retention plan            Directors, officers            4%                 $  595,125
                                          and employees

Stock option plan                         Directors, officers           10%                         --(1)
                                          and employees


--------------
(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.


      We intend to enter into three-year employment agreements with Barry M. Donohue, our President and Chief Executive Officer, and William M. Gilfillan, our Executive Vice President, Chief Financial Officer and Corporate Secretary. Each agreement provides that the executive would receive severance payments equal to three times their annual rate of base salary at termination of employment, plus three times the average rate of bonus paid to the executive during the prior three years (if the event of termination is other than a change in control) or the highest rate of bonus awarded during the prior three years, if Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A. is acquired and the executive loses his job in the acquisition . In addition, both executives would be entitled to a cash payment approximately equal to the amount the executive would have received under our tax-qualified plans if the executive continued to work for us during the remaining three year term of the employment agreement. Atlantic Liberty Savings, F.A. intends to enter into substantially similar agreements with both of these executives, although amounts paid to such executive under the Atlantic Liberty Savings, F.A. employment agreement would reduce proportionately the amounts paid under the employment agreements between the executives and us. If severance payments were required to be paid in 2002 after completion of the conversion, Messrs. Donohue and Gilfillan would receive aggregate severance payments of approximately $711,000 and $603,000, respectively.

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering is Terminated or Extended Beyond _________, 2002.

      Funds that you use to purchase our common stock in the offering will be held by Atlantic Liberty Financial Corp. in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. The Office of Thrift Supervision has approved the Plan of Conversion; however, because completion of the conversion will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the conversion. Any orders that you submit to purchase our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond __________, 2002.


How You May Obtain Additional Information Regarding the Conversion

      If you have any questions regarding the conversion, please call the Conversion Center at (___) ___-____, Monday through Friday between 10:00 a.m. and 4:00 p.m., New York time.

                        SELECTED FINANCIAL AND OTHER DATA

      The summary information presented below at or for each of the periods presented is derived in part from the financial statements of Atlantic Liberty Savings, F.A. The following information is only a summary, and you should read it in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.


                                                                At March 31,
                                                           ---------------------
                                                             2002         2001
                                                           --------     --------
                                                              (In Thousands)
Selected Financial Condition Data:
Total assets .........................................     $124,044     $116,243
Loans receivable, net(1) .............................       92,856       83,770
Mortgage-backed securities(2) ........................       15,758       18,820
Investment securities(2) .............................        1,032        4,000
Deposits .............................................      110,990      106,123
Total borrowings .....................................        2,000           --
Retained earnings - substantially restricted .........        8,789        7,931


----------
(1)   Net of allowance for loan losses and deferred loan fees.
(2) Mortgage-backed securities and investment securities are classified as held to maturity.


                                                                   Years Ended March 31,
                                                                   ---------------------
                                                                       2002      2001
                                                                     -------   -------
                                                                       (In Thousands)
Selected Operating Data:
Total interest income ............................................   $ 8,013   $ 8,073
Total interest expense ...........................................     3,819     4,456
                                                                     -------   -------
  Net interest income ............................................     4,194     3,617
Provision (recovery) for loan losses .............................        70       (18)
                                                                     -------   -------
Net interest income after provision (recovery) for loan losses ...     4,124     3,635
Non-interest income ..............................................       222       769
Non-interest expense .............................................     2,867     2,500
                                                                     -------   -------
Income before taxes ..............................................     1,479     1,904
Income tax provision .............................................       621       854
                                                                     -------   -------
Net income .......................................................   $   858   $ 1,050
                                                                     =======   =======


                                                                            At or For Years Ended March 31,
                                                                            -------------------------------
                                                                                    2002     2001
                                                                                   -----    ------
Selected Financial Ratios and Other Data:
Performance Ratios:
 Return on assets (ratio of net income to average total assets) .........           0.71%     0.93%
 Return on equity (ratio of net income to average equity) ...............          10.36     14.59
 Interest rate spread (1) ...............................................           3.42      3.10
 Net interest margin (2) ................................................           3.67      3.36
 Ratio of non-interest expense to average total assets ..................           2.38      2.22
 Ratio of average interest-earning assets to average interest-bearing
  liabilities ...........................................................           1.07      1.06

Asset Quality Ratios:
 Non-performing assets to total assets at end of period .................           0.65%     0.15%
 Allowance for loan losses to non-performing loans ......................          60.00%   380.85%
 Allowance for loan losses to total loans receivable ....................           0.47%     0.43%

Capital Ratios:
 Retained earnings to total assets at end of period .....................           7.09%     6.82%
 Average retained earnings to average assets ............................           6.89      6.40

Other Data:
 Number of full-service offices .........................................              2         2

----------
(1) The difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)   Net interest income divided by average interest-earning assets.

                               RECENT DEVELOPMENTS

      The following tables set forth certain financial and other data of Atlantic Liberty Savings, F.A. at and for the periods indicated. Financial data and financial ratios and other data at March 31, 2002 have been derived from and should be read in conjunction with the audited financial statements of Atlantic Liberty Savings, F.A. and Notes thereto presented elsewhere in this prospectus. Financial and operating data and financial ratios and other data at and for the three months ended June 30, 2002 and 2001 were derived from unaudited financial statements of Atlantic Liberty Savings, F.A. which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) for a fair presentation of such information. The results of operations and ratios and other data presented for the three months ended June 30, 2002 are not necessarily indicative of the results of operations for the fiscal year ending March 31, 2003.



                                                            At June 30, 2002  At March 31, 2002
                                                            ----------------  -----------------
                                                                      (In Thousands)
Selected Financial Condition Data:
Total assets .........................................          $125,448          $124,044
Loans receivable, net(1) .............................            95,248            92,856
Mortgage-backed securities(2) ........................            16,564            15,758
Investment securities(2) .............................             1,030             1,032
Deposits .............................................           111,431           110,990
Total borrowings .....................................             2,000             2,000
Retained earnings - substantially restricted .........             9,135             8,789

----------
(1)   Net of allowance for loan losses and deferred loan fees.
(2) Mortgage-backed securities and investment securities are classified as held to maturity.

                                                            Three Months Ended June 30,
                                                            ---------------------------
                                                                 2002       2001
                                                                ------     ------
                                                                  (In Thousands)
Selected Operating Data:
Total interest income ....................................      $2,004     $2,005
Total interest expense ...................................         706      1,089
                                                                ------     ------
  Net interest income ....................................       1,298        916
Provision for loan losses ................................          --         --
                                                                ------     ------
Net interest income after provision for loan losses ......       1,298        916
Non-interest income ......................................         100         67
Non-interest expense .....................................         805        709
                                                                ------     ------
Income before taxes ......................................         593        274
Income tax provision .....................................         247        211
                                                                ------     ------
Net income ...............................................      $  346     $  163
                                                                ======     ======

----------
(1)   Net of allowance for loan losses and deferred loan fees.
(2) Mortgage-backed securities and investment securities are classified as held to maturity.

                                                                                         At or For the Three
Months Ended
                                                                                                      June 30,

--------------------------------
                                                                                                   2002     2001
                                                                                                  -----    ------
Selected Financial Ratios and Other Data:
Performance Ratios:
 Return on assets (ratio of net income to average total assets) .....................              1.11%     0.56%
 Return on equity (ratio of net income to average equity) ...........................             15.54      8.21
 Interest rate spread ...............................................................              4.15      3.00
 Net interest margin ................................................................              4.32      3.29
 Ratio of non-interest expense to average total assets ..............................              2.58      2.43
 Ratio of average interest-earning assets to average interest-bearing liabilities ...              1.07      1.07

Asset Quality Ratios:
 Non-performing assets to total assets at end of period .............................              0.83%     0.12%
 Allowance for loan losses to non-performing loans ..................................             41.91    257.63
 Allowance for loan losses to total loans receivable ................................              0.45      0.41

Capital Ratios:
 Retained earnings to total assets at end of period .................................              7.28%     6.87%
 Average retained earnings to average assets ........................................              7.14      6.78

Other Data:
 Number of full-service offices .....................................................                 2         2

Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition at June 30, 2002 and March 31, 2002

      Our total assets increased by $1.4 million, or 1.1%, to $125.4 million at June 30, 2002 from $124.0 million at March 31, 2002. This increase reflects growth in loans receivable and mortgaged-backed securities funded by an increase in deposits and a decrease in cash and cash equivalents. Loans increased by $2.3 million, or 2.5%, to $95.2 million at June 30, 2002 from $92.9 million at March 31, 2002. Our increase in loans resulted principally from increased one-to four-family mortgage loan originations as borrowers continued to take advantage of low market interest rates. Mortgage-backed securities increased by $800,000 to $16.6 million at June 30, 2002 from $15.8 million at March 31, 2002, reflecting new purchases of mortgage-backed securities of $2.6 million which were offset by pre-payments and amortization of $1.8 million. Cash and cash equivalents decreased $2.0 million, or 20.0%, to $7.9 million at June 30, 2002 from $9.9 million at March 31, 2002 as cash was used to fund loan originations.

      Total deposits increased by $400,000, or 0.4% to $111.4 million at June 30, 2002 from $111.0 million at March 31, 2002. While deposit levels were relatively stable, our transaction and saving deposits increased to $46.6 million from $45.9 million, and our certificate of deposit accounts decreased to $64.8 million from $65.0 million.

      Federal Home Loan Bank advances remained unchanged at $2.0 million at June 30, 2002 and March 31, 2002.

      Equity increased $300,000, or 3.4%, to $9.1 million at June 30, 2002 from $8.8 million at March 31, 2002, reflecting income of $300,000 for the three months ended June 30, 2002.

Comparison of Operating Results for the three months ended June 30, 2002 and June 30, 2001.

      General. Net income for the three months ended June 30, 2002 was $346,000 which was an increase of $183,000, or 112.3%, from $163,000 for the three months ended June 30, 2001. The increase in net income was primarily due to increases of $382,000 in net interest income and $33,000 in non-interest income which were partially offset by an increase of $96,000 in non-interest expense.

      Interest Income. Interest income decreased by $1,000 during the comparative three months ended June 30, 2002 and 2001. The decrease in interest income resulted primarily from a $72,000 decrease in interest received on mortgage-backed securities, a $14,000 decrease in interest received on investment securities, and a $32,000 decrease in interest received on other interest-earning assets. These decreases were substantially offset by an increase of $117,000 in interest received from loans.

      Interest income on loans increased $117,000, or 7.16%, to $1.7 million for the three months ended June 30, 2002 from $1.6 million for the three months ended June 30, 2001. The average yield on loans declined 21 basis points to 7.48% for the three months ended June 30, 2002 from 7.69% for the three months ended June 30, 2001, reflecting a decrease in market interest rates generally. The effect of the decline in average yield was more than offset by an $8.7 million increase in the average balance of loans outstanding for the same period.

      Interest income on mortgage-backed securities decreased $72,000, or 26.2%, to $203,000 for the three months ended June 30, 2002 from $275,000 for the same period in 2001. The decrease was due to a 110 basis point decrease in the average yield, as well as prepayments of mortgage-backed securities.

      Interest income on investment securities decreased $14,000, or 46.6%, to $16,000 for the three months ended June 30, 2002 from $30,000 for the three months ended June 30, 2001. The decrease was due to a decrease in the average balance of investment securities to $1.0 million from $1.9 million.

      Interest income on other interest earning assets decreased $32,000 or 42.2% to $42,000 for the three months ended June 30, 2002 from $74,000 for the same period in 2001. The decrease was due to a decrease in the rates paid on overnight deposits held at other financial institutions partially offset by an increase in the average balance of interest bearing deposits to $9.9 million from $7.0 million.

      Interest Expense. Total interest expense decreased by $383,000, or 35.2%, to $706,000 for the three months ended June 30, 2002 from $1,089,000 for the three months ended June 30, 2001. The decrease in interest expense resulted primarily from a decrease in the average cost of our interest bearing liabilities to 2.52% from 4.21%, reflecting the decrease in market interest rates during 2001 and 2002.

      Interest expense on deposits decreased $406,000, or 37.4%, to $680,000 for the three months ended June 30, 2002 from $1,086,000 for the three months ended June 30, 2001. The average balance of certificate of deposit accounts remained relatively stable, increasing $100,000 to $64.9 million for the three months ended June 30, 2002, from $64.8 million for the three months ended June 30, 2001. The average cost of certificates of deposit accounts decreased to 3.32% from 5.31%. The average balance of transactions and savings deposits increased $6.4 million, or 16.8%, to $44.4 million for the three months ended June 30, 2002 from $38.0 million for the three months ended June 30, 2001. The average cost of such accounts declined 113 basis points to 1.29% from 2.42%.

      Interest expense on Federal Home Loan Bank advances was $22,000 for the three months ended June 30, 2002. We did not have any Federal Home Loan Bank borrowings during the three months ended June 30, 2001.

      Net Interest Income. Net interest income increased $382,000 or 41.7% to $1,298,000 for the three months ended June 30, 2002 from $916,000 for the three months ended June 30, 2001. The primary reason for the increase was a 115 basis points increase in our net interest rate spread to 4.15% for the three months ended June 30, 2002, from 3.00% for the comparable period in 2001. Our net interest margin increased 103 basis points to 4.32% for the three months ended June 30, 2002 from 3.29% for the comparable period in 2001.

      Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level management believes is appropriate to absorb probable reasonably estimable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made no provision for the three months ended June 30, 2002 and 2001.

      We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for both periods. The allowance for loan losses was $435,000 or 0.45% of loans outstanding at June 30, 2002 as compared with $358,000 or 0.42% of loans outstanding at June 30, 2001. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

      Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of June 30, 2002 is maintained at a level that represents management's best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

      Non-Interest Income. Non-interest income increased $33,000 to $100,000 for the three months ended June 30, 2002, as compared to $67,000 for the three months ended June 30, 2001. The increase was attributable to an increase in loan prepayment penalty fees of $34,000.

      Non-interest Expense. Non-interest expense for the three months ended June 30, 2002 was $805,000 compared to $709,000 for the three months ended June 30, 2001, an increase of $96,000 or 13.5%. The increase was primarily attributable to a $67,000 increase in salaries and employee benefits, and the inclusion in the quarter ended June 30, 2002 of $67,000 in expenses related to the conversion to a new data service provider, which is expected to be completed in the second half of fiscal 2003, offset by a decrease of $33,000 in legal expenses.

      Provision for Income taxes. The provision for income taxes increased to $247,000 for the three months ended June 30, 2002 from $111,000 for the three months ended June 30, 2001. The increase in the provision for income taxes is primarily due to our higher level of income before taxes of $593,000 for the three months ended June 30,2002 compared with income before taxes of $274,000 for the comparative 2001 period.

                                  RISK FACTORS

--------------------------------------------------------------------------------
   You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------

Our Board of Directors is Relatively New and Does Not Have Extensive Experience as Directors of a Savings Association.


      Three of our five directors were unaffiliated with Atlantic Liberty Saving, F.A. prior to their appointment to the board in 2001 and 2002, and all of our board members have been appointed since 1999. Prior to being appointed as directors of Atlantic Liberty Savings, F.A. these individuals (with the exception of our president and chief executive officer) did not have experience as directors or officers of financial institutions.


The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.


      We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. For additional information see "Market for the Common Stock."


There is No Guarantee that an Active Trading Market in Our Common Stock Will Develop, Which May Hinder Your Ability to Sell Our Common Stock.


      Atlantic Liberty Financial Corp. has never issued stock and, therefore, there is no current trading market for the common stock. Consequently, we cannot assure or guarantee that an active trading market for our common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence of willing buyers and sellers at any given time and neither we nor any market maker will have any control over such buyers or sellers. If an active trading market does not develop or is sporadic, this may hurt the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock."


Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.


      Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. For additional information see "Business of Atlantic Liberty Savings, F.A.-Competition"

Multi-family and Commercial Real Estate Lending Increases the Risk that Some of Our Loans Will Not Be Paid.


      At March 31, 2002, multi-family real estate loans totaled $13.7 million, or 14.6% of total loans, and commercial real estate loans totaled $15.1 million, or 16.1% of total loans. These types of loans generally expose a lender to greater credit risks than loans secured by one-to four-family real estate. As we anticipate originating more of these loans, we may begin to experience higher levels of non-performing loans. For additional information see "Business of Atlantic Liberty Savings, F.A.-Lending Activities"


We Intend to Introduce New Products and Services Following the Conversion.


      We intend to increase the products and services that we offer to our customers. In particular, we intend to offer home equity lines of credit, sweep accounts (which invest available funds in a deposit account into selected, short-term investments) and internet banking services. The costs of introducing these products and services is uncertain at this time and there can be no assurance that diversifying our products and services will be profitable in the near term, or that we will be successful in implementing these products and services. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy-Offering New Products and Services."


If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.


      Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, following the conversion, and assuming we raise proceeds of $14.1 million (the maximum of the offering range), our maximum lending limit will increase to $2.1 million from $1.3 million. The origination of loans with higher loan balances will require us to increase our provision for loan losses to reflect the greater level of risk associated with larger loan balances. Material additions to our allowance would materially decrease our net income.


      In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers' Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.


      Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. At June 30, 2002, loans secured by real estate represented 99.7% of total loans, Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.


      In addition, substantially all of our loans are to individuals and businesses in the New York City metropolitan area. Consequently, any decline in the New York economy could have an adverse impact on our earnings.

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition.

      Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations substantially depend on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income.


      We are also subject to reinvestment risk associated with change in interest rates. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Management of Market Risk."


Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.


      Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, added expenses associated with our employee stock ownership plan and our recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock. Assuming that we sell the maximum number of shares offered, we expect that our return on equity for the quarter ended December 31, 2002 will be 6.67% (annualized) compared with a return on equity of 7.15% for peer group institutions.


Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity.

      We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the offering with funds borrowed from Atlantic Liberty Financial Corp. The cost of acquiring the employee stock ownership plan shares will be between $765,000 at the minimum of the offering range and $1,190,250 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.


      We also intend to adopt a recognition and retention plan after the conversion. Under this plan, our officers, directors and employees may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. The recognition and retention plan cannot be implemented until at least six months after the conversion, and if it is adopted within twelve months after the conversion, it is subject to Office of Thrift Supervision regulations. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $440,000 at the minimum of the offering range and $684,000 at the adjusted maximum of the offering range. In the event that a portion of the shares used to (i) fund the recognition and retention plan or
(ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.


The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.


      We intend to adopt a stock option plan and recognition and retention plan following the conversion. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest totaling 12.9% in the event newly issued shares are used to fund stock options and awards made under the recognition and retention plan.


We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Hurt Our Profits.

      Atlantic Liberty Financial Corp. intends to contribute approximately 50% of the net proceeds of the offering to Atlantic Liberty Savings, F.A. Atlantic Liberty Financial Corp. will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds as a possible source of funds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. Atlantic Liberty Savings, F.A. may use the proceeds it receives to fund new loans, establish or acquire new branches, acquire financial institutions or financial services companies, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.


Expected Voting Control by Management and Employees Could Enable Insiders to Prevent a Merger That May Provide Shareholders a Premium for Their Shares.

      The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. It is expected that the executive officers and directors as a group will purchase 74,500 shares in the offering, representing 6.8% of the shares offered at the minimum and 5.0% of the shares offered at the maximum of the offering. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that other stockholders may desire. In addition, the total voting power of management and employees could reach in excess of 20% of our outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested shareholders and certain amendments to our certificate of incorporation and bylaws.


We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations.

      We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of deposits. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.


Our Stock Value May Suffer Due to Our Ability to Impede Potential Takeovers.

      Provisions in our corporate documents and in Delaware corporate law, as well as certain federal banking regulations, would make it difficult and expensive to pursue a tender offer, change in control or a takeover attempt that our board of directors opposes. For example, our corporate documents require a supermajority vote of stockholders to amend or repeal specific sections of Atlantic Liberty Financial Corp.'s certificate of incorporation and bylaws, or to remove directors from our board of directors. As a result, you may not have an opportunity to participate in this type of transaction, and the trading price of our common stock may not be as high as that of other institutions that are more vulnerable to hostile takeovers.

      These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of anti-takeover provisions in our corporate documents and under Delaware law and federal banking regulations.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

            o     statements of our goals, intentions and expectations;

            o statements regarding our business plans and prospects and growth and operating strategies;

            o statements regarding the asset quality of our loan and investment portfolios; and

            o     estimates of our risks and future costs and benefits.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

            o significantly increased competition among depository and other financial institutions;

            o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

            o general economic conditions, either nationally or in our market areas, that are worse than expected;

            o     adverse changes in the securities markets;

            o legislative or regulatory changes that adversely affect our business;

            o our ability to enter new markets successfully and capitalize on growth opportunities;

            o     changes in consumer spending, borrowing and savings habits;

            o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

            o     changes in our organization, compensation and benefit plans.

      Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 16.

                 HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


      Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of the common stock until the offering is completed, we anticipate that the net proceeds will be between $10.2 million and $14.1 million, or $16.4 million if the offering is increased by 15%.

      Atlantic Liberty Financial Corp. intends to distribute the net proceeds from the offering as follows:


                                                 Minimum               Midpoint                Maximum           Adjusted Maximum
                                          ---------------------  ---------------------  ---------------------  ---------------------
                                                                               (In thousands)
                                                     Percent of             Percent of             Percent of             Percent of
                                                         Net                    Net                    Net                    Net
                                           Amount     Proceeds    Amount     Proceeds    Amount     Proceeds    Amount     Proceeds
                                          -------    ----------  -------    ----------  -------    ----------  -------    ----------
Offering proceeds .....................   $10,997                $12,938                $14,878                $17,110
Less: offering expenses ...............      (750)                  (750)                  (750)                  (750)
                                          -------                -------                -------                -------
Net offering proceeds .................    10,247      100.0%     12,188      100.0%     14,128      100.0%     16,360      100.0%
Less:
   Proceeds contributed to Atlantic
    Liberty Savings, F.A. .............    (5,124)      50.0%     (6,094)      50.0%     (7,064)      50.0%     (8,180)      50.0%
   Proceeds used for loan to
    employee stock ownership plan .....      (880)       8.6%     (1,035)       8.5%     (1,190)       8.4%     (1,369)       8.4%
                                          -------                -------                -------                -------
Proceeds retained by Atlantic
 Liberty Financial Corp. ..............   $ 4,243       41.4%    $ 5,059       41.5%    $ 5,874       41.6%    $ 6,811       41.6%
                                          =======                =======                =======                =======

      The net proceeds may vary because total expenses relating to the conversion may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Atlantic Liberty Savings, F.A.'s deposits. In all instances, Atlantic Liberty Savings, F.A. will receive 50% of the net proceeds of the offering.


      We are undertaking the conversion and offering at this time in order to have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Strategy." The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer.

Atlantic Liberty Financial Corp. may use the proceeds it retains from the offering:

            o to finance the acquisition of financial institutions or branches and other financial services businesses, although no specific transactions are being considered at this time;

            o     to invest in securities;

            o     to repurchase its common stock;

            o     to pay dividends to stockholders; and

            o     for general corporate purposes.

      Under current Office of Thrift Supervision regulations, we may not repurchase shares of common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Atlantic Liberty Savings, F.A. may use the proceeds it receives from the offering:

            o to fund new loans, including one-to four-family mortgage loans, multi-family real estate loans and commercial real estate loans;

            o to expand its retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although no transactions are specifically being considered at this time;

            o     to support new products and services;

            o     to invest in securities; and

            o     for general corporate purposes.


      The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.


                         OUR POLICY REGARDING DIVIDENDS

      We have not determined, when, or if we will pay dividends on the common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future.


      Under the rules of the Office of Thrift Supervision, Atlantic Liberty Savings, F.A. will not be permitted to pay dividends on its capital stock to Atlantic Liberty Financial Corp., its sole stockholder, if Atlantic Liberty Savings, F.A.'s stockholder's equity would be reduced below the amount of the liquidation account. In addition, Atlantic Liberty Savings, F.A. will not be permitted to make a capital distribution if, after making the distribution, it would be undercapitalized. For information concerning additional federal and state law and regulations regarding the ability of Atlantic Liberty Savings, F.A. to make capital distributions, including the payment of dividends, to Atlantic Liberty Financial Corp., see "Legal and Tax Matters--Federal Taxation" and "Supervision and Regulation--Federal Banking Regulation."


      Unlike Atlantic Liberty Savings, F.A., Atlantic Liberty Financial Corp. is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its stockholders, although the source of dividends will depend on the net proceeds retained by Atlantic Liberty Financial Corp. and earnings thereon, and upon dividends from Atlantic Liberty Savings, F.A. Atlantic Liberty Financial Corp., however, is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of its stockholders' equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year.

      Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK


      Atlantic Liberty Financial Corp. is a newly formed company and has never issued capital stock. Atlantic Liberty Savings, F.A., as a mutual institution, has never issued capital stock. Atlantic Liberty Financial Corp. expects to receive conditional approval to have its common stock quoted on the Nasdaq National Market under the symbol "ALFC" subject to the completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. There can be no assurance that our common stock will qualify for quotation on the Nasdaq National Market. If our common stock does not qualify for quotation on the Nasdaq National Market, we will seek to have it quoted on the Nasdaq SmallCap Market or the electronic bulletin board. We will try to get at least three market makers to make a market in our common stock. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the conversion, but it is under no obligation to do so. While we anticipate that before completion of the offering we will obtain a commitment from at least two other broker-dealers to make a market in our common stock, there can be no assurance that this will occur.


      The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

      At March 31, 2002, Atlantic Liberty Savings, F.A. exceeded all regulatory capital requirements. Set forth below is a summary of our compliance, as of March 31, 2002, with the regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date at $10.00 per share and Atlantic Liberty Savings, F.A. received 50% of the net proceeds. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Federal Banking Regulation--Capital Requirements."


                                                                 Pro Forma at March 31, 2002, Based Upon the Sale of
                                                     -----------------------------------------------------------------------------
                                                                                                                   1,710,984 Shares
                                                      1,099,688 Shares    1,293,750 Shares    1,487,813 Shares        at Adjusted
                                    Historical at       at Minimum of      at Midpoint of       at Maximum of          Maximum of
                                   March 31, 2002      Offering Range      Offering Range      Offering Range     Offering Range(1)
                                  -----------------  ------------------  ------------------  ------------------   -----------------
                                           Percent             Percent             Percent            Percent             Percent
                                             of                  of                  of                 of                  of
                                  Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)   Amount  Assets(2)
                                  ------  ---------  -------  ---------  -------  ---------  -------  ---------   ------  ---------
                                                                       (Dollars in Thousands)
GAAP capital ..................   $8,789    7.09%    $13,033   10.16%    $13,848   10.73%    $14,663   11.29%     $15,600   11.92%

Tangible capital:
  Tangible capital ............   $8,789    7.09%    $13,033   10.16%    $13,848   10.73%    $14,663   11.29%     $15,600   11.92%
  Requirement .................    1,861    1.50       1,924    1.50       1,937    1.50       1,949    1.50        1,963    1.50
                                  ------   -----     -------   -----     -------   -----     -------   -----      -------   -----
   Excess .....................   $6,928    5.59%    $11,109    8.66%    $11,912    9.23%    $12,714    9.79%     $13,638   10.42%
                                  ======   =====     =======   =====     =======   =====     =======   =====      =======   =====

Core capital:
  Core capital (3) ............   $8,789    7.09%    $13,033   10.16%    $13,848   10.73%    $14,663   11.29%     $15,600   11.92%
  Requirement (4) .............    4,962    4.00       5,131    4.00       5,164    4.00       5,197    4.00        5,234    4.00
                                  ------   -----     -------   -----     -------   -----     -------   -----      -------   -----
   Excess .....................   $3,827    3.09%    $ 7,901    6.16%    $ 8,684    6.73%    $ 9,466    7.29%     $10,366    7.92%
                                  ======   =====     =======   =====     =======   =====     =======   =====      =======   =====

Risk-based capital:
  Risk-based capital (3)(5) ...   $9,146   14.02%    $13,390   19.85%    $14,205   20.93%    $15,020   21.99%     $15,957   23.19%
  Requirement .................    5,218    8.00       5,397    8.00       5,431    8.00       5,465    8.00        5,505    8.00
                                  ------   -----     -------   -----     -------   -----     -------   -----      -------   -----
   Excess .....................   $3,928    6.02%    $ 7,993   11.85%    $ 8,774   12.93%    $ 9,555   13.99%     $10,453   15.19%
                                  ======   =====     =======   =====     =======   =====     =======   =====      =======   =====


----------
(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.


(3) Pro forma capital levels assume that Atlantic Liberty Financial Corp. funds the recognition and retention plan, which purchases in the open market 4% of the common stock sold in the stock offering at a price equal to the price for which the shares are sold in the offering, and that the employee stock ownership plan purchases 8% of the shares sold in the stock offering. See "Management" for a discussion of the recognition and retention plan and employee stock ownership plan.


(4) The current core capital requirement for savings associations that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings associations. See "Supervision and Regulation--Standards for Safety and Soundness--Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting of Atlantic Liberty Savings, F.A.'s risk weighted assets as of March 31, 2002.

                                 CAPITALIZATION

      The following table presents the historical consolidated capitalization of Atlantic Liberty Financial Corp. at March 31, 2002, and the pro forma consolidated capitalization after giving effect to the offering, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."


                                                                                  Pro Forma Consolidated Capitalization
                                                                               Based Upon the Sale for $10.00 Per Share of
                                                                        ----------------------------------------------------------
                                                                                                                       1,710,984
                                                                        1,099,688       1,293,750      1,487,813       Shares at
                                                                        Shares at       Shares at      Shares at        Adjusted
                                                                       Minimum of      Midpoint of      Maximum        Maximum of
                                                        Historical      Offering        Offering       Offering         Offering
                                                      Capitalization      Range           Range          Range          Range(1)
                                                      --------------   ----------      -----------     ---------       ----------
                                                                                 (Dollars In Thousands)
Deposits (2) ......................................      $110,990       $110,990        $110,990        $110,990        $110,990
FHLB borrowings ...................................         2,000          2,000           2,000           2,000           2,000
                                                         --------       --------        --------        --------        --------
Total deposits and borrowed funds .................      $112,990       $112,990        $112,990        $112,990        $112,990
                                                         ========       ========        ========        ========        ========
Stockholders' equity:
  Preferred Stock, $0.10 par value per share,
   500,000 shares authorized; none to be issued ...      $     --       $     --        $     --        $     --        $     --
  Common Stock, $0.10 par value per share:
    6,000,000 shares authorized; shares to be
     issued as reflected ..........................            --            110             129             149             171
  Additional  paid-in capital (3) .................            --         10,137          12,059          13,979          16,189
  Retained earnings ...............................         8,789          8,789           8,789           8,789           8,789
  Less:

    Common Stock acquired by ESOP (4) .............            --           (880)         (1,035)         (1,190)         (1,369)
    Common Stock acquired by recognition and
     retention plan (5) ...........................            --           (440)           (518)           (595)           (684)
                                                         --------       --------        --------        --------        --------

      Total stockholders' equity ..................      $  8,789       $ 17,716        $ 19,424        $ 21,132        $ 23,096
                                                         ========       ========        ========        ========        ========

Total stockholders' equity as a percentage of
  pro forma total assets ..........................          7.09%         13.32%          14.42%          15.49%          16.69%


----------
(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects the sale of shares in the offering. Does not include proceeds from the offering that will be loaned to the employee stock ownership plan to enable it to purchase shares in the offering. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that Atlantic Liberty Financial Corp. expects to adopt. If such plan is approved by stockholders, an amount equal to 10% of the shares of common stock issued in the offering will be reserved for issuance upon the exercise of options. See "Management."


(4) Assumes that 8% of the shares sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Atlantic Liberty Financial Corp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Atlantic Liberty Savings, F.A. will provide the funds to repay the employee stock ownership plan loan. See "Management--Benefit Plans."


(5) Assumes that subsequent to the stock offering, 4% of the shares of common stock sold in the stock offering are purchased by the recognition and retention plan in the open market. The common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." The recognition and retention plan will not be implemented for at least six months after the stock offering and until it has been approved by stockholders.

                                 PRO FORMA DATA


      We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $10.2 million and $14.1 million, or $16.4 million if the offering range is increased by 15%, based upon the following assumptions:


            o we will sell all shares of common stock in the subscription offering;

            o our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Atlantic Liberty Financial Corp. The loan will be repaid in substantially equal principal payments over a period of ten years;

            o we will pay Sandler O'Neill & Partners, L.P. fees and expenses of approximately $255,000; and


            o total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P., will be approximately $495,000.


      We calculated the pro forma consolidated net income and stockholders' equity of Atlantic Liberty Financial Corp. for the year ended March 31, 2002, as if the common stock had been sold at the beginning of the fiscal year and the net proceeds had been invested at 4.36% for the fiscal year ended March 31, 2002. We chose these yields because they represent the yields on five-year United States Government securities for the fiscal year. We believe these rates more accurately reflect pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the fiscal year. We assumed a tax rate of 42.7%. This results in an annualized after-tax yield of 2.50% for the fiscal year ended March 31, 2002.

      We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the fiscal year, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

      The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approval, the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of stock are granted under the plan in awards that vest over five years.

      As discussed under "How We Intend to Use the Proceeds from the Offering," Atlantic Liberty Financial Corp. intends to contribute 50% of the net proceeds from the offering to Atlantic Liberty Savings, F.A., make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

      The pro forma table does not give effect to:

            o shares to be reserved for issuance under the stock option plan;

            o withdrawals from deposit accounts for the purpose of purchasing common stock in the offering;

            o Atlantic Liberty Financial Corp.'s results of operations after the conversion; or

            o changes in the market price of the common stock after the conversion.


      The following pro forma information may not represent the financial effects of the conversion at the date on which the conversion actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Atlantic Liberty Savings, F.A. computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the liquidation account or to the impact of tax bad debt reserves in the event we are liquidated.

                                                                               At or For the Year Ended March 31, 2002
                                                                             Based Upon the Sale at $10.00 Per Share of
                                                                  -----------------------------------------------------------------
                                                                                                                       1,710,984
                                                                   1,099,688         1,293,750       1,487,813           Shares
                                                                    Shares             Shares         Shares           15% Above
                                                                  Minimum of        Midpoint of      Maximum of        Maximum of
                                                                   Estimated         Estimated       Estimated         Estimated
                                                                   Offering          Offering        Offering           Offering
                                                                     Range             Range           Range            Range(1)
                                                                  ----------        -----------      ----------        ----------
                                                                           (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .............................................      $   10,997        $   12,938        $  14,878        $   17,110
Expenses ...................................................            (750)             (750)            (750)             (750)
                                                                  ----------        ----------        ----------        ----------
   Estimated net proceeds ..................................          10,247            12,188           14,128            16,360
Common stock acquired by employee stock ownership plan(2) ..            (880)           (1,035)          (1,190)           (1,369)
Common stock acquired by recognition and retention
   plan (2) ................................................            (440)             (518)            (595)             (684)
                                                                  ----------        ----------        ----------        ----------
   Estimated net proceeds, as adjusted .....................      $    8,927        $   10,635        $   12,343        $   14,307
                                                                  ==========        ==========        ==========        ==========

For the year ended March 31, 2002
Consolidated net income:
   Historical ..............................................      $      858        $      858        $      858        $      858
Pro forma adjustments:
   Income on adjusted net proceeds .........................             223               266               309               358
   Employee stock ownership plan(2) ........................             (50)              (59)              (68)              (78)
   Recognition and retention plan (2) ......................             (50)              (59)              (68)              (78)
                                                                  ----------        ----------        ----------        ----------
     Pro forma net income ..................................      $      981        $    1,006        $    1,031        $    1,060
                                                                  ==========        ==========        ==========        ==========

Net Income per share (3):
   Historical ..............................................      $     0.84        $     0.71        $     0.62        $     0.54
Pro forma adjustments:
   Income on adjusted net proceeds .........................            0.22              0.22              0.23              0.23
   Employee stock ownership plan(2) ........................           (0.05)            (0.05)            (0.05)            (0.05)
   Recognition and retention plan (2) ......................           (0.05)            (0.05)            (0.05)            (0.05)
                                                                  ----------        ----------        ----------        ----------
     Pro forma net income per share (3) (4) ................      $      .96        $     0.83        $     0.75        $     0.67
                                                                  ==========        ==========        ==========        ==========

Pro forma price to earnings ratio ..........................          10.40x            11.94x             13.39x            14.98x

Number of shares used in per share calculations ............       1,020,510         1,200,600         1,380,690         1,587,794

At March 31, 2002
Stockholders' equity:
   Historical ..............................................      $    8,789        $    8,789        $    8,789        $    8,789
   Estimated net proceeds ..................................          10,247            12,188            14,128            16,360
   Common stock acquired by employee stock ownership
      plan(2) ..............................................            (880)           (1,035)           (1,190)           (1,369)
   Common stock acquired by recognition and retention
      plan (2) .............................................            (440)             (518)             (595)             (684)
                                                                  ----------        ----------        ----------        ----------
       Pro forma stockholders' equity (5) ..................      $   17,716        $   19,424        $   21,132        $   23,096
                                                                  ==========        ==========        ==========        ==========

Stockholders' equity per share (6):
   Historical ..............................................      $     7.99        $     6.79        $     5.91        $     5.24
   Estimated  net proceeds .................................            9.32              9.42              9.50              9.56
   Common stock acquired by employee stock ownership
      plan(2) ..............................................           (0.80)            (0.80)            (0.80)            (0.80)
   Common stock acquired by recognition and retention
      plan (2) .............................................           (0.40)            (0.40)            (0.40)            (0.40)
                                                                  ----------        ----------        ----------        ----------
       Pro forma stockholders' equity per share (5) (6) ....      $    16.11        $    15.01        $    14.21        $    13.50
                                                                  ==========        ==========        ==========        ==========

Offering price as percentage of pro forma
   stockholders' equity per share ..........................            62.1%             66.6%             70.4%             74.1%
Offering price as percentage of pro forma tangible
   stockholders' equity per share ..........................            62.1%             66.6%             70.4%             74.1%

Number of shares used in book value per share
   calculations ............................................       1,099,688         1,293,750         1,487,813         1,710,984


                                                        (Footnotes on next page)

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect changes in market and financial conditions following the commencement of the offering.


(2) Assumes 87,975, 103,506, 119,025 and 136,879 shares of common stock will be acquired in the offering by the employee stock ownership plan at the minimum, midpoint, maximum and maximum as adjusted, respectively, of the offering range. We also assumed that the funds used to acquire the shares will be borrowed from Atlantic Liberty Financial Corp. If the employee stock ownership plan purchases 8% of the common stock sold in the offering at the minimum, midpoint, maximum and maximum as adjusted, respectively of the offering range, (and excluding the impact of any purchase of shares by the recognition and retention plan) pro forma stockholders' equity per share would be $16.51, $15.41, $14.60 and $13.90, respectively. Atlantic Liberty Savings, F.A. will provide the funds to repay the employee stock ownership plan loan. If approved by Atlantic Liberty Financial Corp.'s stockholders, the recognition and retention plan intends to purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the recognition and retention plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Atlantic Liberty Financial Corp. or through open market purchases. The funds to be used by the recognition and retention plan to purchase the shares will be provided by Atlantic Liberty Financial Corp. The table assumes that (i) the recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the recognition and retention plan is amortized as an expense during the year ended March 31, 2002 and (iii) the recognition and retention plan expense reflects an effective combined federal and state tax rate of 42.7%. Assuming stockholder approval of the recognition and retention plan and that the plan shares are awarded through the use of authorized but unissued shares of common stock, stockholders would have their voting interests diluted by approximately 3.85%.


(3) Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with Statement of Position 93-6, subtracting the recognition and retention plan shares and the employee stock ownership plan shares which have not been committed for release during the year. See note 2 above. The number of shares of common stock actually sold may be more or less than the assumed amounts.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Atlantic Liberty Financial Corp. following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares equal to 10% of the shares sold in the offering will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under the stock option plan would dilute existing stockholders' interests by approximately 9.09%.
(5) The retained earnings of Atlantic Liberty Financial Corp. will be substantially restricted after the conversion. See "Our Policy Regarding Dividends," "The Conversion-Liquidation Rights in the Converted Association" and "Supervision and Regulation-Federal Banking Regulation-Capital Distributions."
(6) Stockholders' equity per share calculations are based upon the number of subscription shares assumed to be sold in the offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      This discussion and analysis reflects Atlantic Liberty Savings, F.A.'s financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Atlantic Liberty Savings, F.A. provided in this prospectus.

General

      Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, mortgage-backed securities, investment securities and other interest-earning deposits, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts and time deposits. Our results of operations are also affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of fees and service charges and gains on the sale of assets. Non-interest expense consists primarily of salaries and employee benefits, occupancy, equipment, data processing and deposit insurance premiums, professional fees, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

      Our business strategy is to operate as a well-capitalized and profitable community savings bank dedicated to providing quality customer service. Our business strategy has been to emphasize one-to four-family residential mortgage lending and we will continue to emphasize this type of lending. Management, however, has determined to increase the assets of our savings bank and to broaden the range of our loan products and services to enhance profitability, consistent with safety and soundness. For example, we intend to introduce a home equity line of credit product in early 2003. In addition, we are upgrading our computer system. When this upgrade is completed, we will be able to offer additional products and services, such as sweep accounts and internet banking. There can be no assurances that we will successfully implement our business strategy.

      Highlights of our business strategy are as follows:

      o Continuing to Emphasize One-to Four-Family Residential Real Estate Lending. Historically, we have emphasized one-to four-family residential lending within our market area. As of March 31, 2002, $64.5 million, or 69.0%, of our total loan portfolio consisted of one-to four-family residential mortgage loans. During the year ended March 31, 2002, we originated $13.5 million of one-to four-family residential mortgage loans. We intend to continue to originate one-to four-family loans because of our expertise with this type of lending.

      o Increasing our real estate lending capacity. The additional capital raised in the offering, will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to retain larger loans than in the past.

      o Offering new products and services. We are currently upgrading our computer systems, and we will soon be able to offer new products and services to our customers, such as home equity lines of credit, sweep accounts and internet banking. We expect to be able to offer these new products and services in early 2003. In addition, we have begun recently to offer mutual fund and annuity products through a third party service provider. We expect that these new products and services we will increase our sources of income and our fee income.


      o Maintaining high asset quality. Although our loan portfolio includes higher risk loans (multi-family and commercial real estate mortgage loans) as well as one-to four-family mortgage loans, we have focused on improving and maintaining strong asset quality by following conservative underwriting criteria. Despite our favorable loan loss experience, we add to our allowance for loan losses in recognition of the greater inherent losses, which are both probable and reasonably estimable in multi-family and commercial real estate mortgage loans .


Comparison of Financial Condition at March 31, 2002 and 2001

      Our total assets increased by $7.8 million, or 6.7%, to $124.0 million at March 31, 2002, from $116.2 million at March 31, 2001. The increase in our total assets resulted primarily from increases in cash and cash equivalents, and net loans receivable, which were partially offset by decreases in investment securities and mortgage-backed securities. Cash and cash equivalents increased $5.2 million, or 111.9%, to $9.9 million at March 31, 2002, from $4.7 million at March 31, 2001, reflecting an increase in interest-earning deposits held at other financial institutions. The increase in cash and cash equivalents at March 31, 2002 reflects the redeployment of cash received from investments and mortgage-backed securities that were called during fiscal 2001 and 2002. Net loans receivable increased $9.1 million, or 10.9%, to $92.9 million at March 31, 2002, from $83.8 million at March 31, 2001. The increase in loans reflects greater originations of multi-family and commercial real estate loans during fiscal 2002, and fewer prepayments of one-to four-family residential loans. Investment securities decreased $3.0 million, or 74.2%, to $1.0 million at March 31, 2002, from $4.0 million at March 31, 2001. Mortgage-backed securities decreased $3.1 million, or 16.3%, to $15.8 million at March 31, 2002, from $18.8 million at March 31, 2001. The decrease in both investment securities and mortgage-backed securities reflects calls of investment securities and principal repayments of mortgage-backed securities, which were reinvested in mortgage loans and interest-bearing deposits.


      Total deposits increased $4.9 million, or 4.6%, to $111.0 million at March 31, 2002, from $106.1 million at March 31, 2001. The increase in deposits resulted primarily from a $4.6 million increase in transaction and savings deposits reflecting customer preference for liquid deposit products. Federal Home Loan Bank advances totaled $2.0 million at March 31, 2002. We did not have any Federal Home Loan Bank advances at March 31, 2001. The Federal Home Loan Bank advances were invested in mortgage-backed securities.


      Retained earnings increased $858,000, or 10.8%, to $8.8 million at March 31, 2002, from $7.9 million at March 31, 2001, reflecting net income of $858,000.

Comparison of Operating Results for the Years Ended March 31, 2002 and 2001


      General. Net income decreased $191,000, or 18.2%, to $858,000 for the year ended March 31, 2002, from $1.0 million for the year ended March 31, 2001. The decrease in net income reflects a year-to-year increase in non-interest expense and two events that occurred during the year ended March 31, 2001 that did not recur during 2002: (i) a $500,000 one-time addition to income from an insurance recovery relating to losses resulting from a customer fraud which was discovered in 1998 ($274,000, net of applicable income taxes); and (ii) a $171,000 gain on sale of foreclosed real estate. Excluding the impact to fiscal 2001 net income of the insurance recovery and gain on sale of foreclosed real estate, net income increased by $179,000 in fiscal 2002 as compared to fiscal 2001.


      Interest Income. Interest income decreased by $60,000, or 0.7%, to $8.0 million for the year ended March 31, 2002, from $8.1 million for the year ended March 31, 2001. The decrease in interest income resulted primarily from decreases of $338,000 in interest income from mortgage-backed securities, $325,000 from investment securities and $21,000 from other interest-earning assets, partially offset by a $624,000 increase in interest income from loans receivable. The decrease in interest income reflected a 50 basis point decrease in the average yield on interest-earning assets to 7.00% for the year ended March 31, 2002 from 7.50% for the year ended March 31, 2001, reflecting a decrease in market interest rates generally. Partially offsetting the decrease in the average yield was a $6.8 million, or 6.3% increase in the average balance of interest-earning assets to $114.4 million from $107.6 million.

      Interest income from loans receivable increased $624,000, or 10.2%, to $6.8 million for the year ended March 31, 2002, from $6.1 million for the year ended March 31, 2001. The increase was due to a $10.4 million increase in the average balance of loans receivable during fiscal 2002 as compared to 2001 which was partially offset by a decrease in the average yield to 7.61% from 7.82%. The increases in loans receivable occurred primarily in one-to four-family and commercial real estate loans, which increased by $5.0 million and $4.0 million, respectively, during fiscal 2002. Interest income from mortgage-backed securities decreased $322,000, or 25.9%, to $919,000 for the year ended March 31, 2002, from $1.3 million for the year ended March 31, 2001. The decrease resulted from a $2.7 million decrease in the average balance of mortgage-backed securities, reflecting mortgage-backed securities prepayments during the year, as well as a decrease in the average yield to 5.78% from 6.66%. Interest income from investment securities decreased $325,000, or 80.8%, to $77,000 for the year ended March 31, 2002 from $402,000 for the year ended March 31, 2001. The decrease resulted primarily from a $4.9 million decrease in the average balance of investment securities to $1.2 million during fiscal 2002 from $6.1 million during fiscal 2001. The decrease in the average balance of investment securities reflects investments that were called by their issuers during fiscal 2002 and 2001. The average yield on investment securities decreased to 6.25% from 6.58%. Interest income on other interest-earning assets, consisting of cash and cash equivalents and Federal Home Loan Bank stock, decreased $21,000 to $254,000 for fiscal 2002 from $291,000 for fiscal 2001. The decrease reflects a decline in the average yield on other interest-earning assets to 3.03% from 6.68%, which was partially offset by an increase in the average balance to $8.4 million from $4.4 million. The $4.0 million increase in other interest-earning assets reflects proceeds received from investments that were called during fiscal 2002, and prepayments of mortgage-backed securities during fiscal 2002.


      Interest Expense. Total interest expense decreased $637,000, or 14.3%, to $3.8 million for fiscal 2002 from $4.5 million for fiscal 2001. The decrease in interest expense resulted from a decrease in the average cost of deposits and borrowed funds to 3.58% from 4.40%, reflecting lower market interest rates during fiscal 2002, which was partially offset by a $5.5 million increase in the average balance of interest-bearing liabilities. The average balance of NOW and money market accounts increased by $2.0 million to $20.3 million from $18.3 million. The average balance of certificates of deposit increased $3.4 million to $66.0 million from $62.6 million. Partially offsetting the increases in our deposits was a $1.1 million decrease in the average balance of savings and club accounts to $18.6 million from $19.7 million. Interest expense on borrowed funds increased $52,000 to $62,000 for fiscal 2002 from $10,000 for fiscal 2001, reflecting an increase in the average balance of borrowed funds to $1.7 million from $529,000 and an increase in the average cost of borrowed funds to 3.59% for fiscal 2002 from 1.89% for fiscal 2001. The increase in the average cost of borrowed funds reflects the cost of $2.0 million in Federal Home Loan Bank advances which we obtained during fiscal 2002. We used the borrowings to purchase mortgage-backed securities. During fiscal 2001, our borrowings consisted solely of mortgage escrow funds.


      Net Interest Income. Net interest income increased $577,000, or 15.9%, to $4.2 million for fiscal 2002 from $3.6 million for fiscal 2001, primarily as a result of an improvement in our net interest rate spread to 3.42% from 3.10%. The improvement in our net interest rate spread reflected the more rapid repricing of our interest-bearing liabilities in a declining interest rate environment as compared to our interest-earning assets. Our net interest margin increased to 3.67% from 3.36%.


      Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level management believes is appropriate to absorb probable and reasonably estimable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $70,000 for the year ended March 31, 2002. We did not make a provision for loan losses for the year ended March 31, 2001. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $435,000, or 0.47% of loans outstanding at March 31, 2002, as compared with $358,000, or 0.43% of loans outstanding at March 31, 2001. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

      Non-interest Income. Non-interest income decreased $547,000, or 71.1%, to, $222,000 for the year ended March 31, 2002, as compared to $769,000 for the year ended March 31, 2001. The primary reason for the decrease in non-interest income was a $500,000 insurance recovery associated with losses resulting from customer fraud which occurred prior to 1998 and a $171,000 gain on foreclosed real estate, both of which occurred during fiscal 2001. Income from fees and service charges increased by $63,000, or 97.0%, to $128,000 from $75,000. Miscellaneous non-interest income (consisting of safe deposit box rental fees, ATM fees, sale of money orders and travelers checks) increased $18,000, or 24.2%, to $93,000 from $75,000. During fiscal 2001, we sold our portfolio of investment securities classified as available for sale, incurring a loss of $42,000. Management decided to sell our portfolio of investment securities classified as available for sale, in order to prevent further losses in this investment as the net asset value of the investment was decreasing.

      Non-interest Expense. Non-interest expense for the year ended March 31, 2002 was $2.9 million, compared to $2.5 million for the year ended March 31, 2001, an increase of $367,000, or 14.7%. The increase was primarily attributable to a $402,000 increase in salaries and employee benefits, which was due primarily to a $200,000 increase in salaries and employee benefits reflecting the addition of a new chief financial officer and normal salary increases, and a $200,000 net change in pension expense for our non-contributory pension plan, reflecting a credit of $169,000 in fiscal 2001 and an expense of $31,000 in fiscal 2002. For further information regarding our pension plan expense see Note 9 to the Notes to Financial Statements. Miscellaneous expense increased $32,000, or 5.8%, to $587,000 from $555,000. Miscellaneous expense consists of telephone, postage, office supply and various other non-classifiable operating expenses.


      Following completion of the conversion, non-interest expense is likely to increase as a result of added expenses associated with being a public company, such as preparing the financial and business reports required to be filed with regulatory agencies, and provided to stockholders. In addition, compensation expense would increase if we implement our employee stock ownership plan and recognition and retention plan.

      Income Tax Expense. The provision for income taxes decreased to $620,000 from $854,000. The decrease in the provision for income taxes is primarily due to our lower level of income before taxes of $1.5 million in fiscal 2002 compared with $1.9 million in fiscal 2001.

Average Balance Sheet

      The following tables present for the periods indicated the total dollar amount of interest income on average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are derived from daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                                         Years Ended March 31,
                                                    At March 31,    --------------------------------------------------------------
                                                        2002                       2002                            2001
                                                 -----------------  ------------------------------  ------------------------------
                                                                      Average    Interest             Average    Interest
                                                  Actual    Yield/  Outstanding   Earned/   Yield/  Outstanding   Earned/   Yield/
                                                  Balance    Rate     Balance      Paid      Rate     Balance      Paid      Rate
                                                 --------   ------  -----------  --------   ------  -----------  --------   ------
                                                                               (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1) .........................   $ 92,856    7.20%   $ 88,887    $  6,763    7.61%    $ 78,517   $  6,139    7.82%
Mortgage-backed securities ...................     15,758    5.33      15,912         919    5.78       18,644      1,257    6.74
Investment securities (2) ....................      1,032    6.28       1,233          77    6.25        6,111        402    6.58
Other interest earnings assets (3) ...........     10,058    1.79       8,385         254    3.03        4,357        291    6.31
                                                 --------            --------    --------             --------   --------
  Total interest-earning assets ..............    119,704    6.49%    114,417       8,013    7.00%     107,629      8,073    7.50%
                                                             ----                --------    ----                --------    ----

Non-interest earning assets ..................      4,340               5,806                           4,778
                                                 --------            --------                        --------
Total assets .................................   $124,044            $120,223                        $112,407
                                                 ========            ========                        ========

Interest-bearing liabilities:
NOW and money market accounts ................   $ 23,621    1.33%   $ 20,342    $    169    0.83%   $ 18,364    $    186    1.01%
Savings and club accounts ....................     19,889    1.24      18,647         572    3.07      19,745         754    3.82
Certificates of deposit ......................     65,052    3.53      65,998       3,016    4.57      62,627       3,506    5.60
Advances and other borrowed funds(4) .........      2,000    4.46       1,728          62    3.59         529          10    1.89
                                                 --------            --------    --------            --------    --------

Total interest-bearing liabilities ...........    110,562    2.66%    106,715       3,819    3.58%    101,265       4,456    4.40%
                                                 --------    ----    --------    --------    ----    --------    --------    ----

Non-interest bearing deposits ................      2,428               2,616                           2,415
Non-interest bearing liabilities .............      2,265               2,607                           1,531
                                                 --------            --------                        --------

Total liabilities ............................    115,255             111,938                         105,211
Retained earnings ............................      8,789               8,285                           7,196
                                                 --------            --------                        --------

Total liabilities and retained earnings ......   $124,044            $120,223                        $112,407
                                                 ========            ========                        ========

Net interest income/interest rate spread .....               3.90%               $  4,194    3.42%               $  3,617    3.10%
                                                             ====                ========    ====                ========    ====

Net interest-earning assets/net
yield on interest-bearing assets .............   $  9,142            $  7,702                3.67%   $  6,364                0.36%
                                                 ========            ========                ====    ========                ====

Ratio of average interest-bearing assets
to average interest-bearing liabilities ......       1.08x               1.07x                           1.06x


----------
(1)   Net of allowance for loan loss and net deferred fees and costs.
(2) Amounts shown are at amortized cost. For the year ended March 31, 2001, average mortgage-backed securities included securities classified as available for sale.
(3)   Includes stock in the Federal Home Loan Bank of New York.
(4)   Includes mortgage escrow funds.

Rate/Volume Analysis

      The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                    Years Ended March 31,
                                              ---------------------------------
                                                        2002 vs. 2001
                                              ---------------------------------
                                              Increase/(Decrease)
                                                    Due to              Total
                                              -------------------     Increase
                                               Volume       Rate     (Decrease)
                                              -------      -----     ----------
                                                      (In Thousands)
Interest-earning assets:
   Loans receivable ........................   $ 812       $(188)      $ 624
   Mortgage-backed securities ..............    (182)       (140)       (322)
   Investment securities ...................    (321)         (4)       (325)
   Other interest-earnings assets ..........     269        (306)        (37)
                                               -----       -----       -----
   Total interest-earnings assets ..........     578        (638)        (60)
                                               -----       -----       -----

Interest-bearing liabilities:
   Transaction .............................      20         (37)        (17)
   Savings .................................     (42)       (140)       (182)
   Certificate accounts ....................     189        (679)       (490)
   Borrowings ..............................      23          29          52
                                               -----       -----       -----
   Total interest-bearing liabilities ......     190        (827)       (637)
                                               -----       -----       -----

Net interest income ........................   $ 388       $ 189       $ 577
                                               =====       =====       =====

Management of Market Risk

      General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management operating under a policy adopted by the board of directors, meets as needed to review our asset/liability policies and interest rate risk position.

      We have sought to manage our interest rate risk by more closely matching the maturities of our interest rate sensitive assets and liabilities. In particular, we offer one, three and five year adjustable rate mortgage loans, and a loan product that has a fixed rate of interest for seven years and which adjusts annually thereafter, and three and five year balloon loans. We also invest in mortgage-backed securities which reprice within one and three years. We do not solicit high-rate jumbo certificates of deposit or brokered funds.

      Net Portfolio Value. In past years, many savings associations have measured interest rate sensitivity by computing the "gap" between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive a NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.


      The table below sets forth, as of March 31, 2002, the latest date for which the Office of Thrift Supervision has provided Atlantic Liberty Savings, F.A. an interest rate sensitivity report of net portfolio value, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

                                                                     Net Portfolio Value as a % of
                                                                            Present Value of
                          Net Portfolio Value                              Assets/Liabilities
-----------------------------------------------------------------   ---------------------------------
      Change in
    Interest Rates      Estimated    Amount of
    (basis points)         NPV         Change          Percent       NPV Ratio       Change (1)
    --------------         ---         ------          -------       ---------       ----------
                             (Dollars in Thousands)
          +300           $10,074      $(5,590)           (36)%           8.12%   (385) basis points
          +200            12,037       (3,627)           (23)            9.53    (244) basis points
          +100            13,940       (1,725)           (11)           10.83    (114) basis points
             0            15,664           --             --            11.97      --  basis points
          -100            16,768        1,103             +7            12.65     +68  basis points


----------
(1)   Expressed in basis points.


      The table above indicates that at March 31, 2002, in the event of a 100 basis point decrease in interest rates, we would experience a 7% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 23% decrease in net portfolio value.

      Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

Liquidity and Capital Resources

      We maintain liquid assets at levels we consider adequate to meet our liquidity needs. Our liquidity ratio averaged 24.0% for the year ended March 31, 2002, and averaged 28.0% for the year ended March 31, 2001. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

      Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. For additional information about cash flows from our operating, financing, and investing activities, see "Statements of Cash Flows" included in the Financial Statements.

      A significant portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. Our primary sources of cash are net income, principal repayments on loans, mortgage-backed securities and investment securities and increases in deposit accounts, along with advances from the Federal Home Loan Bank of New York.


      Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York which provide an additional source of funds. At March 31 2002, we had $2.0 million in advances from the Federal Home Loan Bank of New York, and had an available lending limit of $18.0 million.


      At March 31, 2002, we had outstanding commitments to originate loans of $9.5 million. At March 31, 2002, certificates of deposit scheduled to mature in less than one year totaled $46.4 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal. We intend to utilize our high levels of liquidity to fund our lending activities.

Recent Accounting Pronouncements

      In July 2001, the FASB issued SFAS 141, Business Combinations, which requires that all business combinations entered into after June 30, 2001 be accounted for under, the purchase method. Use of the pooling-of-interests method is no longer permitted. This pronouncement will have no effect on our financial statements unless we enter into a business combination transaction.

      In July 2001, the FASB also issued SFAS 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized to earnings, but instead that the assets received in a business combination transaction be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies was January 1, 2002. This pronouncement will not have any effect on our financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 31, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management does not expect the adoption of this pronouncement to have a material impact on our results of operations of financial condition.


      In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" which rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt and an amendment of that Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends SFAS No. 13, Accounting for Leases to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No.145 is effective for fiscal years beginning and transactions occurring after May 15, 2002. Management does not expect the adoption of this pronouncement to have a material impact on Atlantic Liberty Savings, F.A.'s results of operations or financial condition.


Impact of Inflation and Changing Prices

      The financial statements and related notes of Atlantic Liberty Savings, F.A. have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                  BUSINESS OF ATLANTIC LIBERTY FINANCIAL CORP.

      We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Atlantic Liberty Savings, F.A. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our common stock by the Atlantic Liberty Savings, F.A. employee stock ownership plan. We will contribute the remaining net proceeds to Atlantic Liberty Savings, F.A. as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

      In the future, Atlantic Liberty Financial Corp., as the holding company of Atlantic Liberty Savings, F.A., will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Atlantic Liberty Financial Corp. at the present time.

      Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Atlantic Liberty Savings, F.A. Initially, Atlantic Liberty Financial Corp. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Atlantic Liberty Savings, F.A. At the present time, we intend to employ only persons who are officers of Atlantic Liberty Savings, F.A. to serve as officers of Atlantic Liberty Financial Corp. We will however, use the support staff of Atlantic Liberty Savings, F.A. from time to time. These persons will not be separately compensated by Atlantic Liberty Financial Corp. Atlantic Liberty Financial Corp. may hire additional employees, as appropriate, to the extent it expands its business in the future.

                   BUSINESS OF ATLANTIC LIBERTY SAVINGS, F.A.

General


      Our principal business consists of attracting retail deposits from the general public in the areas surrounding our two locations in Brooklyn, New York and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family residential mortgage loans, multi-family and commercial real estate loans, mortgage related securities and various other securities. Our revenues are derived principally from the interest on loans, securities, loan origination and servicing fees, and service charges and fees collected on deposit accounts. Our primary sources of funds are deposits and principal and interest payments on loans and securities.


Competition


      We face intense competition within our market both in making loans and attracting deposits. The New York City area has a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2002, our market share of deposits represented less than 0.5% of deposits in Kings County and ranked us 23rd of 39 financial institutions operating in Kings County.

      Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Market Area


      We operate in an urban market area that has a stable population and household base. During the past 11 years, the population and number of households in Kings County increased by approximately 8%. In 2001 per capita income for Kings County was $19,165 and the median household income was $37,132. Our primary lending area is concentrated in the neighborhoods surrounding both of our office locations in Brooklyn, New York. One-to four-family residential real estate in our market area is characterized by a large number of attached and semi-detached houses, including a number of two-and three-family homes and cooperative apartments. Most of our deposit customers are residents of the greater New York metropolitan area. The economy of our market area is characterized by the large number of small retail establishments. Our customer base is comprised of middle-income households, and to a lesser extent low-to-moderate-income households. The median household income for Brooklyn is below the median household income nationally, and in the State of New York. In addition, the unemployment rate in the market area served by us is higher than in the surrounding suburbs.


Lending Activities

      Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one-to four-family residential real property, and cooperative apartments. In recent years, we retained all loans that we originated. One-to four-family residential real estate mortgage loans represented $64.5 million, or 69.0%, of our loan portfolio at March 31, 2002. We also offer multi-family and commercial real estate loans. Multi-family real estate loans totaled $13.7 million, or 14.6%, of the loan portfolio at March 31, 2002. Commercial real estate loans totaled approximately $15.1 million, or 16.1% of the loan portfolio at March 31, 2002. We also offer home equity loans to existing customers.

      Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and net deferred fees.


                                                         At March 31,
                                             -----------------------------------
                                                   2002               2001
                                             ----------------   ----------------
                                              Amount  Percent    Amount  Percent
                                             -------  -------   -------  -------
                                                  (Dollars in Thousands)
Real Estate Loans:
One-to four-family .......................   $64,500    69.0%   $59,494    70.6%
Multi-family .............................    13,653    14.6     13,334    15.8
Commercial ...............................    15,076    16.1     11,075    13.2
                                             -------   -----    -------   -----
  Total real estate loans ................   $93,229    99.7%   $83,903    99.6%
                                             -------   =====    -------   =====

Other Loans:
Home equity ..............................       190     0.3        355     0.4
Unsecured ................................        26      --         --      --
                                             -------   -----    -------   -----
  Total other loans ......................       216     0.3        355     0.4
                                             -------   -----    -------   -----
  Total loans ............................   $93,445   100.0%   $84,258   100.0%
                                             -------   =====    -------   =====

Less:
Net deferred fees ........................       154                130
Allowance for loan losses ................       435                358
                                             -------            -------
  Total loans receivable, net ............   $92,856            $83,770
                                             =======            =======


      Loan Maturity Schedule. The following table shows the remaining contractual maturity of our loans at March 31, 2002. The table does not include the effect of possible prepayments or due on sale clause payments.


                                                                            At March 31, 2002
                                                -------------------------------------------------------------------------
                                                   One-to
                                                Four-Family                     Commercial      Home Equity
                                                   Amount      Multi-family     Real Estate    and Unsecured       Total
                                                -----------    ------------     -----------    -------------      -------
                                                                              (In Thousands)
Amounts Due:
   One year or less ........................      $    23         $     7         $   181         $    26         $   237
                                                  -------         -------         -------         -------         -------

   After one year:
     More than one year to three years .....          144             148             354              --             646
     More than three years to five years ...          291              42             391              37             761
     More than five years to 10 years ......       11,463           4,873           4,226             153          20,715
     More than 10 years to 20 years ........       24,115           8,583           9,924              --          42,622
     More than 20 years ....................       28,464              --              --              --          28,464
                                                  -------         -------         -------         -------         -------

Total due after one year ...................       64,477          13,646          14,895             190          93,208
                                                  -------         -------         -------         -------         -------

Total due ..................................      $64,500         $13,653         $15,076         $   216         $93,445
                                                  =======         =======         =======         =======         =======
   Less:
     Deferred loan fees.....................                                                                          154
     Allowance for loan losses .............                                                                          435
                                                                                                                  -------

   Loans receivable, net ...................                                                                      $92,856
                                                                                                                  =======


      The total amount of loans due after March 31, 2003 which have fixed interest rates is $32.5 million, and the total amount of loans due after such dates which have floating or adjustable interest rates is $60.7 million.

      One-to four-Family Residential Loans. Our primary lending activity consists of the origination of one-to four-family residential mortgage loans secured by property located in our lending area. At March 31, 2002, approximately $64.5 million, or 69.0% of our loan portfolio, consisted of one-to four-family residential loans. Generally, one-to four-family residential mortgage loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We generally will not make loans with a loan to value ratio in excess of 90%. Generally, fixed-rate loans are originated for terms of up to 15 years. We do not sell the loans that we originate.

      We also offer adjustable-rate mortgage loans with one, three, and five year adjustment periods based on changes in a designated treasury index. We also offer a loan product with a fixed rate of interest for seven years, which adjusts annually thereafter. Notwithstanding the low interest rate environment during the past two years, most of our new loan originations have had adjustable interest rates. During fiscal 2002, we originated $12.9 million in adjustable rate one-to four-family residential loans and $510,000 in fixed rate one-to four-family residential loans. In an effort to increase our origination of adjustable rate loans, we price our adjustable rate mortgages more aggressively as compared to our fixed rate loans. A substantial portion of our adjustable rate mortgage loans provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum adjustment of 500 basis points. Our adjustable rate mortgage loans amortize over terms of up to 30 years.

      Adjustable rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At March 31, 2002, 57.2% of our one-to four-family residential loans had adjustable rates of interest.

      All one-to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

      Regulations limit the amount that a savings association may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance on properties securing real estate loans.

      Multi-Family Real Estate Loans. Loans secured by multi-family real estate totaled approximately $13.7 million, or 14.6%, of the total loan portfolio at March 31, 2002. Multi-family real estate loans generally are secured by rental properties (including walk-up apartments). Substantially all multi-family real estate loans are secured by properties located within our lending area. At March 31, 2002, we had 55 multi-family loans with an average principal balance of $248,000, and the largest multi-family real estate loan had a principal balance of $929,000. Multi-family real estate loans generally are offered with adjustable interest rates. Multi-family loans are originated for terms of up to 10 years with a fixed rate of interest for the initial five year period and with a five year renewal option. At the time of renewal, the loan's interest rate will adjust to the five year Treasury Note rate plus 250 basis points. Multi-family real estate loans have terms ranging from 5 and 10 years, and amortize over a period of up to 20 years.

      We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 125% of the monthly debt service and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property securing the loan. All multi-family loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from multi-family real estate borrowers.

      Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

      Commercial Real Estate Loans. At March 31, 2002, $15.1 million, or 16.1% of the total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, private schools, religious facilities, restaurants, mixed use properties and other commercial properties. We generally originate adjustable rate commercial real estate loans with maximum terms of up to 10 years. The maximum loan-to-value ratio of commercial real estate loans is 70%. At March 31, 2002, we had 54 commercial real estate loans with an average outstanding balance of $279,000. At March 31, 2002, our largest commercial real estate loan had a principal balance of $921,000 and was secured by a mixed use property. As of March 31, 2002, non-performing loans included two commercial real estate loans totaling $725,000, the largest of which had a principal balance of $580,000 at March 31, 2002 and was secured by a medical facility with an appraised value of $1.2 million.

      In underwriting commercial real estate loans, we consider and evaluate the same criteria as in underwriting multi-family real estate loans. Personal guarantees are generally obtained from commercial real estate borrowers.

      Loans secured by commercial real estate generally are larger than one-to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

      Origination and Servicing of Loans. Historically, we have originated mortgage loans pursuant to underwriting standards that generally conform with the Fannie Mae and Freddie Mac guidelines. Loan origination activities are primarily concentrated in Brooklyn, New York. New loans are generated primarily from walk-in customers, customer referrals, brokers and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our main office. We service all loans that we originate.

      The following table shows our loan origination and repayment activities for the periods indicated. We did not purchase or sell any loans during the periods indicated.


                                                          Years Ended March 31,
                                                         ----------------------
                                                           2002          2001
                                                         --------      --------
                                                             (In Thousands)

Loans receivable, net, at beginning of period ......     $ 83,770      $ 76,244
                                                         --------      --------

Originations by type:
  Real estate - one-to four-family .................       13,453        13,464
              - multi-family .......................        4,954         3,464
              - commercial .........................        6,455         1,970
  Other - home equity and unsecured ................           67           136
                                                         --------      --------

    Total loans originated .........................       24,929        19,034

  Principal repayments .............................      (15,808)      (11,557)
  (Provision) recovery for loan losses .............          (70)           17
  Amortization .....................................           35            32
                                                         --------      --------
    Net increase ...................................        9,086         7,526
                                                         --------      --------

  Loans receivable, net, at end of period ..........     $ 92,856      $ 83,770
                                                         ========      ========


      Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. One-to four-family residential mortgage loans of up to $350,000 may be approved by senior management and all other one-to four-family residential mortgage loans in excess of $350,000 must be approved by the board of directors. All multi-family and commercial real estate loans must be approved by the board of directors. In addition, the board of directors ratifies all loans approved by management.

      We require appraisals of all real property securing loans. Appraisals are performed by independent appraisers who are licensed by the state, and who are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. Where appropriate, flood insurance is also required.

Non-performing and Problem Assets

      After a mortgage loan becomes eight days past due, we deliver a computer generated delinquency notice to the borrower. A second delinquency notice is sent once the loan becomes 16 days past due. When a loan becomes 30 days past due, we send an additional delinquency notice to the borrower and attempt to make personal contact with the borrower by letter or telephone to establish an acceptable repayment schedule. In addition, with respect to loans secured by a one-to four-family residence, after 45 days we will attempt to assist the borrower in obtaining credit counseling. When a mortgage loan is 90 days delinquent and no acceptable resolution has been reached, we send the borrower a five-day demand letter. If the loan is not brought current within 120 days, we will generally refer the matter to our attorney. Management is authorized to begin foreclosure proceedings on any loan after determining that it is prudent to do so.

      Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they are specifically determined to be impaired or when they become 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received.

      Non-performing Loans. At March 31, 2002, $725,000 or 0.58% of our total loans were non-performing loans. We had no accruing loans delinquent more than 90 days as of March 31, 2002 or March 31, 2001.

      Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets as of March 31, 2002 and 2001. Delinquent loans that are 90 days or more past due are considered non-performing assets. During the periods presented, we did not have any troubled debt restructurings.


                                                                           At March 31,
                                                                     ----------------------
                                                                       2002           2001
                                                                      -----          -----
                                                                     (Dollars in Thousands)
Non-performing loans:
    One-to four-family .......................................        $  --         $   94
    Multi-family .............................................           --             --
    Commercial real estate ...................................          725             --
    Home equity ..............................................           --             --
    Unsecured ................................................           --             --
                                                                      -----         ------
Total non-performing loans ...................................          725             94
  Other real estate (1) ......................................           78             78
                                                                      -----         ------
Total non-performing assets ..................................        $ 803         $  172
                                                                      =====         -=====

Total non-performing assets as a percentage of total assets ..         0.65%          0.15%
                                                                      =====         ======

Allowance for loan losses as a percentage of
non-performing loans .........................................        60.00%        380.85%
                                                                      =====         ======

Allowance for loan losses as a percentage of gross loans
receivable ...................................................         0.47%          0.43%
                                                                      =====         ======


----------
(1)   Represents a $78,000 investment in real estate.

      For the year ended March 31, 2002, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $69,000. Interest income recognized on such loans for the year ended March 31, 2002 was $44,000.

      Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at March 31, 2002.


                                                                         Loans Delinquent For:
                                        -------------------------------------------------------------------------------------------
                                                60-89 Days                  90 Days and Over             Total Delinquent Loans
                                        -------------------------------------------------------------------------------------------
                                                           Percent of                     Percent of                     Percent of
                                                              Loan                           Loan                           Loan
                                        Number    Amount    Category    Number   Amount    Category    Number   Amount    Category
                                        ------    ------    --------    ------   ------    --------    ------   ------    --------
                                                                          (Dollars in Thousands)
One-to four-family .................       --      $ --         --%        --     $ --         --%        --     $ --         --%
Multi-family .......................       --        --         --         --       --         --         --       --         --
Commercial real estate .............       --        --         --          2      725        4.8          2      725        4.8
Home equity and unsecured ..........       --        --         --         --       --         --         --       --         --
                                         ----      ----       ----       ----     ----       ----       ----     ----       ----
  Total ............................       --      $ --                     2     $725                     2     $725
                                         ====      ====                  ====     ====                  ====     ====

Delinquent loans to total loans ....                                                                                         0.8%
                                                                                                                            ====


--------------------
(1)   Percentage of delinquent loans to total loans.

      Classified Assets. Office of Thrift Supervision regulations and our Asset Classification Policy provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as "special mention" if the asset has a potential weakness that warrants management's close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed the value of the asset may deteriorate, adversely affecting the repayment of the asset.

      An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.


      On the basis of management's review of its assets, at March 31, 2002 we had classified $1.2 million of our assets as substandard (which consisted of three non-accruing loans secured by commercial real estate totaling $725,000, and three accruing loans secured by one-to four-family properties totaling $500,000) and $745,000 as special mention (which consisted of four loans secured by one-to four-family properties). At March 31, 2002 none of our assets were classified as doubtful or loss.


      The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses


      Our allowance for loan losses is maintained at a level considered adequate to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions , management's judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans which are determined to be uncollectible are charged against the allowance. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of March 31, 2002 is maintained at a level that represents management's best estimate of losses in the loan portfolio, and such losses were both probable and reasonably estimable.


      In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

      Allowance of Loan Losses. The following table analyzes changes in the allowance for the periods presented.


                                                                For the Years Ended March 31,
                                                                -----------------------------
                                                                        2002      2001
                                                                       -----     -----
                                                                   (Dollars in Thousands)
Balance at beginning of period .............................           $ 358     $ 401
                                                                       -----     -----

Charge-offs:
  One-to four-family .......................................              --        39
  Multi-family .............................................              --        --
  Commercial real estate ...................................              --        --
  Home equity ..............................................              --        --
  Unsecured ................................................              --         4
                                                                       -----     -----
    Total ..................................................              --        43
                                                                       -----     -----

Recoveries:
  One-to four-family .......................................               7        17
  Multi-family .............................................              --        --
  Commercial real estate ...................................              --        --
  Home equity ..............................................              --        --
  Unsecured ................................................              --        --
                                                                       -----     -----
    Total ..................................................               7        17
                                                                       -----     -----

Net charge-offs(recoveries) ................................              (7)       26
Provisions charged to operations (recovery credited to
  operations) ..............................................              70       (17)
                                                                       -----     -----
  Balance at end of period .................................           $ 435     $ 358
                                                                       =====     =====

Ratio of (recoveries) net charge-offs during the period
to average loans outstanding during the period .............           (0.01)%    0.03%
                                                                       =====     =====


      Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.


                                                           At March 31,
                           -----------------------------------------------------------------------------
                                          2002                                     2001
                           ------------------------------------    -------------------------------------
                                                     Percent of                              Percent of
                                                      Loans in                                Loans in
                           Amount of                    Each       Amount of                    Each
                           Loan Loss  Loan Amounts  Category to    Loan Loss   Loan Amounts  Category to
                           Allowance  by Category   Total Loans    Allowance   by Category   Total Loans
                           ---------  -----------   -----------    ---------   -----------   -----------
                                                      (Dollars in Thousands)
One-to four-family ...      $    89      $64,500         69.0%      $   149      $59,494         70.6%
Multi-family .........           68       13,653         14.6            33       13,334         15.8
Commercial ...........          266       15,076         16.1           139       11,075         13.2
Home equity ..........           --          190          0.3            --          355          0.4
Unsecured ............           --           26           --            --           --           --
Unallocated ..........           12           --           --            37           --           --
                            -------      -------      -------       -------      -------      -------
    Total ............      $   435      $93,445        100.0%      $   358      $84,258        100.0%
                            =======      =======      =======       =======      =======      =======

      Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status.

All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowance is reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

      This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.


Investments

      Investments and Mortgage-Backed Securities. Our investment portfolio at March 31, 2002 consisted of an investment of $1.0 million in corporate obligations and an investment of $902,000 in Federal Home Loan Bank stock. At March 31, 2002 we had $9.2 million in interest-earning deposits with other financial institutions. Our investment policy objectives are to maintain liquidity within the guidelines established by the board of directors.

      We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies thereof, and all of which are classified as held to maturity. Virtually all of our mortgage-backed securities are adjustable rate instruments that reprice at one to three year intervals. At March 31, 2002 mortgage-backed securities totaled $15.8 million, or 12.7% of total assets.

      The following table sets forth the carrying value of our investment portfolio at the dates indicated. Our corporate bonds mature in 2006 and had an average remaining life of 3.9 years at March 31, 2002. Our Federal Home Loan Bank stock has no stated maturity, and our interest-bearing deposits with other institutions are payable on demand.


                                                       At March 31,
                                      ---------------------------------------------
                                              2002                     2001
                                      --------------------     --------------------
                                      Carrying     Percent     Carrying     Percent
                                       Value      of total      Value      of total
                                      --------    --------     --------    --------
                                                  (Dollars in Thousands)
Investment securities
   Federal agency obligations ...      $   --          --%       4,000        82.8%
   Corporate bonds ..............       1,032        53.3           --          --
   FHLB stock ...................         902        46.7          832        17.2
                                       ------      ------       ------      ------
     Total investment securities
       and FHLB stock ...........      $1,934       100.0%      $4,832       100.0%
                                       ======      ======       ======      ======

Other interest-earning assets
   Interest-earning deposits with
     other institutions .........      $9,156       100.0%      $3,197       100.0%
                                       ------      ======       ------      ======
     Total ......................      $9,156       100.0%      $3,197       100.0%
                                       ======      ======       ======      ======

      The following table sets forth the composition of our mortgage-backed securities at the dates indicated.

                                                        At March 31,
                                           -------------------------------------
                                                   2002              2001
                                           ------------------  -----------------
                                           Carrying   Percent  Carrying  Percent
                                             Value   of Total   Value   of Total
                                           --------  --------  -------- --------
                                                   (Dollars in Thousands)
Mortgage-backed securities
Ginnie Mae ..............................   $ 1,143     7.2%   $   269     1.4%
Fannie Mae ..............................     6,973    44.3      9,103    48.4
Freddie Mac .............................     6,587    41.8      6,985    37.1
Collateralized mortgage obligations .....     1,055     6.7      2,463    13.1
                                            -------   -----    -------   -----

Total mortgage-backed securities ........   $15,758   100.0%   $18,820   100.0%
                                            =======   =====    =======   =====

      Set forth below are the carrying value and estimated fair value of mortgage-backed securities at March 31, 2002 by contractual maturity.

                                                      Carrying         Estimated
                                                        Value         Fair Value
                                                      --------        ----------
                                                            (In Thousands)

Due after one year through five years ..........       $    10         $    10
Due after five years through ten years .........         1,429           1,435
Due after ten years ............................        14,319          14,437
                                                       -------         -------

                                                       $15,758         $15,882
                                                       =======         =======


Sources of Funds


      General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of New York may be used in the short-term to compensate for reductions in deposits and to fund loan growth.

      Deposits. Deposits are not actively solicited outside of the New York City metropolitan area, and substantially all of our depositors are persons who work or reside in Brooklyn, New York. We offer a selection of deposit instruments, including passbook savings accounts, money market accounts, fixed-term certificates of deposit, and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not pay broker fees for any deposits.

      Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. In recent years, we have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Deposits are priced to reflect our interest rate risk management and profitability objectives. Based on experience, management believes that passbook accounts and money market accounts are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At March 31, 2002, $65.1 million, or 58.4% of our deposit accounts were certificates of deposit, of which $46.4 million have maturities of one year or less. A significant portion of the certificates of deposit consist of accounts that were opened at the direction of the county or surrogate court for the benefit of minors or others who are deemed to be incompetent to handle their affairs. At March 31, 2002, $11.5 million of the certificates of deposit consisted of such court-directed deposits. Court-directed deposits must remain deposited at Atlantic Liberty Savings, F.A. until the intended beneficiary attains his or her majority or is deemed competent to handle his or her own affairs.

      Deposit Accounts. The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered as of the dates indicated.

                                                       At March 31,
                                          --------------------------------------
                                                 2002                2001
                                          -----------------   ------------------
                                           Amount   Percent    Amount    Percent
                                          --------  -------   --------   -------
                                                  (Dollars in Thousands)
Transactions and Savings Deposits:

Demand:
  Non-interest-bearing ................   $  2,428     2.2%   $  3,122     3.0%
  Interest-bearing ....................      6,231     5.6       4,041     3.8
Regular Savings .......................     19,889    17.9      19,139    18.0
Money Market Accounts .................     17,390    15.9      14,965    14.1
                                          --------   -----    --------   -----

Total Non-Certificates ................   $ 45,938    41.6%   $ 41,267    38.9%
                                          --------   -----    --------   -----

Certificates:

0.00 - 1.99% ..........................   $ 13,964    12.5%   $     --      --%
2.00 - 3.99% ..........................     24,890    22.3       1,022     1.0
4.00 - 5.99% ..........................     21,886    19.7      43,369    40.9
6.00 - 7.99% ..........................      4,276     3.9      20,430    19.2
8.00 - 9.99% ..........................         36      --          35      --
                                                     -----

Total Certificates ....................     65,052    58.4      64,856    61.1
                                          --------   -----    --------   -----
   Total Deposits .....................   $110,990   100.0%   $106,123   100.0%
                                          ========   =====    ========   =====

      Time Deposit Maturity Schedule. The following table presents, by rate category, the remaining period to maturity of time deposit accounts outstanding as of March 31, 2002.


                                                        0.00 -    2.00% -    4.00% -    6.00% -    8.00% or            Percent of
                                                        1.99%      3.99%      5.99%      7.99%     greater     Total      Total
                                                       -------    -------    -------    -------    -------    -------  ----------
                                                                           (Dollars in Thousands)
Certificate accounts maturing in quarter ending:
June 30, 2002 ......................................   $ 8,772    $ 5,009    $ 5,792    $ 2,041    $    --    $21,614     33.2
September 30, 2002 .................................     2,806      4,779      2,762      1,067         --     11,414     17.6
December 31, 2002 ..................................        57      3,418      2,233        747         --      6,455      9.9
March 31, 2003 .....................................     2,301      2,910      1,637        110         --      6,958     10.7
June 30, 2003 ......................................        27      3,357        921         87         36      4,428      6.8
September 30, 2003 .................................         1      2,011        830          3         --      2,845      4.4
December 31, 2003 ..................................        --         12        682         97         --        791      1.2
March 31, 2004 .....................................        --        321        226         --         --        547      0.8
June 30, 2004 ......................................        --        132        467         --         --        599      0.9
September 30, 2004 .................................        --        203        828         --         --      1,031      1.6
December 31, 2004 ..................................        --         --        510         --         --        510      0.8
March 31, 2005 .....................................        --          7        576        124         --        707      1.1
Thereafter .........................................        --      2,731      4,422         --         --      7,153     11.0
                                                       -------    -------    -------    -------    -------    -------    -----

    Total ..........................................   $13,964    $24,890    $21,886    $ 4,276    $    36    $65,052    100.0
                                                       =======    =======    =======    =======    =======    =======    =====
    Percent of total ...............................      21.0%      38.0%      34.0%       7.0%        --%     100.0%
                                                       =======    =======    =======    =======    =======    =======

      Deposit Activity. The following table sets forth the deposit activities for the periods indicated.

                                                     Years Ended March 31,
                                                ------------------------------
                                                   2002                 2001
                                                ---------            ---------
                                                    (Dollars in Thousands)

Opening balance ......................          $ 106,123            $ 101,301
Deposits .............................            114,627              119,302
Withdrawals ..........................           (113,516)            (118,926)
Interest credited ....................              3,756                4,446
                                                ---------            ---------

Ending balance .......................          $ 110,990            $ 106,123
                                                =========            =========

Net increase .........................          $   4,867            $   4,822
                                                =========            =========

Percent increase .....................               4.59%                4.76%
                                                =========            =========

      Large Certificates. The following table indicates the amount of our certificates of deposit by time remaining until maturity as of March 31, 2002.

                                                                       Maturity
                                                     ----------------------------------------------
                                                     3 Months   Over 3 to 6  Over 6 to 12   Over 12
                                                     or Less       Months       Months       Months       Total
                                                     --------   -----------  ------------   -------      -------
                                                                            (In Thousands)
Certificates of deposit less than $100,000 ....      $12,052      $ 9,845      $10,953      $17,008      $49,858
Certificates of deposit of $100,000 or more ...        9,562        1,569        2,460        1,603       15,194
                                                     -------      -------      -------      -------      -------

    Total certificates of deposit .............      $21,614      $11,414      $13,413      $18,611      $65,052
                                                     =======      =======      =======      =======      =======

      Borrowings. We may obtain advances from the Federal Home Loan Bank of New York upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities provide certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

      The following tables sets forth the maturity, interest rate and balances of advances from the Federal Home Loan Bank of New York at March 31, 2002. There were no borrowings outstanding at, or during the year ended March 31, 2001. The average balance of our Federal Home Loan Bank advances during the year ended March 31, 2002 was $1.2 million.

      Maturity                                       Interest Rate       Amount
      --------                                       -------------       ------

August 30, 2002                                          3.61%        $  400,000
September 30, 2003                                       4.15            400,000
August 30, 2004                                          4.63            600,000
August 30, 2005                                          4.94            300,000
August 30, 2006                                          5.16            300,000
                                                                      ----------
                                                                      $2,000,000
                                                                      ==========

           Weighted average rate ..................      4.46%


Properties

      The following table provides certain information with respect to our offices as of March 31, 2002:

                                                            Net Book Value of
      Location        Leased or Owned      Year Acquired      Real Property
      --------        ---------------      -------------      -------------
Main Office                Owned               1983              $734,543
186 Montague Street
Brooklyn, NY 11201

Branch Office              Owned               1978              $486,937
1402 Avenue J
Brooklyn, NY 11230

      The net book value of our premises, land and equipment was approximately $1.4 million at March 31, 2002.

Service Corporation Subsidiary

      We do not have any subsidiary corporations. However, OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations.

Legal Proceedings


      We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2002, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.


Personnel

      As of March 31, 2002, we had 20 full-time employees and seven part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                           FEDERAL AND STATE TAXATION

Federal Taxation

      General. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Atlantic Liberty Savings, F.A.'s tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A.

      Method of Accounting. For Federal income tax purposes, Atlantic Liberty Savings, F.A. currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its Federal income tax returns.

      Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), Atlantic Liberty Savings, F.A. was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Atlantic Liberty Savings, F.A. was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). Atlantic Liberty Savings, F.A. had no reserves subject to recapture.

      As more fully discussed below, Atlantic Liberty Savings, F.A. files a New York State franchise tax return. New York State and New York City enacted legislation in 1996, which among other things, decoupled the Federal tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt provisions that applied under federal law prior to the enactment of the 1996 Act. Provided Atlantic Liberty Savings, F.A. continues to satisfy certain definitional tests and other conditions, for New York State and New York City income tax purposes, it is permitted to continue to use a reserve method for bad debt deductions. The deductible annual addition to such reserves may be computed using a specific formula based on an institution's loss history (the "experience method") or a statutory percentage equal to 32% of its New York State and New York City taxable income (the "percentage method") before bad debt deduction.


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

      Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Atlantic Liberty Savings, F.A. fail to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules.

      At March 31, 2002, our total federal pre-1988 base year reserve was approximately $1.3 million. However, under current law, pre-1988 base year reserves remain subject to recapture should Atlantic Liberty Savings, F.A. make certain non-dividend distributions, repurchase of any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

      Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Atlantic Liberty Savings, F.A. has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

      Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2002, Atlantic Liberty Savings, F.A. had no net operating loss carryforwards for federal income tax purposes.

      Corporate Dividends-Received Deduction. Atlantic Liberty Financial Corp. may exclude from its income 100% of dividends received from Atlantic Liberty Savings, F.A. as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

      New York State Taxation. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. will report income on a consolidated calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 8.0% (for 2002) and 7.5% (for 2003 and forward) of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

                           SUPERVISION AND REGULATION

General

      Atlantic Liberty Savings, F.A. is examined and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision


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

establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation's deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution's operations and assigns its rating (known as an institution's CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Atlantic Liberty Savings, F.A. also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Atlantic Liberty Savings, F.A. also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Atlantic Liberty Savings, F.A. and prepares reports for the consideration of its board of directors on any operating deficiencies. Atlantic Liberty Savings, F.A.'s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of Atlantic Liberty Savings, F.A.'s mortgage documents.

      Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. and their operations.

Federal Banking Regulation

      Business Activities. A federal savings association derives its lending and investment powers from the Home Owners' Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Atlantic Liberty Savings, F.A. may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets. Atlantic Liberty Savings, F.A. also may establish subsidiaries that may engage in activities not otherwise permissible for Atlantic Liberty Savings, F.A., including real estate investment and securities and insurance brokerage.

      Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.


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

      The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

      At March 31, 2002, Atlantic Liberty Savings, F.A.'s capital exceeded all applicable requirements.

      Loans-to-One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2002, Atlantic Liberty Savings, F.A. was in compliance with the loans-to-one borrower limitations.

      Qualified Thrift Lender Test. As a federal savings association, Atlantic Liberty Savings, F.A. is subject to a qualified thrift lender, or "QTL," test. Under the QTL test, Atlantic Liberty Savings, F.A. must maintain at least 65% of its "portfolio assets" in "qualified thrift investments" in at least nine of the most recent 12 month period. "Portfolio assets" generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association's business.


      "Qualified thrift investments" includes various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. "Qualified thrift investments" also include 100% of an institution's credit card loans, education loans and small business loans. Atlantic Liberty Savings, F.A. also may satisfy the QTL test by qualifying as a "domestic building and loan association" as defined in the Internal Revenue Code.


      A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At March 31, 2002, Atlantic Liberty Savings, F.A. maintained approximately 97% of its portfolio assets in qualified thrift investments.

      Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases


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

and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

            o the total capital distributions for the applicable calendar year exceed the sum of the association's net income for that year to date plus the association's retained net income for the preceding two years;

            o the association would not be at least adequately capitalized following the distribution;

            o the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

            o the association is not eligible for expedited treatment of its filings.

      Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

      The Office of Thrift Supervision may disapprove a notice or application if:

            o the association would be undercapitalized following the distribution;

            o the proposed capital distribution raises safety and soundness concerns; or

            o the capital distribution would violate a prohibition contained in any statute, regulation or agreement.


      In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.


      Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

      Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the association's record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An association's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Atlantic Liberty Savings, F.A. received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

      Transactions with Related Parties. A federal savings association's authority to engage in transactions with its "affiliates" is limited by Office of Thrift Supervision regulations and by


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

Sections 23A and 23B of the Federal Reserve Act (the "FRA"). The term "affiliates" for these purposes generally means any company that controls or is under common control with an institution. Atlantic Liberty Financial Corp. is an affiliate of Atlantic Liberty Savings, F.A. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

      Atlantic Liberty Savings, F.A.'s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Atlantic Liberty Savings, F.A.'s capital. In addition, extensions of credit in excess of certain limits must be approved by Atlantic Liberty Savings, F.A.'s board of directors.

      Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all "institution-affiliated parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.


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

      Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

      Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the association's capital:

            o well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

            o adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

            o undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

            o significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

            o     critically undercapitalized (less than 2% tangible capital).

      Generally, the banking regulator is required to appoint a receiver or conservator for an association that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.


      In 1998, as a result of losses incurred in connection with a customer fraud and employee defalcation we became an undercapitalized institution under the prompt corrective action regulations. Consequently, in August 1998, the Office of Thrift Supervision issued a Prompt Corrective Action Directive directing us to comply with the provisions of a capital plan which was previously submitted to, and conditionally approved by, the Office of Thrift Supervision.

The capital plan set forth detailed steps for us to follow to achieve capital compliance. The Prompt Corrective Action Directive also contained restrictions on our operations and required improvements in our internal controls with respect to extensions of credit, among other things. We achieved capital compliance in September 1998 and the Prompt Corrective Action Directive was terminated by the Office of Thrift Supervision in November 2000.


      At March 31, 2002, Atlantic Liberty Savings, F.A. met the criteria for being considered "well-capitalized."

      Insurance of Deposit Accounts. Deposit accounts in Atlantic Liberty Savings, F.A. are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. Atlantic Liberty Savings, F.A.'s deposits therefore are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately .02% of insured deposits to fund interest payments on bonds maturing in 2017 issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

      Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

      Federal Home Loan Bank System. Atlantic Liberty Savings, F.A. is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Atlantic Liberty Savings, F.A. is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of March 31, 2002, Atlantic Liberty Savings, F.A. was in compliance with this requirement.

Federal Reserve System

      The Federal Reserve Board regulations require savings associations to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At March 31, 2002, Atlantic Liberty Savings, F.A. was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

Holding Company Regulation

      Upon completion of the conversion, Atlantic Liberty Financial Corp. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift


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

Supervision. The Office of Thrift Supervision has enforcement authority over Atlantic Liberty Financial Corp. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Atlantic Liberty Savings, F.A.

      Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it may engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. Atlantic Liberty Financial Corp. will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

      Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Federal Securities Laws

      Atlantic Liberty Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. Upon completion of the conversion, Atlantic Liberty Financial Corp. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Atlantic Liberty Financial Corp. will continue to be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

      The registration under the Securities Act of 1933 of shares of common stock to be issued in the conversion does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Atlantic Liberty Financial Corp. may be resold without registration. Shares purchased by an affiliate of Atlantic Liberty Financial Corp. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Atlantic Liberty Financial Corp. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Atlantic Liberty Financial Corp. that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Atlantic Liberty Financial Corp., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Atlantic Liberty Financial Corp. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

                                   MANAGEMENT

Shared Management Structure

      The directors of Atlantic Liberty Financial Corp. will be those same persons who are the directors of Atlantic Liberty Savings, F.A. In addition, both of the executive officers of Atlantic Liberty Financial Corp. will also be an executive officer of Atlantic Liberty Savings, F.A. Although there are no present plans to do so, both Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. may choose to appoint additional or different persons as directors in the future. We expect that Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Atlantic Liberty Savings, F.A. These individuals may receive additional compensation for their services to Atlantic Liberty Financial Corp.

Directors of Atlantic Liberty Financial Corp.

      The board of directors of Atlantic Liberty Financial Corp. will initially consist of five members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the conversion will consist of Director De Martino. The class of directors whose term expires at the second annual meeting of stockholders following completion of the conversion will consist of Directors Mangano and Spanakos. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the conversion will consist of Directors Arkwright and Donohue.

Executive Officers of Atlantic Liberty Financial Corp.

      The following individuals will be the executive officers of Atlantic Liberty Financial Corp. and will hold the offices set forth below opposite their names.

          Name           Age(1)                    Position
----------------------   ------  -----------------------------------------------
Barry M. Donohue           61    President and Chief Executive Officer
William M. Gilfillan       57    Executive Vice President, Chief Financial
                                 Officer and Corporate Secretary

----------
(1)   As of March 31, 2002.

      The executive officers of Atlantic Liberty Financial Corp. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board of directors.


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

Directors of Atlantic Liberty Savings, F.A.

      Composition of our Board. We have five directors. Directors of Atlantic Liberty Savings, F.A. will be elected annually by Atlantic Liberty Financial Corp. as its sole stockholder.

      The following table states our directors' names, their ages as of March 31, 2002, and the calendar years when they began serving as directors:

       Directors          Age           Position              Director Since
----------------------    ---   -----------------------       --------------
Richard T. Arkwright       68   Chairman of the Board              1999
Barry M. Donohue           61   President and Chief
                                Executive Officer                  2001
Hon. Guy J. Mangano        72   Director                           2001
Thomas M. De Martino       64   Director                           2002
George M. Spanakos         65   Director                           2001


      The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

      Richard T. Arkwright is the Chairman of the Board of Atlantic Liberty Savings, F.A., and has held this position since 2001. In 2002 Mr. Arkwright became the Chairman and Chief Investment Officer of Analytic Asset Management, an investment advisory firm located in New York City. From 1983 until joining Analytic Asset Management in 2002, Mr. Arkwright was the Executive Vice President of Gray Seifert & Co., an investment advisory firm.


      Barry M. Donohue is the President and Chief Executive Officer of Atlantic Liberty Savings, F.A. Until his appointment in 1999, Mr. Donohue was Vice President of Mortgage Lending at Atlantic Liberty Savings, F.A. Mr. Donohue previously was Senior Vice President of Crossland Savings Bank until 1992 when he joined Atlantic Liberty Savings, F.A.

      Hon. Guy J. Mangano is retired. Prior to his retirement in 2000, Mr. Mangano was the Presiding Justice of the Appellate Division, Second Department of the New York State Appellate Court.


      Thomas M. De Martino is the owner of T.M. De Martino Consulting Services, a business and government services consultant. Prior to founding T.M. De Martino Consulting Services in 1998, Mr. De Martino was Vice President of External Affairs with Brooklyn Union Gas.


      George M. Spanakos is a self employed attorney. Mr. Spanakos is also an owner of St. Georges Realty, a real estate management company located in Brooklyn, New York.


      William M. Gilfillan is the Executive Vice President and Chief Financial Officer of Atlantic Liberty Savings, F.A. since September 2000. From 1979 until January 2000, Mr. Gilfillan served as a Vice President with J.P. Morgan, a financial services and investment banking company.

Meetings of the Board of Directors and Committees

      Our Board of Directors meets on a monthly basis and may hold additional special meetings. During the year ended March 31, 2002, the Board of Directors of Atlantic Liberty Savings, F.A. held 12 regular meetings and two special meetings.

Committees of Atlantic Liberty Financial Corp.

      Atlantic Liberty Financial Corp. will have standing Audit, Nominating and Compensation Committees. Atlantic Liberty Financial Corp. was not incorporated in fiscal 2002 and therefore no board or committee meetings were held during 2002.


      The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform Atlantic Liberty Financial Corp.'s annual audit, and will act as a liaison between the auditors and the Board. The Audit Committee is comprised of directors Arkwright, Mangano, De Martino and Spanakos.


      The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of the Board members who are not standing for election.


      The Compensation Committee will establish Atlantic Liberty Financial Corp.'s compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of Atlantic Liberty Financial Corp.'s non-employee directors.


Director Compensation

      Director Fees. Atlantic Liberty Savings, F.A. pays each non-employee director an annual retainer of $12,000, except for the Chairman of the Board who receives a retainer of $16,000. In addition, directors receive $600 for attendance at each regular meeting of the Board of Directors and $300 for each committee meeting of the Board of Directors. An additional $100 per meeting is paid to committee chairmen.

Executive Officer Compensation

      Summary Compensation Table. The following table sets forth for the year ended March 31, 2002, certain information as to the total remuneration paid by Atlantic Liberty Savings, F.A. to its Chief Executive Officer, as well as to the other executive officer of Atlantic Liberty Savings, F.A., who received total annual compensation in excess of $100,000.


                                                               Annual Compensation(1)
                                               ------------------------------------------------------
                                                                         Other Annual                      All Other
                                                                         Compensation                     Compensation
  Name and Principal Position        Year      Salary($)      Bonus($)      ($)(2)       LTIP Payouts         (3)
-------------------------------      ----      ---------      --------   ------------    ------------     ------------
Barry M. Donohue, .............      2002      $136,923       $77,000         --              --           $  14,000
President and Chief Executive
Officer

William M. Gilfillan, .........      2002       114,615        71,000         --              --              20,000
Executive Vice President and
Chief Financial Officer


----------
(1) Summary compensation information is excluded for the fiscal years ended March 31, 2001 and 2000, as Atlantic Liberty Savings, F.A. was not a public company during those periods.
(2) Atlantic Liberty Savings, F.A. provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for fiscal 2002 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.


(3)   Represents employer contributions under the 401(k) plan.


Benefit Plans


      Employment Agreements. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. plan to enter into substantially similar employment agreements with Messrs. Donohue and Gilfillan. Each of these agreements will have a term of three years. Commencing on January 31, 2004 and continuing on January 31 of each year thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the initial base salaries for Messrs. Donohue and Gilfillan will be $160,000 and $130,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Mr. Donohue's agreements provide that he will be entitled to the use of an automobile and the payment of reasonable expenses associated with such use. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

      Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive's authority, (iii) the liquidation or dissolution of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. that would affect the status of the executive, or (iv) a breach of the employment agreement by the applicable corporation, then the executive would be entitled to payment of an amount equal to three times the sum of (i) the average annual rate of base salary paid to him in the last three years ending in the year of termination and (ii) the average rate of bonus awarded to him during the prior three years, payable, at the executive's election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In the event of the executive's involuntary termination by

Atlantic Liberty Savings, F.A. or voluntary resignation from Atlantic Liberty Savings' employment upon a change in control or at any time following a change in control, the executive would be entitled to the payment of a sum equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement. Also, the executive would be entitled to a cash payment equal to the difference, if any, between (i) the present value of benefits to which he would be entitled under Atlantic Liberty Savings' pension plan if he continued working for Atlantic Liberty Savings, F.A. for an additional 36 months, over (ii) the present value of the benefits to which he is actually entitled under Atlantic Liberty Savings' pension plan due to his termination. The executive also would be entitled to a cash payment equal to the present value of Atlantic Liberty Savings' contributions that would have been made on his behalf under Atlantic Liberty Savings 401(k) plan and employee stock ownership plan and any other defined contribution plan maintained by Atlantic Liberty Savings, F.A. if he had continued working for Atlantic Liberty Savings, F.A. for 36 months following his termination. In addition, the executive would be entitled to continuation of life, medical, dental and disability benefits for a period of 36 months after termination. He also would become vested in any outstanding unvested stock options or shares of restricted stock Atlantic Liberty Financial Corp. that have been awarded to him. In the event payments to the executive include an "excess parachute payment" as defined in the Code, payments under the employment agreements with Atlantic Liberty Savings, F.A. would be reduced in order to avoid this result. If Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. does not renew the agreement prior to the agreement's anniversary date, the executive may resign and will be entitled to three times his annual rate of base salary.


      Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Atlantic Liberty Savings, F.A. within a 25-mile radius for a period of one year following termination. Should the executive become disabled, he would be entitled to the payment of his base salary for the remaining term of his employment agreement or one year, whichever is longer, provided that any amount paid the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Atlantic Liberty Savings, F.A., the executive's estate will be paid the executive's base salary for one year and the executive's family will be entitled to continuation of health benefit coverage for one year. Any payment to the executive under the agreements with Atlantic Liberty Savings, F.A. will reduce proportionately the amounts due the executive under the agreements with Atlantic Liberty Financial Corp.

      Change in Control Agreements. Atlantic Liberty Savings, F.A. intends to enter into severance agreements with two to three other officers of Atlantic Liberty Savings, F.A., which would provide certain benefits in the event of a change in control of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. Each of the severance agreements provides for a term of up to 36 months. Commencing on each anniversary date, the Board of Directors may extend any change in control agreement for an additional year. The change in control agreements enable Atlantic Liberty Savings, F.A. to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and Atlantic Liberty Savings, F.A. may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

      Following a change in control of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A., an officer is entitled to a payment under the change in control agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, he will receive a cash payment up to a maximum of three times the sum of base salary and highest rate of bonuses awarded to the executive over the prior three years, subject to applicable withholding taxes. In addition to the severance payment, each covered officer is entitled to receive life, health, dental and disability coverage for a period of up to 36 months from the date of termination. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

      Executive Incentive Bonus Plan. Atlantic Liberty Savings, F.A. has adopted an executive incentive bonus plan for the benefit of Messrs. Donohue and Gilfillan. The Plan provides financial incentives based on bank level performance criteria that reflect objective measurements of profitability and efficiency and individual performance criteria that reflect the ability of the executive to accomplish the goals set in a manner consistent with Atlantic Liberty Savings, F.A. management philosophy. The various criteria are weighted each year by the plan administrator and a bonus pool is established that is based on approximately 5% of base salary and 40% of Atlantic Liberty Savings, F.A.' s income exceeding core income (defined as net income before non-recurring expense). The plan administrator will set a minimum core income threshold that must be met in order for a bonus to be paid. Assuming the minimum threshold is achieved, the maximum bonus payable increases as core income increases. Although the maximum bonus pool increases as core income increases, the executive's performance of the various criteria determines the executive's bonus each year, which may or may not equal the maximum bonus. For the fiscal year ended March 31, 2002, Messrs. Donohue and Gilfillan received bonuses under the executive incentive bonus plan of $77,000 and $71,000, respectively.

      Insurance Plans. Our officers and employees are covered by a contributory medical insurance plan.

      Defined Benefit Pension Plan. We maintain a qualified noncontributory defined benefit plan ("Retirement Plan") for employees. All employees age 21 or older who have worked at Atlantic Liberty Savings, F.A. for a period of one year and who have been credited with 1,000 or more hours of employment with Atlantic Liberty Savings, F.A. during the year are eligible to accrue benefits under the Retirement Plan. We make annual contributions to the Retirement Plan in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant's lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. The annual retirement benefit provided is an amount equal to (i) 2% of a participant's average annual compensation based on the average of the five consecutive years of the last 10 calendar years providing the highest average compensation, multiplied by (ii) the participant's years of credited service to the normal retirement date (not to exceed 30 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of service with Atlantic Liberty Savings, F.A. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At March 31, 2002, the market value of the Retirement Plan trust fund equaled approximately $1.3 million. For the fiscal year ended March 31, 2002, no contribution to the Retirement Plan was made.

      The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2002, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.

                     YEARS OF BENEFIT SERVICE AT RETIREMENT
      Final
     Average
   Compensation         15        20        25       30        35        40
   ------------      -------   -------  --------  --------  --------  --------
     $ 25,000        $ 7,500   $10,000  $ 12,800  $ 15,000  $ 17,500  $ 20,000
     $ 50,000        $15,000   $20,000  $ 25,000  $ 30,000  $ 35,000  $ 40,000
     $ 75,000        $22,500   $30,000  $ 37,500  $ 45,000  $ 52,500  $ 60,000
     $100,000        $30,000   $40,000  $ 50,000  $ 60,000  $ 70,000  $ 80,000
     $150,000        $45,000   $60,000  $ 75,000  $ 90,000  $105,000  $120,000
$200,000 and above   $60,000   $80,000  $100,000  $120,000  $120,000  $120,000

      As of March 31, 2002, Mr. Donohue and Mr. Gilfillan had 10 years and one year of service under the plan, respectively.

      Salary Reduction Plan. We maintain a Salary Reduction Plan for employees, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 21 and have completed 12 consecutive months of employment in which they completed 1,000 hours of service are eligible to participate on the date that such requirements are first satisfied.

      Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the plan from their compensation from 1% to 20% of compensation. For these purposes, "compensation" includes regular salary, wages and bonuses, including any salary reduction contributions made under the 401(k) Plan, but does not include overtime and commissions, or compensation in excess of the Code Section 401(a)(17) limits (in 2002, this limit is $200,000). The participants' salary reduction contribution will be matched by us, up to 100% of the participants first 6% of compensation contributed to the 401(k) Plan. All employee contributions and earnings thereon are fully and immediately vested. Atlantic Liberty Savings, F.A. may make discretionary employee contributions to the 401(k) Plan. Employer discretionary contributions, if made will vest at the rate of 20% per year beginning in the second year until a participant is 100% vested after six years of service. Participants will also vest in employer discretionary contributions upon the attainment of their normal retirement date (i.e., age 65), death or disability regardless of their years of service. A participant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship.

      The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options. In connection with the offering, the 401(k) Plan will give participants the opportunity to invest in our common stock.


      Plan benefits will be paid to each participant in a lump sum payment. At March 31, 2002, the market value of the 401(k) Plan trust fund equaled approximately $677,000. The contribution to the 401(k) Plan for the Plan year ended March 31, 2002 was $64,000. During the year ended March 31, 2002, we contributed $14,000 and $20,000 to the 401(k) plan for the accounts of Mr. Donohue and Mr. Gilfillan, respectively.


Future Stock Benefit Plans

      Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. Employees who are at least 21 years old with at least one year of employment with Atlantic Liberty Savings, F.A. are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from us and use those funds to purchase a number of shares equal to up to 8% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Atlantic Liberty Savings, F.A. discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

      Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and be will fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with Atlantic Liberty Savings, F.A. mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Atlantic Liberty Savings, F.A. contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

      Stock Option Plan. We intend to adopt a stock option plan for our directors, officers and employees of Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. after the conversion. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the conversion and offering. If the stock option plan is implemented within the first 12 months after the conversion, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Atlantic Liberty Financial Corp.

      We expect that the stock option plan will authorize a committee of non-employee directors or the full board, to grant options to purchase up to 10% of the shares sold in the offering. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the conversion, current regulations will require that:

            o the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

            o the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

            o the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

            o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

            o accelerated vesting is not permitted except for death or disability.

      Atlantic Liberty Financial Corp. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

      Recognition and Retention Plan. We expect to implement a recognition and retention plan for the directors, officers and employees of Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. after the conversion. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the conversion. If the recognition plan is implemented within the first 12 months after the conversion, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding shares of Atlantic Liberty Financial Corp.

      In the event the recognition and retention plan is implemented within 12 months after the conversion, we expect that the plan will authorize a committee of non-employee directors or our full board to make restricted stock awards of up to 4% of the shares sold in the offering. In the event we implement the recognition and retention plan more than 12 months after the conversion, the recognition and retention plan will not be subject to regulations limiting the plan to no more than 4% of the shares sold in the offering. The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the conversion, current regulations will require that:

            o the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

            o the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

            o the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

            o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

            o accelerated vesting is not permitted except for death or disability.

      Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

Transactions with Certain Related Persons

      In the ordinary course of business, Atlantic Liberty Savings, F.A. makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

                                 THE CONVERSION

      The board of directors of Atlantic Liberty Savings, F.A. and the Office of Thrift Supervision have approved the plan of conversion, subject to approval by the members of Atlantic Liberty Savings, F.A. entitled to vote on the matter and the satisfaction of certain other conditions. Office of Thrift Supervision approval, however, is not a recommendation or endorsement of the plan. Certain terms used in the following summary are defined in the plan of conversion, a copy of which may be obtained by contacting Atlantic Liberty Savings, F.A.

General


      In 1997 we began the process of reorganizing into the mutual holding company form of organization. However, in 1998 we terminated our mutual holding company reorganization upon discovery of a customer fraud. Shortly thereafter, we discovered an employee defalcation. As a result of the customer fraud and employee defalcation, we dismissed the employees involved in the employee defalcation, imposed more stringent oversight practices in our internal accounting procedures and dismissed the firm that acted as our independent accountants.

      On April 17, 2002 the board of directors unanimously adopted the plan of conversion, subject to approval by the Office of Thrift Supervision and the voting members of Atlantic

Liberty Savings, F.A. Pursuant to the plan, Atlantic Liberty Savings, F.A. will convert from a federal mutual savings and loan association to a federal stock savings and loan association, with the concurrent formation of a holding company. The Office of Thrift Supervision has approved the plan, subject to its approval by the affirmative vote of the members of Atlantic Liberty Savings, F.A. holding not less than a majority of the total number of votes eligible to be cast at a special meeting called for that purpose to be held on October __, 2002.

      The plan of conversion provides generally that Atlantic Liberty Savings, F.A. will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association; the common stock will be offered by Atlantic Liberty Financial Corp. in the subscription offering to persons having subscription rights. If necessary, shares of common stock not subscribed for in the subscription offering will be offered in a community offering to certain members of the general public, with preference given to natural persons residing in Kings County, New York and then to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers under selected dealers agreements. The conversion will be completed only upon the sale of a minimum of $10,996,880 of common stock.

      As part of the conversion, Atlantic Liberty Financial Corp. is making a subscription offering of its common stock to holders of subscription rights in the following order of priority. First, depositors of Atlantic Liberty Savings, F.A. with $50.00 or more on deposit as of the close of business on March 31, 2001. Second, Atlantic Liberty Savings, F.A.'s tax-qualified benefit plans which include the employee stock ownership plan. Third, depositors of Atlantic Liberty Savings, F.A. with $50.00 or more on deposit as of the close of business on June 30, 2002. Fourth, members of Atlantic Liberty Savings, F.A. as of the close of business on August 6, 2002.


      Shares of common stock not subscribed for in the subscription offering may be offered for sale in the community offering. The community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. Shares of common stock not sold in the subscription and community offerings may be offered in the syndicated community offering. Regulations require that the community and syndicated community offerings be completed within 45 days after completion of the fully extended subscription offering unless extended by Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. with the approval of the regulatory authorities. If the syndicated community offering is determined not to be feasible, the board of directors of Atlantic Liberty Savings, F.A. will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The plan of conversion provides that the conversion must be completed within 24 months after the date of the approval of the plan of conversion by the members of Atlantic Liberty Savings, F.A.

      No sales of common stock may be completed, either in the subscription offering, direct community offering or syndicated community offering unless the plan of conversion is approved by the members of Atlantic Liberty Savings, F.A.

      The completion of the offering, however, will also depend on market conditions and other factors beyond Atlantic Liberty Savings, F.A.'s control. No assurance can be given as to the length of time after approval of the plan of conversion at the special meeting that will be required to complete the community or syndicated community offerings or other sale of the common stock.

      Orders for shares of common stock will not be filled until at least 1,099,688 shares of common stock have been subscribed for or sold and the Office of Thrift Supervision approves the final valuation and the conversion is completed. If the conversion is not completed within 45 days after the expiration date of the subscription offering and the Office of Thrift Supervision consents to an extension of time to complete the conversion, subscribers will be given the right to maintain, modify or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at Atlantic Liberty Savings, F.A.'s passbook rate from the date payment is received until the funds are returned to the subscriber. If the period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at Atlantic Liberty Savings, F.A.'s passbook rate from the date payment is received until the conversion is terminated.


Purposes of Conversion

      The board of directors and management believe that the conversion is in the best interests of Atlantic Liberty Savings, F.A., its members and the communities it serves. Atlantic Liberty Savings, F.A.'s board of directors has formed Atlantic Liberty Financial Corp. to serve as a holding company, with Atlantic Liberty Savings, F.A. as its subsidiary, after the conversion. By converting to the stock form of organization, Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. will be structured in the form used by holding companies of commercial banks, most business entities and by a growing number of savings institutions. Management of Atlantic Liberty Savings, F.A. believes that the conversion offers a number of advantages which will be important to the future growth and performance of Atlantic Liberty Savings, F.A. The capital raised in the conversion is intended to support Atlantic Liberty Savings, F.A.'s current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any expansion or diversification. The conversion is also expected to afford Atlantic Liberty Savings, F.A.'s management, members and others the opportunity to become stockholders of Atlantic Liberty Financial Corp. and participate more directly in, and contribute to, any future growth of Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. The conversion will also enable Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding any financing activities.

Effects of Conversion to Stock Form on Depositors and Borrowers of Atlantic Liberty Savings, F.A.

      Voting Rights. Upon conversion, neither deposit account holders nor borrower members will have voting rights in Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders and borrower members with regard to Atlantic Liberty Savings, F.A. Subsequent to conversion, voting rights will be vested exclusively in Atlantic Liberty Financial Corp. as the sole stockholder of Atlantic Liberty Savings, F.A. Voting rights as to Atlantic Liberty Financial Corp. will be held exclusively by its stockholders. Each purchaser of Atlantic Liberty Financial Corp. common stock shall be entitled to vote on matters considered by Atlantic Liberty Financial Corp. stockholders. A stockholder will be entitled to


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one vote for each share of common stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." Atlantic Liberty Financial Corp. intends to supply each stockholder with annual reports and proxy statements.

      Deposit Accounts and Loans. The terms of Atlantic Liberty Savings, F.A.'s deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with Atlantic Liberty Savings, F.A.

      Tax Effects. Atlantic Liberty Savings, F.A. has received an opinion from Luse Gorman Pomerenk & Schick, P.C. with regard to federal income taxation, and an opinion from Radics & Co., LLC, with regard to New York taxation, to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or New York tax purposes to Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. See "-Income Tax Consequences."

      Liquidation Rights in Present Mutual Association. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in Atlantic Liberty Savings, F.A. in its present mutual form would receive his pro rata share of any assets of Atlantic Liberty Savings, F.A. remaining after payment of claims of all creditors, including the claims of all depositors in the amount of the withdrawal value of their accounts. Each depositor's pro rata share of the remaining assets would be in the same proportion as the balance in his or her deposit account to the aggregate balance in all deposit accounts in Atlantic Liberty Savings, F.A. at the time of liquidation.

      Liquidation Rights in the Converted Association. After the conversion, each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of Atlantic Liberty Savings, F.A., in addition to the protection of FDIC insurance up to applicable limits. Except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest and the holder would have no interest in the value of Atlantic Liberty Savings, F.A. above that amount.

      The plan of conversion provides that there shall be established, upon the completion of the conversion, a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of Atlantic Liberty Savings, F.A. as of the date of its latest statement of financial condition contained in the final prospectus relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in Atlantic Liberty Savings, F.A. on the qualifying date. An eligible account holder's or supplemental eligible account holder's interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date was to the aggregate balance in all qualifying deposit accounts on that date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder reduces the amount in the qualifying deposit account on any annual closing date of Atlantic Liberty Savings, F.A. to a level less than the lowest amount in the account on the applicable eligibility date, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount


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

proportionate to any such reduction, and the account holder's interest would cease to exist if the qualifying deposit account were closed.

      The interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after the conversion.

      Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to Atlantic Liberty Financial Corp. as the sole stockholder of Atlantic Liberty Savings, F.A.

      No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether Atlantic Liberty Savings, F.A., or another federally insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account. In any such transaction, the liquidation account would be assumed by the surviving institution. The Office of Thrift Supervision has stated that the completion of a transaction of the type described in the preceding sentence in which the surviving entity is not a federally insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account.

      Common Stock. For information as to the characteristics of the common stock to be issued under the plan of conversion, see "Our Policy Regarding Dividends" and "Description of Capital Stock." Common stock issued under the plan of conversion cannot, and will not, be insured by the FDIC or any other government agency.

Offering of Common Stock


      Under the plan of conversion, up to 1,487,813 shares of Atlantic Liberty Financial Corp. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.


      Subscription Offering. The subscription offering will expire at ___________, New York time, on ______________, 2002, unless otherwise extended by Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. Regulations of the Office of Thrift Supervision require that all shares to be offered in the conversion be sold within a period ending not more than 45 days after the expiration date of the subscription offering or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of conversion by members, the conversion will not be effected. This period expires on ________, 2002, unless extended with the approval of the Office of Thrift Supervision. If the conversion is not completed by ___________, 2002, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Atlantic Liberty Savings, F.A. of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Atlantic Liberty Savings, F.A.'s notice, the funds submitted will be refunded to the subscriber with interest at Atlantic Liberty Savings, F.A.'s current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the conversion is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Atlantic Liberty Savings, F.A.'s current passbook savings rate, and all withdrawal authorizations will be terminated.


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

      Subscription Rights. Under the plan of conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the subscription offering. The amount of the common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of conversion. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available. These priorities are as follows:

      Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Atlantic Liberty Savings, F.A. as of the close of business on March 31, 2001 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

      (i)   $100,000 of common stock;

      (ii)  one-tenth of one percent of the total offering of common stock; or

      (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.


      The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range (1,487,813 shares), a depositor had $25,000 on deposit as of March 31, 2001, and there were $106.1 million of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $100,000 of common stock, which is equal to the greater of:


      (i)   $100,000 of common stock;


      (ii) $14,878 of common stock, which is one-tenth of one percent of a $14,878,130 offering; and

      (iii) $5,258 of common stock, or 526 shares, which is the product of: 15 x 1,487,813 shares of common stock x ($25,000/$106.1 million).


      If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription


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rights received by officers and directors in this category based on their increased deposits in Atlantic Liberty Savings, F.A. in the one-year period preceding March 31, 2001 are subordinated to the subscription rights of other eligible account holders.

      Category 2: Tax-Qualified Employee Plans. The plan of conversion provides that tax-qualified employee plans of Atlantic Liberty Savings, F.A., such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the conversion. The employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the conversion. In the event the number of shares offered in the conversion is increased above the maximum of the valuation range, the plan shall have a priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from the holding company.

      Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on June 30, 2002 will receive nontransferable subscription rights to subscribe for up to the greater of

      (i)   $100,000 of common stock;

      (ii)  one-tenth of one percent of the total offering of common stock; or

      (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

      If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

      Category 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Atlantic Liberty Savings, F.A. as of the close of business on ___________, 2002 will receive nontransferable subscription rights to purchase up to the greater of:

      (i)   $100,000 of common stock or

      (ii)  one-tenth of one percent of the total offering of common stock.


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

      If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the other members' number of votes as compared to the total number of votes of all subscribing other members.

      Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the plan of conversion reside. However, no shares will be offered or sold under the plan of conversion to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside or as to which Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

      Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Atlantic Liberty Financial Corp. in a community offering to members of the general public to whom Atlantic Liberty Financial Corp. delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Kings County, New York. Subject to the maximum purchase limitations, these persons, together with associates of and persons acting in concert with these persons, may purchase up to $100,000 of common stock. The community offering, if any, may be concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than ____________, 2002, unless extended with the approval of the Office of Thrift Supervision. Subject to any required regulatory approvals, Atlantic Liberty Financial Corp. will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A., in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

      If there are not sufficient shares available to fill orders in the community offering, the stock will be allocated first to each natural person residing in Kings County whose order is accepted by Atlantic Liberty Savings, F.A., in an amount equal to the lesser of 1,000 shares or the number of shares subscribed for by each subscriber residing in Kings County, if possible. Thereafter, unallocated shares will be allocated among the subscribers residing in Kings County, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in Kings County whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in Kings County.

      Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill & Partners, L.P. Atlantic Liberty Financial Corp. and Atlantic


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

Liberty Savings, F.A. expect to market any shares which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O'Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares in the syndicated community offering.

      The price at which common stock is sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself or persons together with an associate, and no group of persons acting in concert, may subscribe for or purchase more than will be permitted to subscribe in the syndicated community offering for more than $200,000 or 20,000 shares of common stock.

      Sandler O'Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O'Neill & Partners, L.P. will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Atlantic Liberty Financial Corp. as of a certain order date for the purchase of shares of common stock. When and if Atlantic Liberty Financial Corp., in consultation with Sandler O'Neill & Partners, L.P., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the conversion, it will instruct Sandler O'Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Atlantic Liberty Savings, F.A. for each selected dealer. Each customer's funds so forwarded to Atlantic Liberty Savings, F.A., along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Atlantic Liberty Savings, F.A. from selected dealers, funds will earn interest at Atlantic Liberty Savings, F.A.'s passbook rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not completed as described above.

      The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. with the approval of the Office of Thrift Supervision.

      Limitations on Purchase of Shares. The plan also provides for certain additional limitations to be placed upon the purchase of shares in the conversion. Specifically, the maximum purchase of common stock in the subscription offering by a person or group of


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

persons acting through a single account is $100,000, and no person, other than Atlantic Liberty Savings, F.A.'s employee stock ownership plan, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $200,000 of common stock offered in the conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 33% of the shares to be sold in the conversion. For purposes of the plan, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. Moreover, any shares attributable to the officers and directors and their associates, but held by a tax-qualified employee plan other than that portion of a plan which is self-directed, shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of Atlantic Liberty Savings, F.A., or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person:

      o any corporation or organization, other than Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A. or a majority-owned subsidiary of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A., of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;



      o any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and

      o any relative or spouse of the person or any relative of the spouse who has the same home as the person or who is a director or officer of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A. or any subsidiary of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A.

      As used above, the term "acting in concert" means:

      o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

      o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

      o a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

      Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.


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

      The boards of directors of Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. may, in their sole discretion, decrease the maximum purchase limitation referred to above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the conversion, provided that orders for shares exceeding 5.0% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of Atlantic Liberty Financial Corp. common stock under this provision will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A., with the approval of the Office of Thrift Supervision and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

      Common stock purchased in the conversion will be freely transferable except for shares purchased by executive officers and directors of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. and except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Restrictions on Transferability of Subscription Rights


      Subscription rights are nontransferable. Atlantic Liberty Savings, F.A. may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for common stock in the subscription offering or subscribing for common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp.


Plan of Distribution and Marketing Arrangements

      Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to Atlantic Liberty Savings, F.A., where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.


      To assist in the marketing of the common stock, we have retained Sandler O'Neill & Partners, L.P., which is a broker-dealer registered with the NASD. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) in training and educating our employees



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


regarding the mechanics of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of $200,000. If there is a syndicated offering, Sandler O'Neill & Partners, L.P. will receive a fee in an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.


      We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable legal fees and expenses associated with its marketing effort, up to a maximum of $55,000. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

      Sandler O'Neill & Partners, L.P. will also perform proxy solicitation services, conversion agent services and records management services for Atlantic Liberty Savings, F.A. in the conversion and will receive a fee of $10,000 for these services and the associated expenses.

      Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

How We Determined Stock Pricing and The Number of Shares to be Issued

      The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained Feldman Financial Advisors, Inc. to make the independent valuation. Feldman Financial Advisors, Inc. will receive a fee of $14,000, which amount does not include a fee of $8,500 to be paid to Feldman Financial Advisors, Inc. for assistance in the preparation of a business plan. We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Feldman Financial Advisors, Inc.'s liability results from its negligence or bad faith.

      The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in the prospectus, including the financial statements. Feldman Financial Advisors, Inc. also considered the following factors, among others:


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

            o the present and projected operating results and financial condition of Atlantic Liberty Savings, F.A. and the economic and demographic conditions in our existing market area;

            o historical, financial and other information relating to Atlantic Liberty Savings, F.A.;

            o a comparative evaluation of the operating and financial statistics of Atlantic Liberty Savings, F.A. with those of other publicly traded subsidiaries of holding companies;

            o     the aggregate size of the offering;

            o the impact of the conversion on our stockholders' equity and earnings potential;

            o the proposed dividend policy of Atlantic Liberty Financial Corp.; and

            o the trading market for securities of comparable institutions and general conditions in the market for such securities.


      On the basis of the foregoing, Feldman Financial Advisors, Inc. advised us that as of June 11, 2002, as updated on August 1, 2002 the estimated pro forma market value of the common stock ranged from a minimum of $10,996,880 to a maximum of $14,878,130, with a midpoint of $12,937,500 (the estimated valuation range). The board determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Atlantic Liberty Financial Corp. will issue will range from between 1,099,688 shares to 1,487,813 shares, with a midpoint of 1,293,750 shares.


      The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended March 31, 2002, (ii) financial comparisons in relation to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.


      Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $17,109,840, to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "-Limitations On Purchases Of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.


      The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. Feldman Financial Advisors, Inc. did not independently verify the financial statements and other information provided by Atlantic Liberty Savings, F.A., nor did Feldman Financial Advisors, Inc. value independently the assets or liabilities of Atlantic Liberty Savings, F.A. The independent valuation considers Atlantic Liberty Savings, F.A. as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.


      The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the estimated valuation range to more than $17,109,840 or a decrease in the minimum of the estimated valuation range to less than $10,996,880, then Atlantic Liberty Financial Corp., after consulting with the Office of Thrift Supervision, may terminate the plan of conversion and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as permitted by the Office of Thrift Supervision in order to complete the conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or _______________, 2004.


      An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Atlantic Liberty Financial Corp.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Atlantic Liberty Financial Corp.'s pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

      Copies of the appraisal report of Feldman Financial Advisors, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Atlantic Liberty Savings, F.A. and the other locations specified under "Where You Can Obtain Additional Information."

      No sale of shares of common stock may occur unless, prior to such sale, Feldman Financial Advisors, Inc. confirms to Atlantic Liberty Savings, F.A. and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Feldman Financial Advisors, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Atlantic Liberty Financial Corp. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision's approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.


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

Procedure for Purchasing Shares

      Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

      Expiration Date. The offering will terminate at 5:00 p.m., New York time on _________, 2002, unless extended by us for up to an additional 45 days or, if approved by the Office of Thrift Supervision, for an additional period after such 45-day extension (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than _________, 2002, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

      Use of Order Forms. In order to purchase the common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase common stock may do so by delivering (by mail or in person), to a full service branch of Atlantic Liberty Savings, F.A., a properly executed and completed order form, together with full payment for the shares purchased. The order form must be received prior to 5:00 p.m., New York time on ________, 2002. Each person ordering shares is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

      Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) cash, if delivered in person, (ii) check or money order, or (iii) authorization of withdrawal from a deposit account maintained with Atlantic Liberty Savings, F.A. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

      Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

      Interest penalties for early withdrawal applicable to certificate of deposit accounts at Atlantic Liberty Savings, F.A. will not apply to withdrawals authorized for the purchase of shares. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.


      Payments received by Atlantic Liberty Savings, F.A. will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

      The employee stock ownership plan will not be required to pay for the shares it intends to purchase until consummation of the offering.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Atlantic Liberty Savings, F.A. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Atlantic Liberty Savings, F.A. can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the bank should contact the Conversion Center as soon as possible.

      Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond ________, 2002.

      Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the community offering directly through a selected broker-dealer, which may include Sandler O'Neill & Partners, L.P., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before twelve noon, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to Atlantic Liberty Savings, F.A.

      Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

Restrictions on Sale of Stock by Directors and Officers

      All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Atlantic Liberty Financial Corp.'s directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation--Federal Securities Laws."

      Purchases of outstanding shares of common stock of Atlantic Liberty Financial Corp. by directors, executive officers, or any person who was an executive officer or director of Atlantic Liberty Savings, F.A. after adoption of the plan of conversion, and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Atlantic Liberty Financial Corp.'s outstanding common stock or to the purchase of stock under the stock option plan.

      Atlantic Liberty Financial Corp. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the conversion. The registration under the Securities Act of shares of the common stock to be issued in the conversion does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Atlantic Liberty Financial Corp. may be resold without registration. Shares purchased by an affiliate of Atlantic Liberty Financial Corp. will have resale restrictions under Rule 144 of the Securities Act. If Atlantic Liberty Financial Corp. meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Atlantic Liberty Financial Corp. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Atlantic Liberty Financial Corp. or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Atlantic Liberty Financial Corp. to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

      Under guidelines of the NASD, members of the NASD and their associates face certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the securities.

Income Tax Consequences

      Completion of the conversion is expressly conditioned upon prior receipt by Atlantic Liberty Savings, F.A. of either a ruling from the Internal Revenue Service or an opinion of Luse Gorman Pomerenk & Schick, P.C. with respect to federal taxation, and a ruling of the New York taxation authorities or an opinion with respect to New York taxation, to the effect that consummation of the conversion will not be taxable to the converted association or Atlantic Liberty Financial Corp.

      Luse Gorman Pomerenk & Schick, P.C. has issued an opinion with respect to the proposed conversion of Atlantic Liberty Savings, F.A. to the effect that:


      1. the conversion of Atlantic Liberty Savings, F.A.'s charter to a stock savings association charter will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Atlantic Liberty Savings, F.A. in its mutual or stock form by reason of the conversion;


      2. no gain or loss will be recognized by Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. on the receipt by Atlantic Liberty Savings, F.A. of money from Atlantic Liberty Financial Corp. in exchange for shares of Atlantic Liberty Savings, F.A.'s capital stock or by Atlantic Liberty Financial Corp. upon the receipt of money from the sale of its common stock;

      3. the basis of the assets of Atlantic Liberty Savings, F.A. in the stock form will be the same as immediately prior to the conversion;

      4. the holding period of the assets of Atlantic Liberty Savings, F.A. in the stock form will include the holding period of Atlantic Liberty Savings, F.A. in the mutual form;

      5. no gain or loss will be recognized by Atlantic Liberty Savings, F.A.'s account holders upon the issuance to them of accounts in Atlantic Liberty Savings, F.A. immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Atlantic Liberty Savings, F.A. in its mutual form, plus interest in the liquidation account;


      6. it is more likely than not that the fair market of the nontransferable subscription rights to purchase of Atlantic Liberty Financial Corp.'s common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the receipt of nontransferable subscription rights in the conversion, and no taxable income will be realized upon the exercise by them of the nontransferable subscription rights;


      7. the tax basis of account holders' accounts in Atlantic Liberty Savings, F.A. immediately after the conversion will be the same as the tax basis of their accounts immediately before conversion;

      8. the tax basis of each account holder's interest in the liquidation account will be zero; and


      9. it is more likely than not that the tax basis of the common stock purchased in the conversion will be the amount paid for such stock and the holding period for the stock will begin on the date of purchase.

      The opinion addresses all material federal income tax consequences of the conversion. The tax opinion as to item (6) above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that Atlantic Liberty Financial Corp. has received a letter from Feldman Financial Advisors, Inc. stating that the subscription rights do not have any value. Feldman Financial Advisors, Inc. should not be viewed as a tax expert, since its opinion states it did not undertake any independent investigation of state or federal law or the position of the Internal Revenue Service. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights. The federal and state tax opinions, respectively, referred to in this prospectus are filed as exhibits to the registration statement. See "Where You Can Find More Information."


      With respect to New York taxation, Atlantic Liberty Savings, F.A. has received an opinion from Radics & Co., LLC to the effect that, assuming the conversion does not result in any federal taxable income, gain or loss to Atlantic Liberty Savings, F.A. in its mutual or stock form, Atlantic Liberty Financial Corp., the account holders, borrowers, officers, directors and employees and tax-qualified employee plans of Atlantic Liberty Savings, F.A., the conversion should not result in any New York income tax liability to these entities or persons.


      Unlike a private letter ruling, the opinions of Luse Gorman Pomerenk & Schick, P.C. and Radics & Co., LLC have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities.


Interpretation, Amendment and Termination

      All interpretations of the plan of conversion by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors of Atlantic Liberty Savings, F.A., the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Atlantic Liberty Savings, F.A.'s members. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors of Atlantic Liberty Savings, F.A. at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of Atlantic Liberty Savings, F.A. approve the plan of conversion, and may not be extended by Atlantic Liberty Savings, F.A. or the Office of Thrift Supervision.

Conversion Center

      If you have any questions regarding the offering or the conversion, please call the Conversion Center at (___) ____-_____, from 10:00 a.m. to 4:00 p.m., New York Time, Monday through Friday.

Participation By Management in the Offering


      The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Atlantic Liberty Savings, F.A. and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the conversion. The directors and officers have indicated their intention to purchase in the offering an aggregate of $745,000 of common stock, equal to 6.8%, 5.8%, 5.0%, and 4.4% of the number of shares to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                        Aggregate
                                         Purchase        Number of    Percent at
Name                                     Price(1)        Shares(1)     Midpoint
--------------------------------        ----------       ---------    ----------
Richard T. Arkwright ...........         $200,000          20,000        1.5%
Barry M. Donohue ...............          100,000          10,000        0.8
Hon. Guy J. Mangano ............          100,000          10,000        0.8
Thomas M. De Martino ...........          100,000          10,000        0.8
George M. Spanakos .............          200,000          20,000        1.5
William M. Gilfillan ...........           45,000           4,500        0.3
                                         --------          ------        ---
All directors and executive
  officers as a group ..........         $745,000          74,500        5.8%
                                         ========          ======        ===


----------
(1)   Includes purchases by associates.


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

           RESTRICTIONS ON ACQUISITIONS OF STOCK AND RELATED TAKEOVER
                              DEFENSIVE PROVISIONS

      Although the boards of directors of Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. are not aware of any effort that might be made to obtain control of Atlantic Liberty Financial Corp. after conversion, the boards of directors, as discussed below, believe that it is appropriate to include certain provisions as part of Atlantic Liberty Financial Corp.'s certificate of incorporation to protect the interests of Atlantic Liberty Financial Corp. and its stockholders from takeovers which the board of directors of Atlantic Liberty Financial Corp. might conclude are not in the best interests of Atlantic Liberty Savings, F.A., Atlantic Liberty Financial Corp. or Atlantic Liberty Financial Corp.'s stockholders.

      The following discussion is a general summary of the material provisions of Atlantic Liberty Financial Corp.'s certificate of incorporation and bylaws, Atlantic Liberty Savings, F.A.'s charter and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Atlantic Liberty Financial Corp.'s certificate of incorporation and bylaws and Atlantic Liberty Savings, F.A.'s proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Atlantic Liberty Savings, F.A.'s application to the Office of Thrift Supervision and Atlantic Liberty Financial Corp.'s Registration Statement filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

Provisions of Atlantic Liberty Financial Corp.'s Certificate of Incorporation and Bylaws

      Restrictions on Call of Special Meetings. The certificate of incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of Atlantic Liberty Financial Corp. or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

      Absence of Cumulative Voting. The certificate of incorporation provides that there shall be no cumulative voting rights in the election of directors.

      Authorization of Preferred Stock. The certificate of incorporation authorizes 500,000 shares of preferred stock, par value $0.10 per share. Atlantic Liberty Financial Corp. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of these shares (which could be a multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Atlantic Liberty Financial Corp. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock but it may issue preferred stock on terms which the board deems to be in the best interests of Atlantic Liberty Financial Corp. and its stockholders.

      Limitation on Voting Rights. The certificate of incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Atlantic Liberty Financial Corp.; and that
(ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

      Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in -"Limitation on Voting Rights.")

      Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Atlantic Liberty Financial Corp.'s board of directors and also by a majority of the outstanding shares of Atlantic Liberty Financial Corp.'s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

      (i) The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Atlantic Liberty Financial Corp.;

      (ii)    The inability of stockholders to act by written consent;

      (iii) The inability of stockholders to call special meetings of stockholders;

      (iv) The division of the board of directors into three staggered classes;

      (v) The ability of the board of directors to fill vacancies on the board;

      (vi) The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

      (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

      (viii) The ability of the board of directors to amend and repeal the bylaws; and

      (ix) The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Atlantic Liberty Financial Corp.

      The bylaws may be amended by the affirmative vote of the total number of directors of Atlantic Liberty Financial Corp. or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

      The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling in excess of 20% of our outstanding stock. See "Proposed Management Purchases." That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote, including amending the certificate of incorporation and bylaws, or removing directors from office, discussed above in "- Restrictions on Removing Directors from Office."

Restrictions in Atlantic Liberty Savings, F.A.'s Federal Stock Charter and
Bylaws

      Although the board of directors of Atlantic Liberty Savings, F.A. is not aware of any effort that might be made to obtain control of Atlantic Liberty Savings, F.A. after the conversion, the board of directors believes that it is appropriate to adopt provisions permitted by federal regulation to protect the interests of the converted association and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of Atlantic Liberty Financial Corp., as Atlantic Liberty Savings, F.A.'s sole stockholder.

      Atlantic Liberty Savings, F.A.'s charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of Atlantic Liberty Savings, F.A. by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate, will be prohibited for a period of five years following the date of completion of the conversion. If shares are acquired in violation of this provision of Atlantic Liberty Savings, F.A.'s charter, all shares beneficially owned by any person in excess of 10% will be considered "excess shares" and will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. If holders of revocable proxies for more than 10% of the shares of the common stock of Atlantic Liberty Financial Corp. seek, among other things, to elect one-third or more of Atlantic Liberty Financial Corp.'s board of directors, to cause Atlantic Liberty Financial Corp.'s stockholders to approve the acquisition or corporate conversion of Atlantic Liberty Financial Corp. or to exert a continuing influence on a material aspect of the business operations of Atlantic Liberty Financial Corp., which actions could indirectly result in a change in control of Atlantic Liberty Savings, F.A., the board of directors of Atlantic Liberty Savings, F.A. will be able to assert this provision of Atlantic Liberty Savings, F.A.'s charter against these holders. Although the board of directors of Atlantic Liberty Savings, F.A. is not currently able to determine when and if it would assert this provision of Atlantic Liberty Savings, F.A.'s charter, the board, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of Atlantic Liberty Savings, F.A., Atlantic Liberty Financial Corp. and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of Atlantic Liberty Savings, F.A. indirectly through a change in control of Atlantic Liberty Financial Corp.

      In addition, stockholders will not be permitted to cumulate their votes in the election of directors. Furthermore, Atlantic Liberty Savings, F.A.'s bylaws provide for the election of three classes of directors to staggered terms.

      Finally, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Atlantic Liberty Savings, F.A.'s board of directors without stockholder approval. Although Atlantic Liberty Savings, F.A. has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the board believes that the availability of these shares will provide Atlantic Liberty Savings, F.A. with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Atlantic Liberty Savings, F.A. occurs of which management does not approve, the board can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board does not intend to issue any preferred stock except on terms which the board deems to be in the best interest of Atlantic Liberty Savings, F.A. and its then existing stockholders.


Federal Regulation


      A federal regulation prohibits any person, prior to the completion of a conversion, from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person, prior to the completion of a conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the Office of Thrift Supervision, from acquiring or making an offer, if opposed by the institution, to acquire more than 10% of the stock of any converted savings institution if the person is, or after consummation of the acquisition would be, the beneficial owner of more than 10% of the stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by the person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

      Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings and loan association at any time without the prior approval of the Office of Thrift Supervision. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings and loan association, a person, other than a company, must give 60 days' prior notice to the Office of Thrift Supervision and have received no Office of Thrift Supervision objection to the acquisition of control. Any company that acquires this control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law, as well as the regulations referred to below, the term "savings and loan association" includes state and federally chartered institutions whose accounts are insured by the Savings Association Insurance Fund and federally chartered savings banks whose accounts are insured by the FDIC's Bank Insurance Fund and holding companies thereof. Furthermore, the Office of Thrift Supervision has indicated that as a condition to its approval of the conversion that Atlantic Liberty Savings, F.A. must have a charter that subjects it to Office of Thrift Supervision jurisdiction for a least three years.


      Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings and loan association's directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan association's voting stock, if the acquirer also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. These control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to the determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings and loan association's stock must file with the Office of Thrift Supervision a certification that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

General


      Atlantic Liberty Financial Corp. is authorized to issue 6.0 million shares of common stock having a par value of $0.10 per share and 500,000 shares of preferred stock. Atlantic Liberty Financial Corp. currently expects to issue in the conversion up to 1,487,813, subject to adjustment, shares of common stock in the offering. Atlantic Liberty Financial Corp. does not intend to issue shares of preferred stock in the conversion. Each share of Atlantic Liberty Financial Corp. common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the $10.00 per share subscription price for the common stock, in accordance with the plan of conversion, all of the common stock will be duly authorized, fully paid and nonassessable.


      The common stock of Atlantic Liberty Financial Corp. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

      Dividends. Atlantic Liberty Financial Corp. can pay dividends out of statutory surplus or from net profits if, as and when declared by its board of directors. The payment of dividends by Atlantic Liberty Financial Corp. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Atlantic Liberty Financial Corp. will be entitled to receive and share equally in dividends as may be declared by the board of directors of Atlantic Liberty Financial Corp. out of funds legally available therefor. If Atlantic Liberty Financial Corp. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      Voting Rights. Upon the conversion, the holders of common stock of Atlantic Liberty Financial Corp. will possess exclusive voting rights in Atlantic Liberty Financial Corp. They will elect Atlantic Liberty Financial Corp.'s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Atlantic Liberty Financial Corp. issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

      As a federal stock savings and loan association, corporate powers and control of Atlantic Liberty Savings, F.A. are vested in its board of directors, who elect the officers of Atlantic Liberty Savings, F.A. and who fill any vacancies on the board of directors as it exists upon the conversion. Voting rights of Atlantic Liberty Savings, F.A. are vested exclusively in the owners of the shares of capital stock of Atlantic Liberty Savings, F.A., which will be Atlantic Liberty Financial Corp., and voted at the direction of Atlantic Liberty Financial Corp.'s board of directors. Consequently, the holders of the common stock will not have direct control of Atlantic Liberty Savings, F.A.

      Liquidation. In the event of any liquidation, dissolution or winding up of Atlantic Liberty Financial Corp., Atlantic Liberty Financial Corp., as holder of Atlantic Liberty Savings, F.A.'s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Atlantic Liberty Savings, F.A., including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders, all assets of Atlantic Liberty Savings, F.A. available for distribution. In the event of liquidation, dissolution or winding up of Atlantic Liberty Financial Corp., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Atlantic Liberty Financial Corp. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of the common stock of Atlantic Liberty Financial Corp. will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Preferred Stock

      None of the shares of Atlantic Liberty Financial Corp.'s authorized preferred stock will be issued in the conversion. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                              LEGAL AND TAX MATTERS

      The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The New York state income tax consequences of the conversion will be passed upon for Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. by Radics & Co., LLC, Pine Brook, New Jersey. Luse Gorman Pomerenk & Schick, P.C. and Radics & Co., LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the conversion will be passed upon for Sandler O'Neill Partners, L.P. by Muldoon Murphy & Faucette LLP, Washington, D.C.

                                     EXPERTS

      The consolidated financial statements of Atlantic Liberty Savings, F.A. at March 31, 2002 and 2001 and for the years then ended, appearing in this prospectus and registration statement have been audited by Radics & Co., LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      Feldman Financial Advisors, Inc. has consented to the publication in this prospectus of the summary of its report to Atlantic Liberty Savings, F.A. and Atlantic Liberty Financial Corp. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the conversion and its valuation with respect to subscription rights.

                       WHERE YOU CAN FIND MORE INFORMATION

      Atlantic Liberty Financial Corp. has filed a registration statement with the Securities and Exchange Commission under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

      Atlantic Liberty Savings, F.A. has filed an Application for Conversion with the Office of Thrift Supervision with respect to the conversion. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.


      A copy of the certificate of incorporation and bylaws of Atlantic Liberty Financial Corp. are available without charge from Atlantic Liberty Savings, F.A.


                            REGISTRATION REQUIREMENTS

      In connection with the conversion, Atlantic Liberty Financial Corp. will register the common stock with the Securities and Exchange Commission under
Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Atlantic Liberty Financial Corp. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan, Atlantic Liberty Financial Corp. has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

                         ATLANTIC LIBERTY SAVINGS, F.A.

                              FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)

                                 March 31, 2002

                         ATLANTIC LIBERTY SAVINGS, F.A.

                              FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)
                                 March 31, 2002
              ----------------------------------------------------


                                      INDEX


                                                                                          Page
                                                                                      -------------

Independent Auditors' Report                                                              F-2


Statements of Financial Condition as of March 31, 2002 and 2001                           F-3


Statements of Income for the Years Ended March 31, 2002 and 2001                          F-4


Statements of Comprehensive Income
  for the Years Ended March 31, 2002 and 2001                                             F-5


Statements of Retained Earnings
 for the Years Ended March 31, 2002 and 2001                                              F-6


Statements of Cash Flows for
 the Years Ended March 31, 2002 and 2001                                               F-7 - F-8


Notes to Financial Statements                                                          F-9 - F-28


All schedules are omitted as the required information is either not applicable or is presented in the financial statements.


SEPARATE FINANCIAL STATEMENTS FOR ATLANTIC LIBERTY FINANCIAL CORP. HAVE NOT BEEN INCLUDED IN THIS PROSPECTUS BECAUSE ATLANTIC LIBERTY FINANCIAL CORP. HAS NO ASSETS, CONTINGENT OR OTHER LIABILITIES, REVENUES OR EXPENSES AS IT WAS NOT FORMED AS OF THE DATE OF THESE FINANCIAL STATEMENTS.

                                RADICS & CO., LLC

                   Certified Public Accountants & Consultants


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To The Board of Directors
Atlantic Liberty Savings, F.A.


We have audited the accompanying statements of financial condition of Atlantic Liberty Savings, F.A. (the "Association") as of March 31, 2002 and 2001, and the related statements of income, comprehensive income, retained earnings and cash flows for the years then ended. The financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Liberty Savings, F.A. as of March 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Radics & Co., LLC
                                                ---------------------
                                                Radics & Co., LLC

May 3, 2002


      55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                      Voice: 973-575-9696 Fax: 973-575-9695
                            Internet: www.radics.com

                         ATLANTIC LIBERTY SAVINGS, F.A.
                        STATEMENTS OF FINANCIAL CONDITION
                        ---------------------------------


                                                                                                 March 31,
                                                                                   ------------------------------------
ASSETS                                                           Notes                   2002                2001
                                                           ------------------      ----------------    ----------------

Cash and amounts due from depository institutions                                     $     784,705     $   1,492,348
Interest-bearing deposits                                                                 9,156,143         3,197,070
                                                                                      -------------     -------------

      Cash and cash equivalents                                1 and 13                   9,940,848         4,689,418

Investment securities held to maturity                        1, 2 and 13                 1,032,433         3,999,583
Mortgage-backed securities held to maturity                   1, 3 and 13                15,757,853        18,820,359
Loans receivable, net                                       1, 4, 8 and 13               92,855,712        83,769,845
Premises and equipment                                        1, 6 and 12                 1,352,844         1,367,259
Federal Home Loan Bank of New York stock                           8                        902,400           831,600
Interest receivable                                           1, 5 and 13                   697,495           777,206
Deferred income tax                                            1 and 10                     304,273           304,835
Investment in real estate                                                                    78,468            78,468
Other assets                                                1, 9, 10 and 12               1,121,330         1,604,547
                                                                                      -------------     -------------

      Total assets                                                                    $ 124,043,656     $ 116,243,120
                                                                                      -------------     -------------

LIABILITIES AND RETAINED EARNINGS

LIABILITIES

Deposits                                                       7 and 13               $ 110,990,185     $ 106,122,883
Advances from Federal Home Loan Bank of New York               8 and 13                   2,000,000                 -
Advance payments by borrowers for taxes and insurance                                       968,644           961,862
Other liabilities                                                 10                      1,295,662         1,227,388
                                                                                      -------------     -------------

      Total liabilities                                                                 115,254,491       108,312,133
                                                                                      -------------     -------------

Commitments and contingencies                                  12 and 13                          -                 -

RETAINED EARNINGS                                           10, 11, and 15

Retained earnings - substantially restricted                                              8,789,165         7,930,987
                                                                                      -------------     -------------

      Total retained earnings                                                             8,789,165         7,930,987
                                                                                      -------------     -------------

      Total liabilities and retained earnings                                         $ 124,043,656     $ 116,243,120
                                                                                      =============     =============


See notes to financial statements.
                                       F-3

                         ATLANTIC LIBERTY SAVINGS, F.A.
                              STATEMENTS OF INCOME
                         ------------------------------


                                                                                        Year Ended March 31,
                                                                                 ----------------------------------
                                                                   Notes               2002               2001
                                                                -------------    ---------------    ---------------
Interest income:
      Loans                                                       1 and 4         $  6,763,439        $  6,139,300
      Mortgage-backed securities                                     1                 918,522           1,159,336
      Investments held to maturity                                   1                  76,753             401,805
      Securities available for sale                                                          -              81,626
      Other interest-earning assets                                                    253,834             290,991
                                                                                  ------------        ------------

         Total interest income                                                       8,012,548           8,073,058
                                                                                  ------------        ------------

Interest expense:
      Deposits                                                       7               3,756,053           4,445,808
      Advances                                                                          52,251                   -
      Escrow                                                                            10,613              10,203
                                                                                  ------------        ------------

         Total interest expense                                                      3,818,917           4,456,011
                                                                                  ------------        ------------

Net interest income                                                                  4,193,631           3,617,047
Provision for (recovery of) loan losses                           1 and 4               69,712             (17,705)
                                                                                  ------------        ------------

Net interest income after provision for (recovery of)
  loan losses                                                                        4,123,919           3,634,752
                                                                                  ------------        ------------

Non-interest income:
      Fees and service charges                                                         128,430              65,209
      Gain on foreclosed real estate                                                         -             171,165
      (Loss) on sale of securities available for sale                                        -             (42,384)
      Recovery of defalcation losses                                                         -             500,000
      Miscellaneous                                                                     93,437              75,220
                                                                                  ------------        ------------

         Total non-interest income                                                     221,867             769,210
                                                                                  ------------        ------------

Non-interest expenses:
      Salaries and employee benefits                                 9               1,591,560           1,189,152
      Directors' compensation                                        9                 214,320             218,123
      Occupancy expenses, net                                                           44,867              52,678
      Equipment                                                      1                 276,752             267,189
      Advertising                                                                       46,418              48,254
      Federal insurance premium                                                         27,365              51,257
      Legal fees                                                                        78,673             118,365
      Miscellaneous                                                                    587,166             555,047
                                                                                  ------------        ------------

         Total non-interest expenses                                                 2,867,121           2,500,065
                                                                                  ------------        ------------

Income before income taxes                                                           1,478,665           1,903,897
Income tax  expense                                                 1 and 10           620,487             854,381
                                                                                  ------------        ------------

Net income                                                                        $    858,178        $  1,049,516
                                                                                  ============        ============

See notes to financial statements.
                                       F-4

                         ATLANTIC LIBERTY SAVINGS, F.A.
                       STATEMENTS OF COMPREHENSIVE INCOME
                       ----------------------------------



                                                                            Year Ended March 31,
                                                                      ------------------------------
                                                                           2002            2001
                                                                      -------------    -------------

Net income                                                            $     858,178    $   1,049,516
                                                                      -------------    -------------

Other comprehensive income:
          Unrealized holding (loss) on securities
            available for sale                                                    -           (2,872)
          Reconciliation adjustment for realized losses                           -           42,384
                                                                      -------------    -------------

          Total other comprehensive income                                        -           39,512
                                                                      -------------    -------------

Comprehensive income                                                  $     858,178    $   1,089,028
                                                                      =============    =============















See notes to financial statements.
                                       F-5

                         ATLANTIC LIBERTY SAVINGS, F.A.
                         STATEMENTS OF RETAINED EARNINGS
                         -------------------------------


                                                                                  Accumulated Other
                                                                                   Comprehensive
                                                                   Retained            Income -
                                                                   Earnings -      Unrealized Loss
                                                                 Substantially       on Securities
                                                                   Restricted      Available For Sale       Total
                                                                ---------------  ---------------------  ---------------

Balance - March 31, 2000                                         $   6,881,471        $     (39,512)     $   6,841,959

Net income for the year ended March 31, 2001                         1,049,516                    -          1,049,516

Unrealized gain on securities available for sale                             -               39,512             39,512
                                                                 -------------        -------------      -------------

Balance - March 31, 2001                                             7,930,987                    -          7,930,987

Net income for the year ended March 31, 2002                           858,178                    -            858,178
                                                                 -------------        -------------      -------------

Balance - March 31, 2002                                         $   8,789,165        $           -      $   8,789,165
                                                                 =============        =============      =============














See notes to financial statements.
                                       F-6

                         ATLANTIC LIBERTY SAVINGS, F.A.
                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                                       Year Ended March 31,
                                                                                ----------------------------------
                                                                                      2002              2001
                                                                                ----------------  ----------------
Cash flows from operating activities:
     Net income                                                                   $     858,178     $    1,049,516
     Adjustments to reconcile net income to
      net cash provided by operating activities:
          Depreciation of premises and equipment                                        118,217            126,662
          Net accretion of premiums,
           discounts and deferred loan fees                                              21,011            (12,413)
          Deferred income taxes                                                             562            380,148
          Provision for (recovery of) loan losses                                        69,712            (17,705)
          (Gain) from sale of real estate owned                                               -           (166,034)
          Loss on sale of securities available for sale                                       -             42,384
          Decrease (increase) in interest receivable                                     79,711            (42,043)
          Decrease (increase) in other assets                                           483,217           (744,828)
          Increase in other liabilities                                                  68,274             89,257
                                                                                  -------------     --------------

               Net cash provided by operating activities                              1,698,882            704,944
                                                                                  -------------     --------------

Cash flows from investing activities:
     Proceeds from sales of securities available
       for sale                                                                               -          3,855,383
     Purchases of:
       Securities available for sale                                                          -            (81,625)
       Investment securities held to maturity                                        (1,038,495)                 -
       Mortgage-backed securities held to maturity                                   (5,205,490)        (6,933,797)
     Proceeds of maturities, calls and principal repayments on:
       Investment securities held to maturity                                         4,000,000          2,700,000
       Mortgage-backed securities held to maturity                                    8,217,730          3,420,681
     Net change in loans receivable                                                  (9,120,679)        (7,476,875)
     Proceeds from sales of real estate owned                                                 -            632,446
     Additions to premises and equipment                                               (103,802)           (55,812)
     Purchases of Federal Home Loan Bank of New York stock                              (70,800)           (61,500)
                                                                                  -------------     --------------

               Net cash (used in) investing activities                               (3,321,536)        (4,001,099)
                                                                                  -------------     --------------

Cash flows from financing activities:
     Increase in deposits                                                             4,867,302          4,822,287
     Advances from Federal Home Loan Bank of New York                                 2,000,000                  -
     Increase (decrease) in advance payments
      by borrowers for taxes and insurance                                                6,782            (19,565)
                                                                                  -------------     --------------

               Net cash provided by financing activities                              6,874,084          4,802,722
                                                                                  -------------     --------------

Net increase in cash and cash equivalents                                             5,251,430          1,506,567
Cash and cash equivalents - beginning                                                 4,689,418          3,182,851
                                                                                  -------------     --------------

Cash and cash equivalents - ending                                                $   9,940,848     $    4,689,418
                                                                                  =============     ==============

See notes to financial statements.
                                       F-7

                         ATLANTIC LIBERTY SAVINGS, F.A.
                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                                       Year Ended March 31,
                                                                                ----------------------------------
                                                                                      2002              2001
                                                                                ----------------  ----------------
Supplemental disclosures of cash flow information: Cash paid for:
          Interest                                                                $   3,818,917     $    4,456,011
                                                                                  =============     ==============

          Federal, state and city income taxes                                    $     836,248     $      320,414
                                                                                  =============     ==============












See notes to financial statements.
                                       F-8

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

         THE ASSOCIATION'S PRINCIPAL BUSINESS CONSISTS OF ATTRACTING RETAIL DEPOSITS FROM THE GENERAL PUBLIC IN THE AREAS SURROUNDING ITS TWO LOCATIONS IN BROOKLYN, NEW YORK AND INVESTING THOSE DEPOSITS, TOGETHER WITH FUNDS GENERATED FROM OPERATIONS AND BORROWINGS, PRIMARILY IN ONE-TO FOUR-FAMILY RESIDENTIAL MORTGAGE LOANS, MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS, MORTGAGE RELATED SECURITIES AND VARIOUS OTHER SECURITIES. ONE-TO FOUR-FAMILY RESIDENTIAL REAL ESTATE IN THE ASSOCIATION'S MARKET AREAS IS CHARACTERIZED BY A LARGE NUMBER OF ATTACHED AND SEMI-DETACHED HOUSES, INCLUDING A NUMBER OF TWO-AND THREE-FAMILY HOMES AND COOPERATIVE APARTMENTS. REVENUES ARE DERIVED PRINCIPALLY FROM THE INTEREST ON LOANS, SECURITIES, LOAN ORIGINATION AND SERVICING FEES, AND SERVICE CHARGES AND FEES COLLECTED ON DEPOSIT ACCOUNTS. THE PRIMARY SOURCES OF FUNDS ARE DEPOSITS AND PRINCIPAL AND INTEREST PAYMENTS ON LOANS AND SECURITIES.

         THE ASSOCIATION'S LENDING AREAS IS CONCENTRATED IN THE NEIGHBORHOODS SURROUNDING BOTH THE ASSOCIATION'S OFFICE LOCATIONS IN BROOKLYN, NEW YORK. MOST OF THE DEPOSIT CUSTOMERS ARE RESIDENTS OF THE GREATER NEW YORK METROPOLITAN AREA.

         The financial statements of the Association have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the amount of deferred taxes which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate and that all deferred taxes are more likely than not to be realized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Association's market area. The assessment of the amount of deferred tax assets more likely than not to be realized is based upon projected future taxable income, which is subject to continual revisions for updated information.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks with original maturities of three months or less.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONT'D.)

         INVESTMENT AND MORTGAGE-BACKED SECURITIES

         Investments in debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, if applicable, reported in the accumulated other comprehensive income component of retained earnings.

         Premiums and discounts on all securities are amortized or accreted to income using the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

         LOANS RECEIVABLE

         Loans receivable are stated at unpaid principal balances less the allowance for loan losses and net deferred loan fees. Interest is calculated by the use of the actuarial method.

         Recognition of interest income is discontinued and existing accrued interest receivable reversed on loans that are more than ninety days delinquent or where management, through its loan review process, feels such interest is uncollectible. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is probable, in which case the loan is returned to an accrual status.

         Loan origination fees and certain direct loan origination costs are deferred and accreted to income as an adjustment of yield over the contractual lives of the related loans by use of the interest method.

         ALLOWANCE FOR LOAN LOSSES


         An allowance for loan losses is maintained at a level considered adequate to absorb loan losses WHICH ARE BOTH PROBABLE AND REASONABLY ESTIMABLE Management, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. The Association utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Association maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         ALLOWANCE FOR LOAN LOSSES  (CONT'D.)

         due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Association does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. The allowance is increased through provisions charged against current earnings and recoveries of previously charged off loans. Loans which are determined to be uncollectible are charged against the allowance. Although management believes that ^ specific and general loan loss allowances are established ^TO ABSORB LOSSES WHICH ARE PROBABLE AND REASONABLY ESTIMABLE actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

         CONCENTRATION OF RISK

         The Association's lending activities are concentrated in loans secured by real estate primarily located in the State of New York.

         PREMISES AND EQUIPMENT

         Premises and equipment are comprised of land, at cost, and buildings and improvements and furnishings and equipment, at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

                  Buildings and improvements         30 years
                  Furnishings and equipment          3 to 5 years


         Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expense in the statements of income.

         INCOME TAXES

         Federal, state and city income taxes have been provided on the basis of reported income. The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and tax reporting purposes. Deferred income taxes are recorded to recognize such temporary differences and net operating loss carryforwards. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which more likely than not will not be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

         INTEREST RATE RISK

         The Association is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and, to a lesser extent, to purchase investment and mortgage-backed securities. The potential for interest-rate risk exists as a result of the shorter duration of interest-sensitive liabilities compared to the longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of interest sensitive assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

         RECLASSIFICATION

         Certain amounts for the year ended March 31, 2001 have been reclassified to conform to the current year's presentation.


2.  INVESTMENT SECURITIES HELD TO MATURITY

                                                                             March 31, 2002
                                                   -------------------------------------------------------------------
                                                     Carrying               Gross Unrealized              Estimated
                                                                     -------------------------------
                                                       Value             Gains            Losses          Fair Value
                                                   --------------    ------------      -----------     ---------------
Corporate bonds:
  Due after one year through five years             $ 1,032,433        $      -         $   5,543         $ 1,026,890
                                                    ===========        ========         =========         ===========



                                                                             March 31, 2001
                                                   -------------------------------------------------------------------
                                                     Carrying               Gross Unrealized              Estimated
                                                                     -------------------------------
                                                       Value             Gains            Losses          Fair Value
                                                   --------------    ------------      -----------     ---------------
U.S. Government agencies:
  Due after one year through five years,
    callable before June 1, 2001                    $ 3,999,583        $  6,958         $       -         $ 4,006,541
                                                    ===========        ========         =========         ===========

There were no sales of investment securities held to maturity during the years ended March 31, 2002 and 2001.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

3.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY


                                                                             March 31, 2002
                                                   -------------------------------------------------------------------
                                                     Carrying               Gross Unrealized              Estimated
                                                                     -------------------------------
                                                       Value             Gains            Losses          Fair Value
                                                   --------------    ------------      -----------     ---------------

Government National Mortgage Association            $  1,142,624       $    9,210       $   21,810       $   1,130,024
Federal Home Loan Mortgage Corporation                 6,587,251           85,117           30,416           6,641,952
Federal National Mortgage Association                  6,972,627           92,801            9,651           7,055,777
Collateralized Mortgage Obligations:
 Federal Home Loan Mortgage Corporation                  764,073            1,931            3,111             762,893
 Federal National Mortgage Association                   291,278              156               66             291,368
                                                    ------------       ----------       ----------       -------------

                                                    $ 15,757,853       $  189,215       $   65,054       $  15,882,014
                                                    ============       ==========       ==========       =============


                                                                             March 31, 2001
                                                   -------------------------------------------------------------------
                                                     Carrying               Gross Unrealized              Estimated
                                                                     -------------------------------
                                                       Value             Gains            Losses          Fair Value
                                                   --------------    ------------      -----------     ---------------

Government National Mortgage Association            $    269,214       $   10,726       $        -       $     279,940
Federal Home Loan Mortgage Corporation                 6,985,119          120,075            1,077           7,104,117
Federal National Mortgage Association                  9,102,988           95,271           12,915           9,185,344
Collateralized Mortgage Obligations:
 Federal Home Loan Mortgage Corporation                  990,354            5,234               79             995,509
 Federal National Mortgage Association                 1,472,684            5,840                -           1,478,524
                                                    ------------       ----------       ----------       -------------

                                                    $ 18,820,359       $  237,146       $   14,071       $  19,043,434
                                                    ============       ==========       ==========       =============

The unamortized cost and estimated fair value of mortgage-backed securities at March 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations.

                                                                                         Carrying           Estimated
                                                                                           Value           Fair Value
                                                                                         ---------         ----------
                                                                                                (In Thousands)

Due after one year through five years                                                    $     10           $     10
Due after five years through ten years                                                      1,429              1,435
Due after ten years                                                                        14,319             14,437
                                                                                         --------           --------

                                                                                         $ 15,758           $ 15,882
                                                                                         ========           ========

There were no sales of mortgage-backed securities held to maturity during the years ended March 31, 2002 and 2001.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

4.   LOANS RECEIVABLE


                                                                        March 31,
                                                           ----------------------------------
                                                                2002                2001
                                                           --------------      --------------
Real estate mortgage:
      One to four family                                   $   64,499,214      $   59,493,800
      Multi-family                                             13,653,288          13,334,123
      Commercial and land                                      15,076,351          11,074,895
                                                           --------------      --------------

                                                               93,228,853          83,902,818
                                                           --------------      --------------

Consumer:
      Home equity loans                                           189,453             355,275
      Unsecured                                                    26,205                 285
                                                           --------------      --------------

                                                                  215,658             355,560
                                                           --------------      --------------

           Total loans                                         93,444,511          84,258,378
                                                           --------------      --------------

Less:
      Allowance for loan losses                                   435,104             358,104
      Net deferred loan fees                                      153,695             130,429
                                                           --------------      --------------

                                                                  588,799             488,533
                                                           --------------      --------------

                                                           $   92,855,712      $   83,769,845
                                                           ==============      ==============

At March 31, 2002 and 2001, loans for which the accrual of interest had been discontinued totalled approximately $725,000 and $94,000, respectively. During the years ended March 31, 2002 and 2001, the Association recognized interest income of approximately $44,000 and $100, respectively, on these loans. Interest income that would have been recorded, had the loans been performing in accordance with their original terms, amounted to approximately $69,000 and $8,000, respectively, for the years ended March 31, 2002 and 2001.

The Association has granted loans to its officers and managers and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The activity in such loans is as follows:


                                                                        March 31,
                                                           ----------------------------------
                                                                2002                2001
                                                           --------------      --------------
      Balance - beginning                                  $        1,226      $        1,214
      Newly associated                                                194                   -
      New loans                                                         -                  50
      Loans no longer associated                                     (596)                  -
      Repayments                                                      (44)                (38)
                                                           --------------      --------------

      Balance - ending                                     $          780      $        1,226
                                                           ==============      ==============

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

4.   LOANS RECEIVABLE  (CONT'D.)

The following is an analysis of the allowance for loan losses:

                                                                     Year Ended March 31,
                                                             -------------------------------------
                                                                   2002               2001
                                                             -----------------  ------------------
Balance - beginning                                           $       358,104    $        401,274
Provision charged (recovery credited) to operations                    69,712             (17,705)
Loans (charged off)                                                      (481)            (43,170)
Loan recoveries                                                         7,769              17,705
                                                              ---------------    ----------------
Balance - ending                                              $       435,104    $        358,104
                                                              ===============    ================

Impaired loans and related amounts recorded in the allowance for loan losses are summarized as follows: (in - thousands):

                                                                     Year Ended March 31,
                                                             -------------------------------------
                                                                   2002               2001
                                                             -----------------  ------------------
Balance - beginning                                           $       358,104    $        401,274
Provision charged (recovery credited) to operations                    69,712             (17,705)
Loans (charged off)                                                      (481)            (43,170)
Loan recoveries                                                         7,769              17,705
                                                              ---------------    ----------------
Balance - ending                                              $       435,104    $        358,104
                                                              ===============    ================

For the years ended March 31, 2002 and 2001, the average recorded investment in impaired loans totalled $257,000 and $58,000, respectively. Cash basis interest income of approximately $6,000 and $7,000, respectively, for the years ended March 31, 2002 and 2001, was recognized on such loans during the time such loans were impaired.

5.   INTEREST RECEIVABLE

                                                                             March 31,
                                                             -------------------------------------
                                                                   2002               2001
                                                             ---------------    ------------------
Loans, net of allowance for uncollected interest
  of $19,721 (2002) and $18,734 (2001)                        $     568,294      $        525,022
Mortgage-backed securities                                          103,051               156,311
Investment securities                                                26,150                95,873
                                                              -------------      ----------------

                                                              $     697,495      $        777,206
                                                              =============      ================

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

6.  PREMISES AND EQUIPMENT

                                              March 31,
                                  -----------------------------------
                                       2002               2001
                                  ----------------   ----------------
Land                               $      400,000     $      400,000
Buildings and improvements              1,999,229          1,977,219
Furnishings and equipment                 442,111            557,907
                                   --------------     --------------

                                        2,841,340          2,935,126
Less accumulated depreciation           1,488,496          1,567,867
                                   --------------     --------------

                                   $    1,352,844     $    1,367,259
                                   ==============     ==============

7.   DEPOSITS

                                       2002                                              2001
                                   ------------------------------------------------   ----------------------------------------------
                                     Weighted                                          Weighted
                                     Average                                           Average
                                       Rate             Amount           Percent         Rate            Amount            Percent
                                   -------------  -------------------  ------------   -----------  -------------------   -----------
Demand accounts:
       Non-interest bearing               0.00%    $       2,427,596         2.19%         0.00%    $       3,122,424          2.94%
       Interest bearing                   0.74%            6,231,428         5.61%         0.99%            4,040,842          3.81%
Regular savings                           1.24%           19,889,116        17.92%         2.16%           19,138,586         18.03%
Money Market                              1.54%           17,389,828        15.67%         3.66%           14,965,359         14.11%
Certificates of deposit                   3.53%           65,052,217        58.61%         5.53%           64,855,672         61.11%
                                                   -----------------     --------                   -----------------       -------

       Total deposits                     2.43%    $     110,990,185       100.00%         4.32%    $     106,122,883        100.00%
                                                   =================     ========                   =================       =======

A summary of certificates of deposit by maturity follows (in thousands):

                                                March 31,
                                   ------------------------------------
                                         2002               2001
                                   -----------------  -----------------

One year or less                    $        46,440    $        48,240
After one to two years                        8,612              9,141
After two to three years                      2,847              2,748
After three years                             7,153              4,727
                                    ---------------    ---------------

                                    $        65,052    $        64,856
                                    ===============    ===============

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


7.   DEPOSITS  (CONT'D.)

Interest expense on deposits consist of the following:

                                           Year Ended March 31,
                                   ------------------------------------
                                         2002               2001
                                   -----------------  -----------------

Demand deposits                     $       168,576    $       185,880
Savings and money market                    571,665            753,484
Certificate of deposits                   3,026,669          3,518,368
                                    ---------------    ---------------

                                          3,766,910          4,457,732

Early withdrawal penalties                  (10,857)           (11,924)
                                    ---------------    ---------------

                                    $     3,756,053    $     4,445,808
                                    ===============    ===============


At March 31, 2002 and 2001, time deposits with denominations of $100,000 or more amounted to approximately $15,194,000 and $17,980,000, respectively. DEPOSITS IN EXCESS OF $100,000 ARE NOT FEDERALLY INSURED.



8.   ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

                                                                  March 31,
                                                    --------------------------------------
         Maturity               Interest Rate             2002                 2001
---------------------------    -----------------    -----------------    -----------------
August 30, 2002                     3.61%            $       400,000      $      -
September 30, 2003                  4.15%                    400,000             -
August 30, 2004                     4.63%                    600,000             -
August 30, 2005                     4.94%                    300,000             -
August 30, 2006                     5.16%                    300,000             -
                                                     ---------------      ---------------

                                                     $     2,000,000      $      -
                                                     ===============      ===============


The advances are secured by stock of the FHLB in the amount of $902,400 and a blanket assignment of qualifying loans at March 31, 2002.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

9.   BENEFIT PLANS

         PENSION PLAN

         The Association has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Association's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

         The following table sets forth the plan's funded status:

                                                            March 31,
                                             -----------------------------------
                                                  2002                 2001
                                             --------------       --------------

CHANGE IN BENEFIT OBLIGATION

Benefit obligation - beginning                $    799,601         $  1,310,370
        Service cost                                96,048               67,186
        Interest cost                               57,971              103,825
        Actuarial loss                               7,683               54,898
        Settlements                                 (7,606)            (736,678)
                                              ------------         ------------

Benefit obligation - ending                   $    953,697         $    799,601
                                              ============         ============

CHANGE IN PLAN ASSETS

Fair value of assets - beginning              $  1,418,239         $  2,265,762
        Actual return on plan assets               (97,172)            (110,845)
        Settlements                                 (7,606)            (736,678)
                                              ------------         ------------

Fair value of assets - ending                 $  1,313,461         $  1,418,239
                                              ============         ============

RECONCILIATION OF FUNDED STATUS

Accumulated benefit obligation                $   (649,870)        $   (530,525)
                                              ============         ============

Projected benefit obligation                  $   (953,697)        $   (799,601)
Fair value of assets                             1,313,461            1,418,239
                                              ------------         ------------

Funded status                                      359,764              618,638
Unrecognized transition (asset)                    (15,411)             (23,116)
Unrecognized loss (gain)                           127,915             (104,582)
Unrecognized past service liability                106,014              117,872
                                              ------------         ------------

Prepaid expense included in other assets      $    578,282         $    608,812
                                              ============         ============

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

9. BENEFIT PLANS  (Cont'd.)

                                                                        Year Ended March 31,
                                                              ----------------------------------------
                                                                    2002                  2001
                                                              ------------------    ------------------
NET PERIODIC PENSION EXPENSE

Service cost                                                   $         96,048      $         67,186
Interest cost                                                            57,971               103,825
Expected return on assets                                              (127,642)             (183,604)
Amortization of:
        Unrecognized past service liability                              11,858                11,858
        Unrecognized transition (asset)                                  (7,705)              (14,804)
        Unrecognized (gain)                                               -                   (36,010)
Settlement (credit)                                                       -                  (117,640)
                                                              -----------------      ----------------

        Total pension expense (credit) included in salaries
          and employee benefits                               $          30,530      $       (169,189)
                                                              =================      ================

VALUATION ASSUMPTIONS

Discount rate                                                              7.25%                 8.00%
Long term rate                                                             9.00%                 8.00%
Salary increase rate                                                       4.75%                 6.00%

         SAVINGS AND INVESTMENT PLAN (THE "PLAN")

         The Association sponsors a Plan, pursuant to Section 401(k) of the Internal Revenue Code, for all eligible employees. Employees may elect to save up to 10% of their compensation of which the Association will match 100% of employees contribution up to 6% of eligible compensation. The Plan expense, which is included in salaries and employee benefits, amounted to approximately $64,000 and $32,000 for the years ended March 31, 2002 and 2001, respectively.

         OFFICERS' SUPPLEMENTAL PENSION PLAN

         Effective October 17, 1995, the Association adopted a NON-QUALIFIED supplemental pension plan to provide a supplemental pension benefit to the Association's former deceased Chief Executive Officer (the "Officer"). The plan provides for payments to be made in the amount of $20,000 per year, adjusted by the consumer price index, for fifteen years commencing with the Officer attaining age sixty-five and commencing retirement or date of death. Such benefit is paid to the Officer's designated beneficiaries ^. Effective April 1, 1996, the Association began making payments to the beneficiaries and has accrued $124,000 and $137,000 as of March 31, 2002 and 2001, respectively, towards this liability. Expense recorded for this plan totalled approximately $7,000 and $9,000 during the years ended March 31, 2002 and 2001, respectively.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

10.   INCOME TAXES

The Association qualifies as a savings institution under the provisions of the Internal Revenue Code and therefore, must calculate its tax bad debt deduction using either the experience method or the specific charge off method. Retained earnings at March 31, 2002 includes approximately $1.3 million of pre-1988 (base year) bad debt allowance for which federal income taxes have not been provided. In addition, deferred New York State and New York City taxes have not been provided on bad debt allowances in the amount of $2.3 million and $2.4 million, respectively. If such amount is used for purposes other than to absorb bad debts, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income tax expense are summarized as follows:

                                                           Year Ended March 31,
                                                   -------------------------------------
                                                         2002                2001
                                                   -----------------   -----------------
Current income tax expense:
      Federal                                       $       434,768     $       271,454
      State and city                                        185,157             202,779
                                                    ---------------     ---------------

                                                            619,925             474,233
                                                    ---------------     ---------------
Deferred income tax expense:
      Federal:
         Utilization of Federal net operating
           loss carryforward                                      -             317,112
         Other                                               10,717                 178
                                                    ---------------     ---------------

                                                             10,717             317,290

      State and city                                        (10,155)             62,858
                                                    ---------------     ---------------

                                                                562             380,148
                                                    ---------------     ---------------

                                                    $       620,487     $       854,381
                                                    ===============     ===============

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


10.   INCOME TAXES  (CONT'D.)

The components of the net deferred income tax asset are as follows:

                                                          March 31,
                                             -----------------------------------
                                                   2002               2001
                                             -----------------  ----------------

Deferred income tax assets:
      Deferred compensation                   $       301,850    $      297,893
      Deferred loan fees                                8,086             9,853
      Allowance for loan losses                       203,082           165,633
      Uncollected interest                              9,065             6,047
      Officers supplemental pension                    56,995            62,589
      Other                                            31,996            81,163
                                              ---------------    --------------

                                                      611,074           623,178
                                              ---------------    --------------

Deferred income tax liabilities:
      Prepaid pension                                (265,801)         (276,434)
      Depreciation                                    (41,000)          (41,909)
                                              ---------------    --------------

                                                     (306,801)         (318,343)
                                              ---------------    --------------

      Net deferred income tax asset           $       304,273    $      304,835
                                              ===============    ==============

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                   Year Ended March 31,
                                           -------------------------------------
                                                 2002                2001
                                           -----------------   -----------------


Federal income tax expense                  $       502,746     $       647,325
Increases in taxes resulting from:
      New York state and city income tax,
       net of federal income tax effect             115,501             175,321
      Other items, net                                2,240              31,735
                                            ---------------     ---------------

Effective income tax expense                $       620,487     $       854,381
                                            ===============     ===============

Effective income tax rate                            41.96%              44.88%
                                                     ------              ------

At March 31, 2002, refundable income taxes of $67,798 are included in other assets. At March 31, 2001, current income tax liabilities of $139,812 are included in other liabilities.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

11.   REGULATORY CAPITAL

The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Association's capital levels at the dates presented:

                                                       March 31,
                                             ------------------------------
                                                 2002              2001
                                             ------------     -------------
                                                    (In Thousands)

GAAP capital (core and tangible capital)      $    8,789       $     7,931

Add:  general valuation allowance                    435               358
Less:  investment in real estate                     (78)              (78)
                                              ----------       -----------

     Total regulatory capital                 $    9,146       $     8,211
                                              ==========       ===========

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------


11.   REGULATORY CAPITAL  (CONT'D.)

                                                                     As of March 31, 2002
                                   ----------------------------------------------------------------------------------------
                                                                                                  To Be Well Capitalized
                                                                      Minimum Capital           Under Prompt Corrective
                                             Actual                     Requirements                Actions Provisions
                                   ---------------------------   ---------------------------    ---------------------------
                                     Amount          Ratio         Amount           Ratio         Amount          Ratio
                                   ------------   ------------   ------------    -----------    -----------    ------------
                                                                   (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)             $ 9,146         14.02%        $ 5,218          8.00%        $ 6,522          10.00%

Tier 1 Capital
 (to risk-weighted assets)             $ 8,789         13.48%          -              -            $ 3,913           6.00%

Core (Tier 1) Capital
 (to adjusted total assets)            $ 8,789          7.09%        $ 4,962          4.00%        $ 6,202           5.00%

Tangible Capital
 (to adjusted total assets)            $ 8,789          7.09%        $ 1,861          1.50%          -               -


                                                                     As of March 31, 2001
                                   ----------------------------------------------------------------------------------------
                                                                                                  To Be Well Capitalized
                                                                      Minimum Capital           Under Prompt Corrective
                                             Actual                     Requirements                Actions Provisions
                                   ---------------------------   ---------------------------    ---------------------------
                                     Amount          Ratio         Amount           Ratio         Amount          Ratio
                                   ------------   ------------   ------------    -----------    -----------    ------------
                                                                   (Dollars in Thousands)
Total Capital
 (to risk-weighted assets)             $ 8,211         13.82%        $ 4,752          8.00%        $ 5,941          10.00%

Tier 1 Capital
 (to risk-weighted assets)             $ 7,931         13.35%          -              -            $ 3,564           6.00%

Core (Tier 1) Capital
 (to adjusted total assets)            $ 7,931          6.82%        $ 4,650          4.00%        $ 5,812           5.00%

Tangible Capital
 (to adjusted total assets)            $ 7,931          6.82%        $ 1,744          1.50%          -              -


As of September 30, 2000, the most recent notification from the Office of Thrift Supervision (the "OTS"), the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Association's category.


12.   COMMITMENTS AND CONTINGENCIES

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These commitments include commitments to originate loans and purchase securities. These financial instruments primarily include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the statements of financial condition.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

12.   COMMITMENTS AND CONTINGENCIES  (CONT'D.)

The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate and income-producing commercial properties.

Commitments to purchase securities are contacts for delayed delivery of securities in which seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from possible inability of counterparties to meet the terms of their contracts and from movement in securities values and interest rates.

The Association had the following commitments outstanding:

                                                        March 31,
                                           -------------------------------------
                                                 2002                2001
                                           -----------------   -----------------

To originate loans                          $     9,487,000     $     5,613,000
                                            ===============     ===============

To purchase mortgage-backed securities      $       865,000     $             -
                                            ===============     ===============

At March 31, 2002, of the $9,487,000 in outstanding commitments to originate loans, $625,000 are at fixed rate of 6.25% and $8,862,000 in adjustable rates with initial rates ranging from 4.75% to 10.25%. At March 31, 2002, the outstanding commitment to purchase mortgage-backed securities were securities having an aggregate face value of $838,000 with an adjustable rate of 6.96%.

At March 31, 2002 the Association has commitments to purchase equipment and building improvements in the amount of $516,000 and contracts for data processing conversion services in the amount of $173,000. In addition, the Association also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.


The Association is a party to various litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial position OR RESULTS OF OPERATIONS of the Association.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

13.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used by the Association for the purposes of this disclosure. Estimated fair values have been determined by the Association using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the association's financial instruments.

         CASH AND CASH EQUIVALENTS AND INTEREST RECEIVABLE

         The carrying amounts for cash and cash equivalents and interest receivable approximate fair value because they mature in three months or less.

         SECURITIES

         The fair value of securities, both available for sale and held to maturity, are based on quoted market or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market prices for similar securities.

         LOANS RECEIVABLE

         Fair value is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

         DEPOSITS

         The fair value of demand and savings deposit accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flow using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

         ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

         The fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------



13.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (CONT'D.)

     COMMITMENTS

     The fair value of commitments is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest and the committed rates.

                                                                       March 31,
                                             --------------------------------------------------------------
                                                2002                             2001
                                             -----------------------------   ------------------------------
                                              Carrying        Estimated        Carrying        Estimated
                                               Amount         Fair Value        Amount         Fair Value
                                             ------------    -------------   -------------    -------------
                                                                    (In Thousands)
FINANCIAL ASSETS

Cash and cash equivalents                     $    9,941      $     9,941     $     4,689      $     4,689
Investment securities held to maturity             1,032            1,027           4,000            4,007
Mortgage-backed securities held to maturity       15,758           15,882          18,820           19,043
Loans receivable                                  92,856           93,823          83,770           85,321
Interest receivable                                  697              697             777              777

FINANCIAL LIABILITIES

Deposits                                         110,990          111,573         106,123          106,837
Advances                                           2,000            2,018               -                -

COMMITMENTS

To originate loans                                 9,487            9,487           5,613            5,613
To purchase securities                               865              865               -                -

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets and liabilities include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

13.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS  (CONT'D.)

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


14.   RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, which requires that all business combinations entered into after June 30, 2001 be accounted for under, the purchase method. Use of the pooling-of-interests method is no longer permitted. This pronouncement will have no effect on the Association's financial statements unless we enter into a business combination transaction.

In July 2001, the FASB also issued SFAS 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized to earnings, but instead that the assets received in a business combination transaction be reviewed for impairment. The amortization of goodwill ceases upon adoption of the Statement, which for most companies was January 1, 2002. This pronouncement will not have any effect on the Association's financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the impairment or Disposal of Long-Lived Assets." SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 31, 2001. The standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Management does not expect the adoption of this pronouncement to have a material impact on the Association's results of operations OR financial condition.


IN APRIL 2002, THE FASB ISSUED SFAS NO. 145 "RESCISSION OF FASB STATEMENTS NO. 4, 44, AND 64, AMENDMENT OF FASB STATEMENT NO. 13 AND TECHNICAL CORRECTIONS" WHICH RESCINDS SFAS NO. 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT, AND AN AMENDMENT OF THAT STATEMENT, NO. 64, EXTINGUISHMENTS OF DEBT MADE TO SATISFY SINKING-FUND REQUIREMENTS. THIS STATEMENT ALSO RESCINDS SFAS NO. 44, ACCOUNTING FOR INTANGIBLE ASSETS OF MOTOR CARRIERS. THIS STATEMENT AMENDS SFAS NO. 13, ACCOUNTING FOR LEASES, TO ELIMINATE AN INCONSISTENCY BETWEEN THE REQUIRED ACCOUNTING FOR SALE-LEASEBACK TRANSACTIONS AND THE REQUIRED ACCOUNTING FOR CERTAIN LEASE MODIFICATIONS THAT HAVE ECONOMIC EFFECTS THAT ARE SIMILAR TO SALE-LEASEBACK TRANSACTIONS. THIS STATEMENT ALSO AMENDS OTHER EXISTING AUTHORITATIVE PRONOUNCEMENTS TO MAKE VARIOUS TECHNICAL CORRECTIONS, CLARIFY MEANINGS, OR DESCRIBE THEIR APPLICABILITY UNDER CHANGED CONDITIONS. SFAS NO. 145 IS EFFECTIVE FOR FISCAL YEARS BEGINNING AND TRANSACTIONS OCCURRING AFTER MAY 15 2002. MANAGEMENT DOES NOT EXPECT THE ADOPTION OF THIS PRONOUNCEMENT TO HAVE A MATERIAL IMPACT ON THE ASSOCIATION'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION.

                         ATLANTIC LIBERTY SAVINGS, F.A.
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

15.   STOCK CONVERSION

On April 17, 2002, the Board of Directors of the Association approved a plan to convert the Association from a federally chartered mutual savings association to a federally chartered stock savings association. The Plan of Conversion ("Plan") is subject to approval by the OTS and the Association's members. Concurrent with the conversion, a holding company is expected to be formed which will acquire all the stock of the Association. The shares of holding company capital stock are expected to be offered initially for subscription to eligible members of the Association and certain other persons subject to various subscription priorities. The exact terms for the stock offering have not been finalized but may include subscription, community and public offerings.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its total retained earnings as of the latest statement of financial condition appearing in the final offering circular. The liquidation account will be maintained by the Association for the benefit of eligible accountholders who continue to maintain deposit accounts at the Association after the conversion. Each eligible accountholder shall, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance at the eligibility record date or to such balance as it may be subsequently reduced. In the unlikely event of a complete liquidation of the Association (and only in such event), following all liquidation payments to creditors (including those to accountholders to the extent of their savings accounts) each eligible accountholder shall be entitled to receive a liquidation distribution from the liquidation account, in the amount of the then adjusted subsequent balance for his savings account then held, before any liquidation distribution may be made to any holders of the Association's capital stock. The Association shall not declare or pay a dividend on, or repurchase any of its capital stock, if the effect thereof would cause its net worth to be reduced below (i) the amount required for the liquidation account; or (ii) the net worth requirements contained in Section 563.13(b) of the Rules and Regulations of the OTS.


Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion does not take place, all costs incurred will be charged to operations. AT MARCH 31, 2002, NO CONVERSION COSTS HAVE BEEN INCURRED.

      You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                        Atlantic Liberty Financial Corp.
           Proposed Holding Company for Atlantic Liberty Savings, F.A.


                        1,487,813 Shares of Common Stock
                 (Subject to Increase to up to 1,710,984 Shares)


                                 ---------------
                                   PROSPECTUS
                                 ---------------

                        Sandler O'Neill & Partners, L.P.

                               _____________, 2002

Until the later of ____________, 2002 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article NINTH of the Certificate of Incorporation of Atlantic Liberty Financial Corp. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         NINTH:
         ------

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Payable to                           Type of Fee                                       Total
                  ----------                           -----------                                       ------
                  Luse Gorman Pomerenk &               Legal Fees and Expenses
                  Schick, P.C.                            (including Blue Sky fees)*...............  $   150,000

                  Sandler O'Neill & Partners, L.P.**   Selling Agent fees*.........................      220,000

                  Financial Printer (to be selected)   Printing, Postage, EDGAR and Mailing*.......      125,000

                  Feldman Financial Advisors, Inc.     Appraisal and Business Plan Fees
                                                          and Expenses*............................       22,500

                  Radics & Co., LLC                    Accounting Fees and Expenses*...............       50,000

                  Office of Thrift Supervision         Filing Fees.................................        8,400

                  Securities and Exchange
                  Commission                           Filing Fees.................................        1,400

                  Nasdaq                               Filing Fees.................................      100,000

                  Muldoon Murphy & Faucette LLP        Selling Agent Counsel Fees*.................       35,000

                  Sandler O'Neill & Partners, L.P.     Conversion Agent/Transfer Agent Fees*.......       10,000

                                                       Blue Sky Fees...............................        2,500

                                                       Other Expenses*.............................         22,500
                                                                                                            ------

                                                       Total ......................................  $   747,300
                                                                                                     ===========

--------------------------
*    Estimated
** Atlantic Liberty Financial Corp. has retained Sandler O'Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offering.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                  Not Applicable.

ITEM 27. EXHIBITS:

                  The exhibits filed as part of this registration statement are as follows:

                  (a) LIST OF EXHIBITS

1.1 Engagement Letters between Atlantic Liberty Savings, F.A. and Sandler O'Neill & Partners, L.P.*

1.2 Form of Agency Agreement among Atlantic Liberty Financial Corp., Atlantic Liberty Savings, F.A. and Sandler O'Neill & Partners, L.P.

2      Plan of Conversion*

3.1    Certificate of Incorporation of Atlantic Liberty Financial Corp.*

3.2    Bylaws of Atlantic Liberty Financial Corp.*

4      Form of Common Stock Certificate of Atlantic Liberty Financial Corp.*

5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered

8.1    Federal Tax Opinion of Luse Gorman Pomerenk & Schick

8.2    State Tax Opinion of Radics & Co., LLC

10.1 Form of Atlantic Liberty Savings, F.A. Employment Agreement for Barry M. Donohue*

10.2   Form of Atlantic Liberty Financial Corp. Employment Agreement for Barry
       M. Donohue*

10.3   Form of Atlantic Liberty Savings, F.A. Employment Agreement for William
       M. Gilfillan*

10.4   Form of Atlantic Liberty Financial Corp. Employment Agreement for William
       M. Gilfillan*

10.5   Form of Employee Stock Ownership Plan*

10.6   Form of Atlantic Liberty Savings, F.A. Change in Control Agreements*

10.7   Atlantic Liberty Savings, F.A. Executive Incentive Bonus Plan*

10.8   Atlantic Liberty Savings, F.A. 401(k) Plan*

21     Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)

23.2   Consent of Radics & Co., LLC

23.3   Consent of Feldman Financial Advisors, Inc.

24     Power of Attorney (set forth on signature page)

99.1 Appraisal and Business Plan Agreement between Atlantic Liberty Savings, F.A. and Feldman Financial Advisors, Inc.*

99.2   Appraisal Report of Feldman Financial Advisors, Inc.*

99.3   Marketing Materials

99.4   Order and Acknowledgment Form*

99.5   Prospectus Supplement*

99.6 Opinion of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.7   Appraisal Update

-------------------------------------
*    Previously filed

ITEM 28. UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)Reflect in the prospectus any facts or events arising
              after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

              The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of New York, State of New York on August 1, 2002.


                                          ATLANTIC LIBERTY FINANCIAL CORP.


                                      By: /s/ Barry M. Donohue
                                          -------------------------------------
                                          Barry M. Donohue
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Atlantic Liberty Financial Corp. (the "Company") hereby severally constitute and appoint Barry M. Donohue as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Barry M. Donohue may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Barry M. Donohue shall do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.

                      Signatures                                   Title                           Date
                      ----------                                   -----                           ----

   /s/ Barry M. Donohue                             President,  Chief Executive Officer       August 1, 2002
   ---------------------------------------          and Director  (Principal  Executive
   Barry M. Donohue                                 Officer)


   /s/ William M. Gilfillan                         Chief Financial Officer  (Principal       August 1, 2002
   ---------------------------------------          Financial and Accounting Officer)
   William M. Gilfillan


   /s/ Richard T. Arkwright                         Chairman of the Board and Director        August 1, 2002
   ---------------------------------------
   Richard T. Arkwright


   /s/ Thomas M. De Martino                         Director                                  August 1, 2002
   ---------------------------------------
   Thomas M. De Martino


   /s/ Hon. Guy J. Mangano                          Director                                  August 1, 2002
   ---------------------------------------
   Hon. Guy J. Mangano



   /s/ George M. Spanakos                           Director                                  August 1, 2002
   ---------------------------------------
   George M. Spanakos


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 2002
                                                      REGISTRATION NO. 333-90828
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                                  PRE-EFFECTIVE
                             AMENDMENT NO. 1 TO THE
                                    EXHIBITS
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2






                        ATLANTIC LIBERTY FINANCIAL CORP.
                               BROOKLYN, NEW YORK

                                  EXHIBIT INDEX

1.1 Engagement Letters between Atlantic Liberty Savings, F.A. and Sandler O'Neill & Partners, L.P.*

1.2 Form of Agency Agreement among Atlantic Liberty Financial Corp., Atlantic Liberty Savings, F.A. and Sandler O'Neill & Partners, L.P.

2      Plan of Conversion*

3.1    Certificate of Incorporation of Atlantic Liberty Financial Corp.*

3.2    Bylaws of Atlantic Liberty Financial Corp.*

4      Form of Common Stock Certificate of Atlantic Liberty Financial Corp.*

5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered

8.1    Federal Tax Opinion of Luse Gorman Pomerenk & Schick

8.2    State Tax Opinion of Radics & Co., LLC

10.1 Form of Atlantic Liberty Savings, F.A. Employment Agreement for Barry M. Donohue*

10.2   Form of Atlantic Liberty Financial Corp. Employment Agreement for Barry
       M. Donohue*

10.3   Form of Atlantic Liberty Savings, F.A. Employment Agreement for William
       M. Gilfillan*

10.4   Form of Atlantic Liberty Financial Corp. Employment Agreement for William
       M. Gilfillan*

10.5   Form of Employee Stock Ownership Plan*

10.6   Form of Atlantic Liberty Savings, F.A. Change in Control Agreements*

10.7   Atlantic Liberty Savings, F.A. Executive Incentive Bonus Plan*

10.8   Atlantic Liberty Savings, F.A. 401(k) Plan*

21     Subsidiaries of Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included on Exhibits 5 and 8.1)

23.2   Consent of Radics & Co., LLC

23.3   Consent of Feldman Financial Advisors, Inc.

24     Power of Attorney (set forth on signature page)

99.1 Appraisal and Business Plan Agreement between Atlantic Liberty Savings, F.A. and Feldman Financial Advisors, Inc.*

99.2   Appraisal Report of Feldman Financial Advisors, Inc.*

99.3   Marketing Materials

99.4   Order and Acknowledgment Form*

99.5   Prospectus Supplement*

99.6 Opinion of Feldman Financial Advisors, Inc. with respect to Subscription Rights

99.7   Appraisal Update
-------------------------------------
*      Previously filed